      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998


                                                      REGISTRATION NO. 333-47505
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1

                                 -------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           WORKFLOW MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)
                             ----------------------

           DELAWARE                           2759                          06-1507104
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                               ------------------
                               240 ROYAL PALM WAY
                           PALM BEACH, FLORIDA 33480
                                 (561) 659-6551

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                STEVEN R. GIBSON
                            CHIEF FINANCIAL OFFICER
                           WORKFLOW MANAGEMENT, INC.
                               240 ROYAL PALM WAY
                           PALM BEACH, FLORIDA 33480
                                 (561) 659-6551

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                                           COPIES TO:
            GEORGE P. STAMAS, ESQ.                         LELAND E. HUTCHINSON, ESQ.
          WILMER, CUTLER & PICKERING                         JOHN L. MACCARTHY, ESQ.
              2445 M STREET, N.W.                               WINSTON & STRAWN
            WASHINGTON, D.C. 20037                             35 W. WACKER DRIVE
         TELEPHONE NO. (202) 663-6000                        CHICAGO, ILLINOIS 60601
         FACSIMILE NO. (202) 663-6363                     TELEPHONE NO. (312) 558-5600
                                                          FACSIMILE NO. (312) 558-5700

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED
                                                                                            MAXIMUM           AMOUNT OF
                                 TITLE OF SECURITIES                                       AGGREGATE        REGISTRATION
                                  TO BE REGISTERED                                      OFFERING PRICE         FEE (1)
Common Stock, par value $0.001 per share.............................................     $37,375,000          $14,750

(1) The Company has previously paid the Securities and Exchange Commission the registration fee.
                             ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 9, 1998


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]

                                2,500,000 SHARES
                                  COMMON STOCK


    All of the 2,500,000 shares of Common Stock offered hereby (the "Offering") are being sold by Workflow Management, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Common Stock has been approved for inclusion, subject to notice of issuance, on the Nasdaq National Market under the symbol "WORK."


                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                        UNDERWRITING
                                                                    PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                                     PUBLIC            COMMISSIONS(1)          COMPANY(2)
Per Share..................................................            $                     $                     $
Total(3)...................................................            $                     $                     $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $1.5 million.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 375,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $       , $       and $       , respectively.

                               ------------------

    The Common Stock is offered by the Underwriters, as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California, on or about

            , 1998.
BANCAMERICA ROBERTSON STEPHENS
                    MORGAN STANLEY DEAN WITTER
                                        SANDS BROTHERS & CO., LTD.

               The date of this Prospectus is             , 1998

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           5
The Spin-Offs From U.S. Office Products....................................................................          14
Use of Proceeds............................................................................................          20
Dividend Policy............................................................................................          20
Dilution...................................................................................................          21
Capitalization.............................................................................................          22
Selected Financial Data....................................................................................          23
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          25
Business...................................................................................................          32
Management.................................................................................................          40
Certain Transactions.......................................................................................          49
Principal Stockholders.....................................................................................          50
Description of Capital Stock...............................................................................          52
Shares Eligible for Future Sale............................................................................          54
Underwriting...............................................................................................          55
Validity of Common Stock...................................................................................          56
Experts....................................................................................................          56
Additional Information.....................................................................................          57
Index to Financial Statements..............................................................................         F-1

                               ------------------

    The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements audited by its independent public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

    GetSmart-TM-, Informa-TM- and Imagenet-TM- are trademarks of the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS OF WORKFLOW MANAGEMENT, INC. ("THE COMPANY" OR "WORKFLOW MANAGEMENT") AND NOTES THERETO, THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO, AND THE FINANCIAL STATEMENTS OF CERTAIN COMPANIES ACQUIRED BY THE COMPANY AND THE NOTES THERETO, APPEARING ELSEWHERE IN THE PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED HEREIN, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


    UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS
ASSUMES: (I) CONSUMMATION OF THE TRANSACTIONS DESCRIBED UNDER "THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS;" (II) AN INITIAL PUBLIC OFFERING PRICE OF $13.00 PER SHARE OF COMMON STOCK (REPRESENTING THE MIDPOINT OF THE PRICE RANGE); (III) A DISTRIBUTION RATIO OF ONE SHARE OF COMMON STOCK FOR EVERY 7.5 SHARES OF U.S. OFFICE PRODUCTS COMPANY'S ("U.S. OFFICE PRODUCTS") COMMON STOCK (THE "DISTRIBUTION RATIO"); AND (IV) THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. APPROXIMATELY 14,625,268 SHARES OF COMMON STOCK ARE BEING DISTRIBUTED TO STOCKHOLDERS OF U.S. OFFICE PRODUCTS.



    UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO THE COMPANY (OR WORKFLOW MANAGEMENT) INCLUDE SFI OF DELAWARE, LLC ("SFI"), SFI OF PUERTO RICO INC., HANO DOCUMENT PRINTERS, INC. ("HANO"), UNITED ENVELOPE, LLC ("UE"), REX ENVELOPE CO., INC. ("REX"), HUXLEY ENVELOPE CORP. ("HUXLEY"), POCONO ENVELOPE CORP. ("POCONO"), ASTRID OFFSET CORP. ("ASTRID") (UE, REX, HUXLEY AND POCONO ARE COLLECTIVELY REFERRED TO HEREAFTER AS "UNITED") AND BUSINESSES OF 1186202 ONTARIO LIMITED ("1186202 ONTARIO"), OF WHICH 3303471 CANADA LIMITED ("3303471 CANADA") IS A DIRECT SUBSIDIARY AND DATA BUSINESS FORMS LIMITED ("DBF") IS AN INDIRECT SUBSIDIARY, WHOLLY-OWNED DIRECT OR INDIRECT SUBSIDIARIES OF THE COMPANY, AS WELL AS ALL PREDECESSORS THEREOF.


                                  THE COMPANY

    Workflow Management is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. The Company also offers various print and facilities management services, which allow customers to realize cost savings by outsourcing non-core operations, as well as design services and workflow analysis. Drawing on its position in the industry and its experience in completing acquisitions, the Company seeks to become a leading consolidator in the highly-fragmented graphic arts industry. In the last ten years, the Company's senior management team successfully completed the acquisition of 16 companies for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of U.S. Office Products in January 1997, that same senior management team has continued its acquisition strategy by successfully buying six additional companies. As a result, the enterprise has grown from SFI's revenues and operating income of $115.1 million and $6.7 million, respectively, for the year ended December 31, 1996, to the Company's revenues and operating income of $345.4 million and $17.1 million, respectively, for the twelve months ended January 24, 1998. The Company currently has over 2,000 employees and has 17 manufacturing facilities in seven states and five Canadian Provinces, 26 distribution centers, eight print-on-demand centers and 59 sales offices. Workflow Management intends to continue to pursue its aggressive acquisition strategy to extend its geographic scope and market penetration, and to increase sales to existing customers by cross-selling documents, envelopes and commercial printing.

    Workflow Management offers a full range of printed products which are either manufactured by the Company or procured from one of the Company's more than 3,500 vendors. The Company's product line includes: (i) documents, such as custom invoices, purchase orders, checks and labels; (ii) envelopes, including specialty envelopes for uses such as credit card solicitations, annual reports, direct mail and airline tickets; and (iii) commercial printing, such as product and corporate brochures, personalized direct mail literature, catalogs, directories and digital imaging. The Company's manufacturing base, combined with its extensive vendor network and distribution capability, gives the Company broad flexibility to meet customers' demands for printed products. For the nine months ended January 24, 1998, approximately 55.2% of its revenues were derived from products purchased by the Company for distribution, and 44.8% were derived from products manufactured by the Company.

    Many of the Company's customers are attempting to reduce their overhead and direct costs by focusing on core competencies and by outsourcing non-core operations to specialists. The Company provides customers with print management services that are designed to control the costs of procuring, storing and using graphic arts in their business operations. As an outsourcing specialist for print management services, Workflow Management enables its customers to reduce costs and improve control by soliciting competitive bids, establishing more efficient inventory levels and order quantities, and consolidating requisitions, production and deliveries. The Company also performs design and procurement services for its customers. In order to meet growing demand, Workflow Management plans to continue to expand its product lines and services, and to promote its print and facilities management services, which allow customers to outsource the management of print products.


    The Company believes its proprietary technology and systems are central to its ability to capitalize effectively on industry outsourcing trends and provide it with a significant competitive advantage. The Company has developed its GetSmart and Informa transaction and information systems to support these services and the Company's sales of print products. The GetSmart system provides transaction, reporting and control capabilities to the Company and its customers in the United States. The Informa system supports requisition, distribution and imaging services with a control database and a variety of customer interfaces for its customers in Canada, including the Imagenet Document Manager ("Imagenet") that provides access via the world wide web. In addition, using the GetSmart and the Informa systems, the Company has the flexibility to integrate future acquisitions and increase its customer base rapidly and seamlessly. In addition, with its technology platform, Workflow Management believes that it is able to position itself as a premier technology deployer, thus increasing the Company's attractiveness to potential acquisition targets. The Company is granting a license to U.S. Office Products for the Company's Imagenet technology effective on the Distribution Date (as hereafter defined). See "Certain Transactions."


    The document, envelope and commercial printing industries that comprise the graphic arts businesses are highly fragmented, and the Company believes they are ripe for consolidation. The Company believes that (i) the market for documents was approximately $12.7 billion in 1996, up from $11.1 billion in 1993; (ii) while the U.S. market for envelopes decreased from $3.0 billion in 1989 to $2.6 billion in 1992, the market has since increased to approximately $3.0 billion in 1996; and (iii) the general commercial segment of the U.S. printing industry shipped more than $88.0 billion of products in 1996, an increase of 8% over 1995. Furthermore, management believes there are approximately 200 envelope manufacturers in the U.S., and that the commercial printing industry is composed of approximately 25,000 printing plants, 70% of which have fewer than 10 employees.

    The Company intends to capitalize on consolidation opportunities primarily in three business lines of the North American graphic arts industry: United States printed products, United States envelopes and Canadian printed products. The Company will focus on acquisition opportunities that complement and complete its product line and service offerings. The Company believes that the greatest consolidation opportunities exist among distribution companies in the graphic arts industry. The Company plans to offer the customers of its newly acquired companies its GetSmart and Informa systems and its full offering of print and facilities management services. Workflow Management also plans to grow internally by developing new products, cross-selling the full complement of the Company's products and services to the customers of its subsidiaries (which previously had limited product offerings) and implementing its transaction and information systems throughout the Company.

    Workflow Management was incorporated in the state of Delaware on February 13, 1998. The principal executive offices of the Company are located at 240 Royal Palm Way, Palm Beach, Florida 33480. Workflow Management's telephone number is (561) 659-6551.

                             WORKFLOW DISTRIBUTION


    Prior to the completion of this Offering, 14,625,268 shares of Common Stock are being distributed to the stockholders of record as of 5:00 p.m. EDT on June 9, 1998 of U.S. Office Products (the "Workflow Distribution"). U.S. Office Products is spinning off Workflow Management as part of a comprehensive restructuring plan adopted by the U.S. Office Products Board of Directors, including modifications the Board of Directors has made since first adopting this plan (as so modified, the "Strategic Restructuring Plan") in which U.S. Office Products is spinning off the shares of the four companies (the "Spin-Off Companies") that conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses. (These spin-offs are collectively referred to as the "Distributions.") The effective time of the Distributions is will be 11:59 p.m. EDT on June 9, 1998 (the "Distribution Date"). See "The Spin-Offs From U.S. Office Products."


                                  THE OFFERING


Common Stock Offered by the Company.......................................  2,500,000 shares(1)
Common Stock to be Outstanding after the Offering and the Workflow          17,125,268 shares(1)(2)
  Distribution............................................................
Use of Proceeds...........................................................  For working capital and general corporate
                                                                            purposes, including
                                                                            future acquisitions
Nasdaq National Market Symbol.............................................  WORK


------------------

(1) Excludes 375,000 shares of Common Stock subject to the Underwriters' over-allotment option.

(2) Excludes shares of Common Stock reserved for issuance upon the exercise of stock options exercisable upon consummation of the Workflow Distribution. See "Management--Replacement of Outstanding U.S. Office Products Options" and "Management--1998 Stock Incentive Plan."

                           SUMMARY FINANCIAL DATA (1)
                     (In thousands, except per share data)

                                                                                       FISCAL YEAR ENDED
                                                                                                               NINE MONTHS ENDED
                                                                                           APRIL 26,        ------------------------
                                                                        FOUR MONTHS   --------------------
                                     YEAR ENDED DECEMBER 31,               ENDED                    PRO
                            ------------------------------------------   APRIL 30,                 FORMA    JANUARY 25,  JANUARY 24,
                              1992       1993       1994      1995(2)       1996        1997      1997(3)      1997         1998
                            ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..................  $  80,731  $ 121,463  $ 154,193  $ 309,426   $  114,099   $ 327,381  $ 342,335   $ 239,751    $ 257,777
Cost of revenues..........     57,054     88,255    114,885    234,959       82,998     236,340    244,475     172,869      190,482
                            ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------  -----------
Gross profit..............     23,677     33,208     39,308     74,467       31,101      91,041     97,860      66,882       67,295
Selling, general and
  administrative
  expenses................     20,800     27,683     32,020     62,012       22,485      70,949     75,568      51,735       53,083
Non-recurring acquisition
  costs...................                                                                5,006      5,006       2,902
                            ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------  -----------
Operating income..........      2,877      5,525      7,288     12,455        8,616      15,086     17,286      12,245       14,212
Interest expense..........        904      1,328      2,048      5,370        1,676       4,561      3,647       3,910        1,665
Interest income...........        (81)      (116)                               (18)        (25)                   (21)          (9)
Other (income) expense....        366        511        186         62         (151)        632        408         610         (205)
                            ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------  -----------
Income before provision
  for (benefit from)
  income taxes and
  extraordinary items.....      1,688      3,802      5,054      7,023        7,109       9,918     13,231       7,746       12,761
Provision for (benefit
  from) income taxes(5)...        153        260        379        (33)       1,351       3,690      5,425       2,249        5,212
                            ---------  ---------  ---------  ---------  ------------  ---------  ---------  -----------  -----------
Income before
  extraordinary items.....      1,535      3,542      4,675      7,056        5,758       6,228  $   7,806       5,497        7,549
                                                                                                 ---------
                                                                                                 ---------
Extraordinary items(6)....                                         700                      798
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
Net income................  $   1,535  $   3,542  $   4,675  $   6,356   $    5,758   $   5,430              $   5,497    $   7,549
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
Per share amounts:
  Basic:
    Income from before
      extraordinary
      items...............  $    0.26  $    0.60  $    0.77  $    0.90   $     0.56   $    0.52  $    0.53(7)  $    0.48  $    0.49
                                                                                                 ---------
                                                                                                 ---------
    Extraordinary items...                                        0.09                     0.07
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
    Net income............  $    0.26  $    0.60  $    0.77  $    0.81   $     0.56   $    0.45              $    0.48    $    0.49
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
  Diluted.................
    Income from before
      extraordinary
      items...............  $    0.26  $    0.60  $    0.77  $    0.88   $     0.55   $    0.51  $    0.53(7)  $    0.47  $    0.48
                                                                                                 ---------
                                                                                                 ---------
    Extraordinary items...                                        0.09                     0.07
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
    Net income............  $    0.26  $    0.60  $    0.77  $    0.79   $     0.55   $    0.44              $    0.47    $    0.48
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
                            ---------  ---------  ---------  ---------  ------------  ---------             -----------  -----------
Weighted average shares
  outstanding:............
  Basic...................      5,901      5,901      6,075      7,875       10,333      12,003     14,625(8)     11,464     15,301
  Diluted.................      5,901      5,901      6,094      8,003       10,547      12,235     14,625(8)     11,710     15,625


                                PRO          PRO       PRO FORMA
                               FORMA        FORMA     JANUARY 24,
                            JANUARY 25,  JANUARY 24,   1998, AS
                              1997(3)      1998(3)    ADJUSTED(4)
                            -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..................   $ 250,820    $ 263,960    $ 263,960
Cost of revenues..........     178,983      193,104      193,104
                            -----------  -----------  -----------
Gross profit..............      71,837       70,856       70,856
Selling, general and
  administrative
  expenses................      55,472       55,095       55,095
Non-recurring acquisition
  costs...................       2,902
                            -----------  -----------  -----------
Operating income..........      13,463       15,761       15,761
Interest expense..........       2,735        2,735        1,011
Interest income...........
Other (income) expense....         445         (333)        (333)
                            -----------  -----------  -----------
Income before provision
  for (benefit from)
  income taxes and
  extraordinary items.....      10,283       13,359       15,083
Provision for (benefit
  from) income taxes(5)...       4,216        5,477        6,184
                            -----------  -----------  -----------
Income before
  extraordinary items.....   $   6,067    $   7,882    $   8,899
                            -----------  -----------  -----------
                            -----------  -----------  -----------
Extraordinary items(6)....

Net income................

Per share amounts:
  Basic:
    Income from before
      extraordinary
      items...............   $    0.41(7)  $    0.54(7)  $    0.52(7)
                            -----------  -----------  -----------
                            -----------  -----------  -----------
    Extraordinary items...

    Net income............

  Diluted.................
    Income from before
      extraordinary
      items...............   $    0.41(7)  $    0.54(7)  $    0.52(7)
                            -----------  -----------  -----------
                            -----------  -----------  -----------
    Extraordinary items...

    Net income............

Weighted average shares
  outstanding:............
  Basic...................      14,625(8)     14,625(8)     17,125(9)
  Diluted.................      14,625(8)     14,625(8)     17,125(9)

                                                                                                                 JANUARY
                                                                                                                24, 1998
                                                                                                                ---------
                                                             DECEMBER 31,
                                              ------------------------------------------  APRIL 30,  APRIL 26,
                                                1992       1993       1994       1995       1996       1997      ACTUAL
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital.............................  $   6,005  $   7,264  $   8,583  $  20,127  $  23,378  $  16,910  $  25,370
Total assets................................     26,543     48,374     51,357    120,630    117,949    125,108    127,105
Short-term debt payable to U.S. Office
  Products..................................                                                            23,622     17,658
Long-term debt, less current portion........      4,632      9,632      7,355     28,812     28,108      6,034      5,498
Long-term debt payable to U.S. Office
  Products..................................                                                               561      1,905
Stockholders' equity........................      7,459     11,675     12,889     24,719     29,120     47,780     55,979


                                                            PRO FORMA
                                                  PRO      AS ADJUSTED
                                               FORMA(10)       (4)
                                              -----------  -----------
BALANCE SHEET DATA:
Working capital.............................   $  43,958    $  43,958
Total assets................................     143,073      143,073
Short-term debt payable to U.S. Office
  Products..................................
Long-term debt, less current portion........      40,638       11,913
Long-term debt payable to U.S. Office
  Products..................................
Stockholders' equity........................      55,979       84,704

------------------
 (1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") has been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma financial information reflects completed acquisitions through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.
 (2) The results for the year ended December 31, 1995 include the results of DBF, one of the Pooled Companies, from its date of incorporation on February 8, 1995.
 (3) Gives effect to the Workflow Distribution and the purchase acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.
 (4) Adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby at the assumed initial public offering price and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."
 (5) Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.
 (6) Extraordinary items represent the losses associated with the early terminations of credit facilities at one Pooled Company, net of the related income tax benefits.
 (7) Pro forma net income per share is pro forma income before extraordinary items per share.
 (8) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(k) of Notes to Pro Forma Combined Financial Statements included herein.
 (9) For calculation of pro forma as adjusted weighted average shares outstanding for the nine months ended January 24, 1998, see Note 2(m) of Notes to Pro Forma Combined Financial Statements included herein.
 (10) Gives effect to the Workflow Distribution and the purchase acquisition of Astrid as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

POTENTIAL VOLATILITY OF STOCK PRICE AND OTHER RISKS ASSOCIATED WITH SHARES
  ELIGIBLE FOR IMMEDIATE SALE


    As a result of the Workflow Distribution, stockholders of U.S. Office Products are acquiring shares of Common Stock that are freely tradeable at the time of this Offering without restrictions or further registration under the Securities Act, except that any shares held by "affiliates" of Workflow Management within the meaning of the Securities Act will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). Because the Workflow Distribution is being made to existing stockholders of U.S. Office Products who have not made an affirmative decision to invest in the Common Stock, there can be no assurance that some or all of these stockholders will not sell the shares of Common Stock that they receive into the market shortly after the Workflow Distribution. In addition, U.S. Office Products is included in certain broad-based indices tracked by a number of investment companies and other institutional investors, and such investors can be expected to sell the shares of Common Stock they receive in the Workflow Distribution shortly thereafter.


    In addition, upon completion of this Offering and the Workflow Distribution, the Company will have outstanding (i) 2,500,000 shares of Common Stock issued in this Offering, all of which will be freely tradeable unless held by affiliates of the Company, and (ii) immediately exercisable options to acquire shares of Common Stock. Certain executive officers and directors of the Company have agreed (the "Lock-Up Agreements") not to sell or otherwise dispose of their shares of Common Stock for a period of 180 days following this Offering without the consent of BancAmerica Robertson Stephens. The Company intends to register the shares of Common Stock reserved for issuance pursuant to its stock incentive plan on the Distribution Date or as soon thereafter as practicable. Following this Offering and the Workflow Distribution, in view of the large number of shares freely-tradeable and available for immediate sale, the market for the Common Stock could be highly volatile and the trading price of the Common Stock could be adversely affected. See "Shares Eligible for Future Sale."

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    The Company is the result of the consolidation by U.S. Office Products of nine separate companies engaged in the graphic arts industry. The operations of Workflow Management as a stand-alone, consolidated entity may place significant demands on the Company's management, operational and technical resources. Prior to the Workflow Distribution, certain general and administrative functions relating to the Company's business (such as legal and accounting) were handled by U.S. Office Products. The Company's future performance will depend on its ability to function as a stand-alone entity, to finance and manage expanding operations, and to adapt its information systems to changes in its business. In addition, Workflow Management will not be able to rely on the purchasing power of U.S. Office Products and, therefore, may not be able to obtain the same volume discounts for products and services that are available to U.S. Office Products. As a result, the Company's expenses may be higher than when it was a part of U.S. Office Products, and the Company may experience disruptions it would not encounter as a part of U.S. Office Products. Furthermore, the financial information included herein may not necessarily reflect the results of operations and financial condition of Workflow Management had it been a separate, stand-alone entity during the periods presented, or may not be indicative of future results of operations and financial condition of the Company.

DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of additional graphic arts businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. Prior to the Workflow Distribution, the Company's acquisitions were completed with substantial business, legal and accounting assistance from U.S. Office Products and the acquisitions were primarily paid for with U.S. Office Products' common stock. The pace of the Company's acquisition program may be adversely affected by the absence of U.S. Office Products support for the acquisitions. In addition, Workflow Management intends to use Common Stock to pay for certain of its acquisitions and, therefore, if the owners of potential acquisition candidates are not willing to receive shares of Common Stock of the Company in exchange for their businesses, the Company's acquisition program could be adversely affected. Moreover, the consolidation of the North American graphic arts industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining domestic, independent companies. In addition, Workflow Management is subject to limitations on the number of shares of capital stock it can issue without jeopardizing the tax-free treatment of the Workflow Distribution. Limitations on the Company's ability to issue shares of capital stock could also adversely affect the Company's acquisition strategy. See "--Possible Limitations on Issuances of Common Stock," "--Material Amount of Goodwill" and "--Inability to Use Pooling-of-Interests Accounting."

RISKS RELATED TO INTEGRATION OF ACQUISITIONS

    Integration of acquired companies may involve a number of special risks that could have a material adverse effect on the Company's operations and financial performance, including adverse short-term effects on its reported operating results (including those adverse short-term effects caused by severance payments to employees of acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs); diversion of management's attention; difficulties with retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Furthermore, although Workflow Management conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of Workflow Management.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION

    Workflow Management currently intends to finance its future acquisitions by using shares of its Common Stock, cash, borrowed funds or a combination thereof. If the Common Stock does not maintain a sufficient market value, if the price of Common Stock is highly volatile, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, Workflow Management may be required to use more of its cash resources or more borrowed funds in order to initiate and maintain its acquisition program. If Workflow Management does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity offerings. However, the use of equity offerings in connection with the Workflow Distribution will also be subject to certain limitations on the number of shares that Workflow Management can issue without jeopardizing the tax-free treatment of the Workflow Distribution. See "--Possible Limitations on Issuances of Common Stock." Prior to the Workflow Distribution, Workflow Management was not responsible for obtaining external sources of funding. There can be no assurance that Workflow Management, as a stand-alone company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

    The Company will have 150,000,000 authorized shares of Common Stock, a portion of which could be available (subject to the rules and regulations of federal and state securities laws, limitations under U.S. federal income tax laws and the rules of the Nasdaq Stock Market) to finance acquisitions without obtaining stockholder approval for such issuances. Existing stockholders may suffer dilution if the Company uses Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Common Stock.


MATERIAL AMOUNT OF GOODWILL

    Approximately $14.2 million, or 9.9%, of the Company's pro forma total assets as of January 24, 1998, represents intangible assets, the significant majority of which is goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill on a straight line method over a period of 40 years with the amount amortized in a particular period constituting a non-cash expense that reduces the Company's net income. The Company will be required to periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from the operations of the acquired companies and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, the Company would be required to write down the carrying value of the goodwill and incur a related charge to its income. A reduction in net income resulting from the amortization or write down of goodwill could have a material and adverse impact upon the market price of the Common Stock.

INABILITY TO USE POOLING-OF-INTERESTS ACCOUNTING

    Generally accepted accounting principles require that an entity be autonomous for a period of two years before it is eligible to complete business combinations under the pooling-of-interests method. As a result of the Company being a wholly-owned subsidiary of U.S. Office Products prior to the Workflow Distribution, the Company will be unable to satisfy this criteria for a period of two years following the Workflow Distribution. Therefore, the Company will be precluded from completing business combinations under the pooling-of-interests method for a period of two years and any business combinations completed by the Company during such period will be accounted for under the purchase method resulting in the recording of goodwill. The amortization of the goodwill will reduce net income reported by the Company below that which would have been reported if the pooling-of-interests method had been used by the Company.

ATTRACTION AND RETENTION OF PERSONNEL


    The Company's senior management team does not have experience operating a public company. Timothy L. Tabor has resigned as Executive Vice President of U.S. Office Products Print Management Division and Executive Vice President and Chief Operating Officer of SFI and Hano. Therefore, the Company is recruiting a qualified individual to perform the functions associated with these positions. Mr. Tabor is a member of the Board of Directors of the Company. There can be no assurance that the Company will be successful in hiring, integrating or retaining such an individual. Steven R. Gibson assumed the position of Vice President of Finance and Chief Financial Officer of the Company on April 8, 1998.


    The Company's operations depend on the continued efforts of Thomas B. D'Agostino, its Chief Executive Officer, its other executive officers and the senior management of certain of its subsidiaries. Furthermore, the Company's operations will likely depend on the senior management of certain of the companies that may be acquired in the future. If any of these people becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, its business could be adversely affected. The Company does not have key man life insurance covering any of its executive officers or other members of senior management of its subsidiaries.


    In addition, Jonathan J. Ledecky is serving as a director and an employee of Workflow Management and is providing services to Workflow Management after the Workflow Distribution pursuant to an employment agreement between Mr. Ledecky and the Company. U.S. Office Products is permitted to (and will) assign to Workflow Management certain rights of, and obligations under, U.S. Office Products' services agreement with Mr. Ledecky dated January 13, 1998, as amended and restated as of June 8, 1998 (the "Ledecky Services Agreement"), following the Distributions. See "Management--Ledecky Services Agreement." Mr. Ledecky is also serving as a director and employee of each of the other Spin-Off Companies, and is the director or an officer of other public companies. Mr. Ledecky may be unable to devote substantial time to the activities of Workflow Management.


DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISKS OF INFRINGEMENT

    The Company's success and ability to compete depends in part upon its proprietary technology, trademarks and copyrights. Workflow Management regards the software underlying its GetSmart, Imagenet and Informa systems as proprietary, and relies primarily on trade secrets, copyright and trademark law to protect these proprietary rights. The Company has registered some of its trademarks, and has no patents issued nor applications pending. Existing trade secret and copyright laws afford the Company only limited protection. Unauthorized parties may attempt to copy aspects of the Company's software or to obtain and use information that Workflow Management regards as proprietary. Policing unauthorized use of the Company's software is difficult. Workflow Management generally enters into confidentiality and assignment agreements with its employees and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar services or technology independently. Workflow Management is not aware that any of its software, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against Workflow Management in the future. Any such claims, with or without merit, can be time consuming and expensive to defend and may require the Company to enter into royalty or licensing agreements or cease the alleged infringing activities. See "Business--Print Management."

EFFECTS OF CHANGES IN DEMAND FOR DOCUMENTS; CYCLICALITY

    Historically, the Company's operating results have depended heavily on sales of documents. For the fiscal year ended April 26, 1997, and for the nine months ended January 24, 1998, sales of documents accounted for approximately 56% and 49%, respectively, of the Company's net sales. Workflow Management anticipates that document sales will continue to account for a significant percentage of the Company's sales for the foreseeable future. An important element of the Company's business strategy is to continue its growth in document sales by continuing to acquire other document companies, hiring experienced sales representatives, attracting new customers and increasing sales to existing customers. The overall document industry has not grown in the last few years, although demand for certain products, such as laser forms, pressure-sensitive labels, form/label combinations and single-part cut-sheet mailers has increased. Accordingly, for Workflow Management to continue its growth in document sales, it must increase its market share and respond to changes in demand in the overall document industry. No assurance can be given that Workflow Management will be successful in increasing its market share or responding to shifts in demand. The failure by the Company to do so could have a material adverse effect on its business, financial condition or results of operations.

    In addition, the document industry historically has been affected by general economic and industry cycles that have materially and adversely affected distributors and manufacturers of documents. No assurance can be given as to the effect of a continuation of, or change in, such business cycles on the

Company's business, financial condition or results of operations. The delay or inability of Workflow Management to respond to changing economic cycles could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

RISKS ASSOCIATED WITH CANADIAN OPERATIONS

    Workflow Management has significant operations in Canada. Net sales from the Company's Canadian operations accounted for approximately 37% of the Company's total net sales in the fiscal year ended April 26, 1997. As a result, Workflow Management is subject to certain risks inherent in conducting business internationally, including fluctuations in currency exchange rates. Workflow Management is also subject to risks associated with the imposition of protective legislation and regulations, including those resulting from trade or foreign policy. In addition, because of the Company's Canadian operations, significant revenues and expenses are denominated in Canadian dollars. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. Workflow Management does not currently engage in currency hedging transactions.

UNITED STATES POSTAL RATES; ALTERNATIVE DELIVERY MEDIA

    The Company's operating results depend, to a significant extent, on sales of envelopes. Sales of envelopes accounted for approximately 31% of the Company's net sales for the fiscal year ended April 26, 1997. Because the great majority of envelopes used in the United States are sent through the mail, postal rates are a significant factor affecting the growth of envelope usage. Historically, increases in postal rates, relative to changes in the cost of alternative delivery means and/or advertising media, have resulted in temporary reductions in the growth rate of mail sent. For example, third class postal rates increased approximately 50% and 14% in 1991 and 1995, respectively, contributing to a substantial leveling off in the growth rate of third class mail sent during the periods following such increases. If postal rates increase, mail volume could decline, which could reduce revenue from the Company's sale of envelopes and reduce the Company's earnings and cash flow.

    In addition, alternative delivery media may affect the demand for envelopes. As the current trend towards usage of the Internet and other electronic media by consumers for such purposes as paying utility and credit card bills grows, Workflow Management expects the demand for envelopes for such purposes to decline. Although management believes that overall demand for envelopes, particularly the custom and specialty envelopes Workflow Management focuses on, will continue to grow at rates comparable to recent historical levels, competition from alternative media may reduce demand for envelopes, and the Company's revenues from the sale of envelopes may decrease, which could reduce the Company's earnings and cash flow.

IMPACT OF FLUCTUATIONS IN PAPER PRICES

    Paper prices represent a substantial portion of the cost of producing documents, envelopes and commercial printing distributed and manufactured by Workflow Management. Accordingly, prevailing paper prices can have a significant impact on the Company's sales. The timing of increases or decreases in paper prices and any subsequent change in prices charged to the Company's customers could have a material adverse effect on the Company's revenues and gross margins. Although Workflow Management has generally been able to pass increases in paper costs on to its customers, for competitive or other reasons, the Company cannot offer any assurance that it will be able to pass all or a portion of any future paper price or other cost increases on to its customers. If Workflow Management were unable to pass on these costs, profit margins would decrease, which could reduce earnings and cash flow. Moreover, an increase in the Company's prices for the products it distributes, resulting from a pass-through of increased paper costs, could reduce the volume of units sold by the Company and decrease the Company's revenues.

    Due to the significance of paper to most of the Company's products, Workflow Management is dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. There can be no assurance that the Company's document and envelope businesses would not be materially adversely affected if either Workflow Management or its vendors experienced difficulty in obtaining adequate quantities of paper in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNIONIZED WORKFORCE

    Approximately 31% of the Company's employees in the United States and approximately 8% of the Company's employees in Canada are covered by collective bargaining agreements. There can be no assurance that strikes or work stoppages will not occur in the future. Strikes or work stoppages and the resultant adverse impact on the Company's relationship with its customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's acquisition strategy could be adversely affected because of its union status for a variety of reasons, including without limitation, incompatibility with a target's existing unions and reluctance of non-union targets to become affiliated with a union based company. See "Business--Employees."

COSTS AND RISKS OF LOSS RELATING TO ENVIRONMENTAL REGULATION

    The Company's operations and real property are subject to U.S. and Canadian federal, state, provincial and local environmental laws and regulations, including those governing the use, storage, treatment, transportation and disposal of solid and hazardous materials, the emission or discharge of such materials into the environment, and the remediation of contamination associated with such disposal or emissions (collectively, "Environmental Laws"). Workflow Management utilizes certain hazardous and non-hazardous materials such as washes, inks, alcohol-based products, fountain solution, photographic fixer and developer solutions, machine and hydraulic oils and solvents. While management believes that the Company's current operations are in substantial compliance with Environmental Laws, there can be no assurance that all potential environmental liabilities have been identified, or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable Environmental Laws) will not materially adversely affect the Company's business or operations. See "Business--Environmental Regulations."

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS


    In connection with the Distributions, U.S. Office Products is entering into a tax allocation agreement with the Spin-Off Companies (the "Tax Allocation Agreement"), which provides that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the Distributions ("Distribution Taxes") if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Management is also entering into a tax indemnification agreement with the other Spin-Off Companies (the "Tax Indemnification Agreement"), under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to indemnify U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Management will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Management and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, U.S. Office Products and each of the Spin-Off Companies will be liable for its pro rata portion of the Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, the Company could become liable for a pro rata portion of any Distribution Taxes with respect to not only the Workflow Distribution but also any of the other Distributions. See "The Spin-Offs From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement" and "The Spin-Offs From U.S. Office Products--U.S. Federal Income Tax Consequences of the Distributions" for a detailed discussion of the Tax Allocation Agreement, the Tax Indemnification Agreement and the U.S. federal income tax consequences of the Distributions.

RISKS RELATED TO ALLOCATION FOR CERTAIN LIABILITIES

    Under the Distribution Agreement, Workflow Management will be liable for (i) any liabilities arising out of or in connection with the business conducted by it or its subsidiaries, (ii) its liabilities under the Employee Benefits Agreement, Tax Allocation Agreement and related agreements described under "The Spin-Offs From U.S. Office Products," (iii) U.S. Office Products' debt that has been allocated to the Company (see "The Spin-Offs From U.S. Office Products--Distribution Agreement--Debt"), (iv) liabilities under the securities laws relating to this Prospectus and sections of the Information Statement/Prospectus distributed to the stockholders of U.S. Office Products in connection with the Workflow Distribution (the "Information Statement/Prospectus") as well as other securities law liabilities related to the Workflow Management business that arise from information supplied to U.S. Office Products (or that should have been supplied, but was not) by Workflow Management, (v) U.S. Office Products' liabilities for earn-outs from acquisitions in respect of Workflow Management and its subsidiaries, (vi) Workflow Management's costs and expenses related to this Offering and its bank credit facility, and (vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with its Strategic Restructuring Plan. Each of the other Spin-Off Companies will be similarly obligated to U.S. Office Products. Workflow Management and the other Spin-Off Companies have also agreed to bear a pro rata portion of (i) U.S. Office Products' liabilities under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products) and (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business) (the "Shared Liabilities"). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation ("Default Liability"). As a result of the Shared Liabilities and Default Liability, Workflow Management could be obligated to U.S. Office Products in respect of obligations and liabilities not related to its business or operations and over which neither it nor its management has or has had any control or responsibility. The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million. See "--Potential Liability for Taxes Related to the Distributions" and "The Spin-Offs From U.S. Office Products." The Company's pro rata share of Shared Liabilities and Default Liability is described in the section captioned "The Spin-Offs From U.S. Office Products--The Distribution Agreement--Liabilities."

POSSIBLE LIMITATIONS ON ISSUANCES OF COMMON STOCK

    Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As a result of the provisions of Section 355(e), there can be no assurance that issuances of stock by Workflow Management, including issuances in connection with an acquisition of another business by Workflow Management, will not create a tax liability for U.S. Office Products.


    Workflow Management is entering into the Tax Allocation Agreement and the Tax Indemnification Agreement pursuant to which Workflow Management will be liable to U.S. Office Products and the other Spin-Off Companies if its actions or omissions materially contribute to a final determination that the Workflow Distribution is taxable. See "The Spin-Offs From U.S. Office Products--Tax Allocation Agreement and Tax Indemnification Agreement."


    This limitation could adversely affect the pace of Workflow Management's acquisitions and its ability to issue Common Stock for other purposes, including equity offerings.

EMERGING ALTERNATIVE TECHNOLOGIES

    Electronic forms and electronic data interchange technologies have recently been introduced. There can be no assurance that such emerging technologies will not have a material adverse effect on the Company or on the document industry. Over the last several years, the document industry has undergone a transition as a result of the increased usage of desk top publishing and laser printer technology, which has led to a decreased demand for certain document products. The continuation of such technological changes, or the development of other trends that decrease demand for documents, could have a material adverse effect on the Company's business, financial condition or results of operations.

COMPETITION

    Workflow Management competes for retail sales of documents and envelopes against other independent distributors and against manufacturers' direct sales organizations. In commercial printing, the Company also competes with manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The principal competitive factors in the graphic arts industry are price, quality, selection, services, production capacity, delivery and customer support.

    Although Workflow Management often competes with smaller businesses, it also competes against the largest competitors in the North American documents industry, such as Moore Corporation Ltd., Reynolds & Reynolds Company, Standard Register Company and Wallace Computer Services, Inc., and the largest competitors in the U.S. envelope industry, such as Mail-Well, Westvaco and Tension Envelope Company. The largest competitors for commercial printing include direct sales organizations of Graphic Industries, Inc., R. R. Donnelley & Sons, Quebecor, Inc. and World Color Press, Inc. Most of these competitors have substantially greater financial resources than the Company.

INABILITY TO ASSIGN CONTRACTS


    In connection with the Workflow Distribution, certain operating companies (the "Predecessor Companies") have been reorganized into new business entitities (the "Successor Companies"). The Predecessor Companies have entered into numerous contracts, including leases, employment and services contracts that will require the consents of the other parties to assignment of such contracts to the Successor Companies. Failure to obtain any or all of such consents could result in loss of benefits under leases or employment contracts, or loss of revenues or the acceleration of obligations thereunder or under other contracts. There can be no assurance that any of the parties to contracts with Predecessor Companies will consent to the assignment of these contracts to the Successor Companies. Inability to assign any or all of these contracts may have a material adverse effect on the Successor Companies and Workflow Management as a whole.

NO DIVIDENDS

    Workflow Management does not expect to pay cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

DILUTION


    Purchasers of Common Stock in this Offering will sustain a substantial and immediate dilution of $8.88 per share, based on the assumed initial public offering price. In addition, the exercise of outstanding stock options after this Offering could have a further dilutive effect. See "Dilution."


ABSENCE OF PUBLIC MARKET


    Prior to the Workflow Distribution and this Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock offered hereby is being determined through negotiations among the Company and the underwriters of this Offering and may not be indicative of the market price for the Common Stock after this Offering. See "Underwriting." The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses, general market or economic conditions or other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of the Common Stock. See "--Potential Volatility of Stock Price and Other Risks Associated With Shares Eligible for Immediate Sale."


CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    To date, the purchase prices of the Company's acquisitions have not been established by independent appraisals, but generally have been determined through arm's-length negotiations between the Company's management and representatives of such companies. The consideration paid for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Workflow Management does not expect to value future acquisitions on the basis of asset appraisals. Therefore, this risk will apply to future acquisitions as well.

RISK OF LOSS FROM POSSIBLE FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE

    Several of the Company's operating companies are using billing or other software that is not Year 2000 compliant. The Company has not quantified the costs of addressing its Year 2000 issues, but it believes that the necessary adaptations of these systems can be completed in the next 18 months, and that the costs of achieving compliance will not be material. If the Company is unable to make the necessary adaptations on a timely basis, or if the costs are greater than expected, the consequences of untimely resolution or the costs of complying could have an adverse impact on the Company's business or operations.

                    THE SPIN-OFFS FROM U.S. OFFICE PRODUCTS


    Prior to the Offering, Workflow Management has been a wholly-owned subsidiary of U.S. Office Products. At the time of this Offering, Workflow Management will hold all of the business and assets of, and will be responsible for substantially all of the liabilities associated with, the Print Management Division of U.S. Office Products. Following this Offering, all the shares of Workflow Management's Common Stock will be distributed to the stockholders of U.S. Office Products of record as of 5:00 p.m. EDT on June 9, 1998. U.S. Office Products is spinning off Workflow Management as part of the Strategic Restructuring Plan in which U.S. Office Products is spinning off the shares of the Spin-Off Companies that conduct U.S. Office Products' current print management, technology solutions, educational supplies and corporate travel services businesses. At the same time as the Distributions, U.S. Office Products is repurchasing 37,037,037 shares (including shares that may be issued on exercise of vested and unvested stock options) of U.S. Office Products' common stock tendered and accepted upon completion of the self-tender offer by U.S. Office Products at $27.00 per share (or, in the case of stock options, at $27.00 minus the exercise price of the options (the "Tender Offer") and is selling equity securities to an affiliate ("CD&R") of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R, Inc."), which will give CD&R a 24.9% equity interest in U.S. Office Products (but no interest in the Spin-Off Companies).



    CD&R has contracted to purchase a 24.9% equity interest in U.S. Office Products, including the shares issued to CD&R (the "Initial CD&R Acquisition"). CD&R's percentage ownership of U.S. Office Products will not increase or decrease depending on the actual number of shares of U.S. Office Products' common stock outstanding on the closing date of the Initial CD&R Acquisition. CD&R will receive special warrants (the "Special Warrants") that would allow CD&R to maintain its 24.9% ownership interest in U.S. Office Products if (i)
5 1/2% convertible subordinated notes due 2001 (the "2001 Notes") that remained outstanding after the exchange offer for U.S. Office Products' common stock (the "2001 Note Offer") were converted into U.S. Office Products' common stock at the conversion price in effect after adjusting for the Tender Offer and the Distributions, or (ii) additional shares are issued under contracts for certain acquisitions completed by U.S. Office Products. CD&R will also receive warrants for Common Stock (the "Common Stock Warrants"). The Common Stock Warrants will be exercisable at any time after the second anniversary of the Initial CD&R Acquisition until the 12th anniversary of that date.



    Assuming (i) exercise of all options outstanding after the Tender Offer,
(ii) all 5 1/2% convertible subordinated notes due 2003 (the "2003 Notes") that remain outstanding following closing of U.S. Office Products' tender offer to repurchase its 2003 Notes for a purchase price of 94.5% of the principal amount and accrued interest (the "2003 Note Tender") were converted in accordance with their existing terms, in each case without any adjustment for the Strategic Restructuring Plan, (iii) exercise of the Special Warrants in full, and (iv) exercise of the Common Stock Warrants in full, CD&R could own approximately 37.0% of U.S. Office Products' common stock on a fully diluted basis. U.S. Office Products expects to make adjustments to the number and exercise price of outstanding options, and of the conversion price of any 2001 Notes of U.S. Office Products remaining after the 2001 Note Offer and the 2003 Note Tender on account of the restructuring transactions, and these adjustments will result in a greater number of shares of U.S. Office Products' common stock that may be issued upon exercise of the options and conversion of such notes. Although the amount of these adjustments will not be known until after the completion of the Strategic Restructuring Plan, the effect of these adjustments will be to reduce CD&R's fully-diluted ownership interest in U.S. Office Products from the amounts set forth above. If no outstanding options are exercised, CD&R could own approximately 39.9% of outstanding U.S. Office Products' common stock after implementation of the Strategic Restructuring Plan.



    In connection with the Workflow Distribution, Workflow Management is entering into a series of agreements with U.S. Office Products and the other Spin-Off Companies to provide mechanisms for an orderly transition and to define certain relationships among Workflow Management, U.S. Office Products and the other Spin-Off Companies after the Workflow Distribution. These agreements are: a distribution agreement (the "Distribution Agreement") among Workflow Management, U.S. Office Products and the other Spin-Off Companies; the Tax Allocation Agreement among Workflow Management, U.S. Office Products and the other Spin-Off Companies; an employee benefits agreement (the "Employee Benefits Agreement") among Workflow Management, U.S. Office Products and the other Spin-Off Companies; and the Tax Indemnification Agreement among Workflow Management and the other Spin-Off Companies. The terms of the Distribution Agreement, Tax Allocation Agreement, Tax Indemnification Agreement and Employee Benefits Agreement have been determined while Workflow Management is a wholly-owned subsidiary of U.S. Office Products. In addition, the agreement between U.S. Office Products and CD&R relating to CD&R's investment in U.S. Office Products (the "Investment Agreement") specifies certain terms of these agreements and provides that they are subject to CD&R's reasonable approval. Therefore, they are not the result of arm's-length negotiations between independent parties.

DISTRIBUTION AGREEMENT

    TRANSFER OF SUBSIDIARIES AND ASSETS. The Distribution Agreement provides for the transfer from U.S. Office Products to Workflow Management of substantially all of the equity interests in the U.S. Office Products subsidiaries that are engaged in the business of Workflow Management. It also provides that the recovery on any claims that U.S. Office Products may have against the persons who sold businesses to U.S. Office Products that will become part of Workflow Management in connection with the Workflow Distribution pursuant to the relevant acquisition agreements (the "Workflow Acquisition Indemnity Claims") will be shared between U.S. Office Products and Workflow Management. In addition, to the extent that the Workflow Acquisition Indemnity Claims are currently secured by the pledge of stock of U.S. Office Products that is owned by persons who sold businesses to U.S. Office Products that will become part of Workflow Management (and no previous claims have been made against such shares), the pledged shares of Common Stock will be used, subject to final resolution of the claim, to reimburse U.S. Office Products and Workflow Management for their respective damages, expenses and agreed upon allocation of recovery rights, which will be determined prior to the Workflow Distribution.


    DEBT. The Distribution Agreement allocates a specified amount of U.S. Office Products' debt outstanding under its credit facilities to each Spin-Off Company and requires each Spin-Off Company, on or prior to its respective Distribution, to obtain credit facilities, to borrow funds under such facilities and to use the proceeds of such borrowings to pay off U.S. Office Products' debt so allocated plus any additional debt incurred by U.S. Office Products after January 12, 1998 (the date of the Investment Agreement) in connection with the acquisition of an entity that has become or will become a subsidiary of such Spin-Off Company. Under the Distribution Agreement, $30.0 million of U.S. Office Products' debt has been allocated to Workflow Management, and, since January 12, 1998, U.S. Office Products has incurred an additional $15.6 million of debt in connection with acquired companies that will become subsidiaries of Workflow Management. Prior to the Workflow Distribution, Workflow Management is entering into the credit facility described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and the Company is borrowing up to $45.6 million under the facility to pay off the debt allocated to Workflow Management by U.S. Office Products.


    LIABILITIES. Under the Distribution Agreement, Workflow Management will be responsible for (i) any liabilities arising out of or in connection with the businesses conducted by Workflow Management and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement and related agreements, (iii) the U.S. Office Products debt that has been allocated to the Company as described above, (iv) liabilities under the securities laws relating to this Prospectus and certain sections of the Information Statement/Prospectus relating to the Workflow Distribution, as well as other securities law liabilities related to the Workflow Management business that arise from information supplied to U.S. Office Products (or that should have been supplied but was not) by Workflow Management, (v) U.S. Office Products' liabilities for earn-outs from acquisitions in respect of Workflow Management or its subsidiaries, (vi) the Company's costs and expenses related to this Offering and its bank credit facility, and (vii) $1.0 million of the transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by U.S. Office Products in connection with the Strategic Restructuring Plan. Each of the other Spin-Off Companies will be similarly obligated to U.S. Office Products. Workflow Management and the other Spin-Off Companies have agreed to bear a pro rata share of (i) U.S. Office Products' liabilities under the securities laws (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of U.S. Office Products) and (ii) U.S. Office Products' general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (I.E., liabilities not related to the conduct of a particular distributed or retained subsidiary's business). If one of the Spin-Off Companies defaults on an obligation owed to U.S. Office Products, the non-defaulting Spin-Off Companies will be obligated on a pro rata basis to pay such obligation.

    The Spin-Off Companies' pro rata share of Shared Liabilities will be, based upon the fiscal year ended April 25, 1998, the average of (a) their revenues relative to those of U.S. Office Products and (b) their operating income relative to that of U.S. Office Products. The residual will be U.S. Office Products' pro rata share. Based upon financial data for the nine-month period ended January 24, 1998, the Company's pro rata share of Shared Liabilities would have been 9.1%, the other Spin-Off Companies' pro rata share would have aggregated 25.0% and U.S. Office Products' pro rata share would have been 65.6%. As to any Default Liability, each non-defaulting company's pro rata share will be increased to include a portion of the defaulting company's pro rata share. The aggregate of the Shared Liabilities and Default Liability for which any Spin-Off Company may be liable is, however, limited to $1.75 million.

    The Distribution Agreement provides that each party will indemnify and hold all of the other parties harmless from any and all liabilities for which the former assumed liability under the Distribution Agreement. All indemnity payments will be subject to adjustment upward or downward to take account of tax costs or tax benefits as well as insurance proceeds. If there are any claims made under U.S. Office Products' existing insurance policies, the amount of any deductible or retention will be allocated by U.S. Office Products among the claimants in a fair and reasonable manner.

    OTHER PROVISIONS. The Distribution Agreement will have other customary provisions including provisions relating to mutual release, access to information, witness services, confidentiality and alternative dispute resolution.

TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT


    The Tax Allocation Agreement provides that each Spin-Off Company will be responsible for its respective share of U.S. Office Products' consolidated tax liability for the years that each such corporation was included in U.S. Office Products' consolidated U.S. federal income tax return. The Tax Allocation Agreement also provides for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions.



    The Tax Allocation Agreement further provides that the Spin-Off Companies will jointly and severally indemnify U.S. Office Products for any Distribution Taxes assessed against U.S. Office Products if an Adverse Tax Act of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Workflow Management is also entering into the Tax Indemnification Agreement with the other Spin-Off Companies under which the Spin-Off Company that is responsible for the Adverse Tax Act will indemnify the other Spin-Off Companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a consequence, Workflow Management will be liable for any Distribution Taxes resulting from any Adverse Tax Act by Workflow Management and liable (subject to indemnification by the other Spin-Off Companies) for any Distribution Taxes resulting from an Adverse Tax Act by the other Spin-Off Companies. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either U.S. Office Products or any of the Spin-Off Companies, each of U.S. Office Products and the Spin-Off

Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. As a result, Workflow Management could become liable for a pro rata portion of any Distribution Taxes with respect to not only the Workflow Distribution but also any other Distribution. The liabilities of Workflow Management under the Tax Allocation Agreement and the Tax Indemnification Agreement are not subject to any limits.

EMPLOYEE BENEFITS AGREEMENT


    In connection with the Distributions, U.S. Office Products is entering into the Employee Benefits Agreement with Workflow Management and the other Spin-Off Companies to provide for an orderly transition of benefits coverage between U.S. Office Products and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while U.S. Office Products and its post-Distributions subsidiaries will retain or assume responsibility for their current and previous employees.



    The Employee Benefits Agreement reflects U.S. Office Products' expectation that each of the Spin-Off Companies will establish 401(k) plans for their respective employees effective as of, or shortly after, the Distribution Date and that U.S. Office Products will transfer 401(k) accounts to those plans as soon as practicable. The Employee Benefits Agreement also provides for spinning off portions of U.S. Office Products' cafeteria plan that relate to employees of the Spin-Off Companies (and their subsidiaries) and having those spun-off plans assume responsibilities for claims submitted on or after the Distributions.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS

    Pursuant to the Tax Allocation Agreement and Tax Indemnification Agreement, see "--Tax Allocation Agreement and Tax Indemnification Agreement," Workflow Management could be liable for Distribution Taxes if any or all of the Distributions fail to qualify as tax-free spin-offs under Section 355 of the Code or are taxable under Section 355(e) of the Code.


    THE TAX OPINION. Wilmer, Cutler & Pickering has delivered an opinion (the "Tax Opinion") stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. The Tax Opinion is based on the accuracy as of the time of the Distributions of factual representations made by U.S. Office Products, the Spin-Off Companies and CD&R, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.



    The Tax Opinion represents Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Tax Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions.


    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be recognized by U.S. Office Products as a result of the Distributions.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Tax Opinion is not binding on the IRS or the courts. Prospective stockholders should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Tax Opinion.

    BUSINESS PURPOSE. In order for a Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. U.S. Office Products has represented that the Distributions were motivated, in whole or substantial part, to allow U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, to allow the Spin-Off Companies to provide stock of a public company that is in the same industry as the business being acquired; to allow U.S. Office Products and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment which the Board of Directors of the Company concluded would contribute to U.S. Office Products development, based on the skills and experience of CD&R, Inc. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering has delivered the Tax Opinion stating that each Distribution satisfies the business purpose requirement of Section 355. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355, there can be no assurance that the IRS will not assert that the business purpose requirement is not satisfied.



    ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant International, Inc. ("Navigant")) to qualify as a tax-free spin-off under Section 355, both the Spin-Off Company and U.S. Office Products must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Distributions, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify as a tax-free spin-off under Section 355, substantially all of the assets of Navigant must consist of the stock of Professional Travel Corporation ("Professional Travel"), and Professional Travel and U.S. Office Products must meet the requirements described in the preceding sentences. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering has delivered the Tax Opinion stating that each Distribution satisfies the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.



    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. A Distribution will not qualify as a tax-free spin-off under Section 355 if the Distribution was used principally as a device for the distribution of the earnings and profits of U.S. Office Products or the Spin-Off Company. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Treasury Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of U.S. Office Products and the Spin-Off Companies, Wilmer, Cutler & Pickering has delivered the Tax Opinion stating that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either U.S. Office Products or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that any or all of the Distributions are transactions used principally as a device for the distribution of earnings and profits.


    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S.

federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or a series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or a series of related transactions. Based on the representations of U.S. Office Products, CD&R and the Spin-Off Companies, and the assumption that no Distribution is part of a plan that is outside the knowledge of U.S. Office Products and the Spin-Off Companies pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of U.S. Office Products or of any Spin-Off Company, Wilmer, Cutler & Pickering has delivered the Tax Opinion stating that the Distributions will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that any or all of the Distributions are taxable under Section 355(e).


    If a Distribution fails to qualify as a tax-free spin-off or is taxable under Section 355(e), U.S. Office Products will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and U.S. Office Products adjusted tax basis in the common stock of the Spin-Off Company (on the Distribution Date). If U.S. Office Products were to recognize gain on one or more Distributions, such gain would likely be substantial.

                                USE OF PROCEEDS

    The proceeds to the Company from the sale of the Common Stock offered hereby, net of the estimated expenses and underwriting discounts and commissions of this Offering, are expected to be approximately $28.7 million ($33.3 million if the Underwriters' over-allotment option is exercised in full), based on the assumed initial public offering price. The Company will use the net proceeds of this Offering for working capital and general corporate purposes, including future acquisitions.


    The Company is entering into a secured credit facility in the amount of $150.0 million underwritten and agented by Bankers Trust Company. The Company is closing the credit facility prior to the closing of this Offering. While the Company intends to make acquisitions in the future, it has not entered into any agreement as of the date of this Prospectus to make any such acquisitions. Pending the described uses, any remaining net proceeds will be invested in short-term readily marketable interest-bearing securities, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities.


                                DIVIDEND POLICY

    Workflow Management does not anticipate declaring and paying cash dividends on the Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its business judgment, taking into account the Company's financial condition, results of operations, existing and proposed commitments for use of the Company's funds and other relevant factors. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                    DILUTION


    The pro forma net tangible book value of the Company as of January 24, 1998 was approximately $41.7 million, or $2.85 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total pro forma tangible assets less its pro forma total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby at the assumed initial public offering price and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company at January 24, 1998 would have been approximately $70.5 million, or approximately $4.12 per share. This represents an immediate increase of $1.27 per share in the pro forma net tangible book value to existing stockholders and an immediate dilution of $8.88 per share in the pro forma net tangible book value to new investors purchasing Common Stock in this Offering. The following table illustrates the per share dilution to new investors:



Assumed initial public offering price per share............             $   13.00
  Pro forma net tangible book value per share before the
    Offering...............................................  $    2.85
  Increase per share attributable to new investors.........       1.27
                                                             ---------
Pro forma net tangible book value per share after the
  Offering.................................................                  4.12
                                                                        ---------
Dilution per share to new investors........................             $    8.88
                                                                        ---------
                                                                        ---------


    The foregoing computations assume no exercise of stock options to acquire shares of Common Stock exercisable upon consummation of the Workflow Distribution. To the extent that shares of Common Stock are issued upon exercise of these options, the effect would be to increase the dilution to new investors. See "Management--Replacement of Outstanding U.S. Office Products Options" and "Management--1998 Stock Incentive Plan."

                                 CAPITALIZATION

    The following table sets forth the capitalization of Workflow Management at January 24, 1998: (i) on an actual basis; (ii) on a pro forma basis to reflect the Workflow Distribution, the allocation of $30.0 million of debt plus $15.6 million of additional debt of the Company and the acquisition of Astrid; and
(iii) on a pro forma, as adjusted basis to give effect to the sale by the Company of the Common Stock offered hereby and after deduction of estimated offering expenses and underwriting discounts and commissions and application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and the pro forma combined financial statements of the Company, and the related notes to each thereof, included elsewhere in this Prospectus.


                                                                                       JANUARY 24, 1998
                                                                            --------------------------------------
                                                                                                      PRO FORMA,
                                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                                            ---------  -----------  --------------
                                                                                        (In thousands)

Short-term debt payable to U.S. Office Products...........................  $  17,658   $             $
                                                                            ---------  -----------       -------
                                                                            ---------  -----------       -------
Long-term debt, less current portion......................................  $   5,498   $  40,638     $   11,913
Long-term debt payable to
 U.S. Office Products.....................................................      1,905
Stockholder's equity:
  Divisional equity.......................................................     47,726
  Preferred Stock, $0.001 par value, 1,000,000 shares authorized; no shares outstanding....................................................
  Common Stock, $0.001 par value, 150,000,000 shares authorized, no shares actual; 14,625,268 shares pro forma; 17,125,268 shares pro forma, as
    adjusted(1)...........................................................                     15             17
  Additional paid-in capital..............................................                 47,711         76,434
  Cumulative translation adjustment.......................................     (1,365)     (1,365)        (1,365)
  Retained earnings.......................................................      9,618       9,618          9,618
                                                                            ---------  -----------       -------
    Total stockholder's equity............................................     55,979      55,979         84,704
                                                                            ---------  -----------       -------
      Total capitalization................................................  $  63,382   $  96,617     $   96,617
                                                                            ---------  -----------       -------
                                                                            ---------  -----------       -------


----------------------

(1) Excludes shares of Common Stock reserved for issuance upon exercise of options. See "Management--Replacement of Outstanding U.S. Office Products Options" and "Management--1998 Stock Incentive Plan."

                            SELECTED FINANCIAL DATA

    The historical Statement of Income Data for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 and the Balance Sheet Data at April 30, 1996 and 1997 have been derived from Workflow Management's consolidated financial statements that have been audited and are included elsewhere in this Prospectus. The historical Statement of Income Data for the years ended December 31, 1992 and 1993 and the Balance Sheet Data at December 31, 1992, 1993, 1994 and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

    The pro forma financial data give effect, as applicable, to the Workflow Distribution and the acquisitions completed by Workflow Management between May 1, 1996 and May 1, 1998 as if all such transactions had been consummated on May 1, 1996. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the pro forma financial information, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus.

                           SELECTED FINANCIAL DATA(1)
                     (In thousands, except per share data)

                                                                                                        FISCAL YEAR ENDED
                                                                                                            APRIL 26,
                                                                                         FOUR MONTHS   --------------------
                                                     YEAR ENDED DECEMBER 31,                ENDED                    PRO
                                            ------------------------------------------    APRIL 30,                 FORMA
                                              1992       1993       1994      1995(2)       1996         1997      1997(3)
                                            ---------  ---------  ---------  ---------  -------------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenues..................................  $  80,731  $ 121,463  $ 154,193  $ 309,426    $ 114,099    $ 327,381  $ 342,335
Cost of revenues..........................     57,054     88,255    114,885    234,959       82,998      236,340    244,475
                                            ---------  ---------  ---------  ---------  -------------  ---------  ---------
Gross profit..............................     23,677     33,208     39,308     74,467       31,101       91,041     97,860
Selling, general and administrative
  expenses................................     20,800     27,683     32,020     62,012       22,485       70,949     75,568
Non-recurring acquisition costs...........                                                                 5,006      5,006
                                            ---------  ---------  ---------  ---------  -------------  ---------  ---------
Operating income..........................      2,877      5,525      7,288     12,455        8,616       15,086     17,286
Interest expense..........................        904      1,328      2,048      5,370        1,676        4,561      3,647
Interest income...........................        (81)      (116)                               (18)         (25)
Other (income) expense....................        366        511        186         62         (151)         632        408
                                            ---------  ---------  ---------  ---------  -------------  ---------  ---------
Income before provision for (benefit from)
  income taxes and extraordinary items....      1,688      3,802      5,054      7,023        7,109        9,918     13,231
Provision for (benefit from) income
  taxes(5)................................        153        260        379        (33)       1,351        3,690      5,425
                                            ---------  ---------  ---------  ---------  -------------  ---------  ---------
Income before extraordinary items.........      1,535      3,542      4,675      7,056        5,758        6,228  $   7,806
                                                                                                                  ---------
                                                                                                                  ---------
Extraordinary items(6)....................                                         700                       798
                                            ---------  ---------  ---------  ---------  -------------  ---------
Net income................................  $   1,535  $   3,542  $   4,675  $   6,356    $   5,758    $   5,430
                                            ---------  ---------  ---------  ---------  -------------  ---------
                                            ---------  ---------  ---------  ---------  -------------  ---------
Per share amounts:
  Basic:
    Income from before extraordinary
      items...............................  $    0.26  $    0.60  $    0.77  $    0.90    $    0.56    $    0.52  $    0.53(7)
                                                                                                                  ---------
                                                                                                                  ---------
    Extraordinary items...................                                        0.09                      0.07
                                            ---------  ---------  ---------  ---------  -------------  ---------
    Net income............................  $    0.26  $    0.60  $    0.77  $    0.81    $    0.56    $    0.45
                                            ---------  ---------  ---------  ---------  -------------  ---------
                                            ---------  ---------  ---------  ---------  -------------  ---------
  Diluted:
    Income from before extraordinary
      items...............................  $    0.26  $    0.60  $    0.77  $    0.88    $    0.55    $    0.51  $    0.53(7)
                                                                                                                  ---------
                                                                                                                  ---------
    Extraordinary items...................                                        0.09                      0.07
                                            ---------  ---------  ---------  ---------  -------------  ---------
    Net income............................  $    0.26  $    0.60  $    0.77  $    0.79    $    0.55    $    0.44
                                            ---------  ---------  ---------  ---------  -------------  ---------
                                            ---------  ---------  ---------  ---------  -------------  ---------
Weighted average shares outstanding
    Basic.................................      5,901      5,901      6,075      7,875       10,333       12,003     14,625(8)
    Diluted...............................      5,901      5,901      6,094      8,003       10,547       12,235     14,625(8)


                                                                     NINE MONTHS ENDED
                                            -------------------------------------------------------------------
                                                                          PRO          PRO         PRO FORMA
                                                                         FORMA        FORMA       AS ADJUSTED
                                            JANUARY 25,  JANUARY 24,  JANUARY 25,  JANUARY 24,    JANUARY 24,
                                               1997         1998        1997(3)      1998(3)        1998(4)
                                            -----------  -----------  -----------  -----------  ---------------
STATEMENT OF INCOME DATA:
Revenues..................................   $ 239,751    $ 257,777    $ 250,820    $ 263,960      $ 263,960
Cost of revenues..........................     172,869      190,482      178,983      193,104        193,104
                                            -----------  -----------  -----------  -----------  ---------------
Gross profit..............................      66,882       67,295       71,837       70,856         70,856
Selling, general and administrative
  expenses................................      51,735       53,083       55,472       55,095         55,095
Non-recurring acquisition costs...........       2,902                     2,902
                                            -----------  -----------  -----------  -----------  ---------------
Operating income..........................      12,245       14,212       13,463       15,761         15,761
Interest expense..........................       3,910        1,665        2,735        2,735          1,011
Interest income...........................         (21)          (9)
Other (income) expense....................         610         (205)         445         (333)          (333)
                                            -----------  -----------  -----------  -----------  ---------------
Income before provision for (benefit from)
  income taxes and extraordinary items....       7,746       12,761       10,283       13,359         15,083
Provision for (benefit from) income
  taxes(5)................................       2,249        5,212        4,216        5,477          6,184
                                            -----------  -----------  -----------  -----------  ---------------
Income before extraordinary items.........       5,497        7,549    $   6,067    $   7,882      $   8,899
                                                                      -----------  -----------  ---------------
                                                                      -----------  -----------  ---------------
Extraordinary items(6)....................
                                            -----------  -----------
Net income................................   $   5,497    $   7,549
                                            -----------  -----------
                                            -----------  -----------
Per share amounts:
  Basic:
    Income from before extraordinary
      items...............................   $    0.48    $    0.49    $    0.41(7)  $    0.54(7)    $    0.52(7)
                                                                      -----------  -----------  ---------------
                                                                      -----------  -----------  ---------------
    Extraordinary items...................
                                            -----------  -----------
    Net income............................   $    0.48    $    0.49
                                            -----------  -----------
                                            -----------  -----------
  Diluted:
    Income from before extraordinary
      items...............................   $    0.47    $    0.48    $    0.41(7)  $    0.54(7)    $    0.52(7)
                                                                      -----------  -----------  ---------------
                                                                      -----------  -----------  ---------------
    Extraordinary items...................
                                            -----------  -----------
    Net income............................   $    0.47    $    0.48
                                            -----------  -----------
                                            -----------  -----------
Weighted average shares outstanding
    Basic.................................      11,464       15,301       14,625(8)     14,625(8)       17,125(9)
    Diluted...............................      11,710       15,625       14,625(8)     14,625(8)       17,125(9)

                                                                                                DECEMBER 31,
                                                                                 ------------------------------------------
                                                                                   1992       1993       1994       1995
                                                                                 ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital................................................................  $   6,005  $   7,264  $   8,583  $  20,127
Total assets...................................................................     26,543     48,374     51,357    120,630
Short-term debt payable to U.S. Office Products................................
Long-term debt, less current portion...........................................      4,632      9,632      7,355     28,812
Long-term debt payable to U.S. Office Products.................................
Stockholder's equity...........................................................      7,459     11,675     12,889     24,719

                                                                                                              JANUARY 24, 1998
                                                                                                           ----------------------
                                                                                  APRIL 30,    APRIL 26,                  PRO
                                                                                    1996         1997       ACTUAL     FORMA(10)
                                                                                 -----------  -----------  ---------  -----------
BALANCE SHEET DATA:
Working capital................................................................   $  23,378    $  16,910   $  25,370   $  43,958
Total assets...................................................................     117,949      125,108     127,105     143,073
Short-term debt payable to U.S. Office Products................................                   23,622      17,658
Long-term debt, less current portion...........................................      28,108        6,034       5,498      40,638
Long-term debt payable to U.S. Office Products.................................                      561       1,905
Stockholder's equity...........................................................      29,120       47,780      55,979      55,979


                                                                                    PRO FORMA,
                                                                                  AS ADJUSTED(4)
                                                                                 ----------------
BALANCE SHEET DATA:
Working capital................................................................    $     43,958
Total assets...................................................................         143,073
Short-term debt payable to U.S. Office Products................................
Long-term debt, less current portion...........................................          11,913
Long-term debt payable to U.S. Office Products.................................
Stockholder's equity...........................................................          84,704

----------------------
 (1) The historical financial information of the Pooled Companies has been combined on a historical cost basis in accordance with GAAP to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the Purchased Companies is included from the dates of their respective acquisitions. The pro forma financial information reflects completed acquisitions through May 1, 1998. See Note 4 of the Company's Notes to Consolidated Financial Statements for a description of the number and accounting treatment of the acquisitions by the Company.
 (2) The results for the year ended December 31, 1995 include the results of DBF, one of the Pooled Companies, from its date of incorporation on February 8, 1995.
 (3) Gives effect to the Workflow Distribution and the acquisitions completed by the Company since May 1, 1996 as if all such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.
 (4) Adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby at the assumed initial public offering price and the anticipated application of the estimated net proceeds therefrom. See"Use of Proceeds."
 (5) Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.
 (6) Extraordinary items represent the losses associated with the early terminations of credit facilities at one Pooled Company, net of the related income tax benefits.
 (7) Pro forma net income per share is pro forma income before extraordinary items per share.
 (8) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 24, 1998 and January 25, 1997, see Note 2(k) of Notes to Pro Forma Combined Financial Statements included herein.
 (9) For calculation of pro forma as adjusted weighted average shares outstanding for the nine months ended January 24, 1998, see Note 2(m) of Notes to Pro Forma Combined Financial Statements included herein.

 (10) Gives effect to the Workflow Distribution and the purchase acquisition of Astrid as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "expect," and similar expressions are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW


    Workflow Management is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. U.S. Office Products acquired SFI and a related company, Hano, on January 24, 1997. On April 25, 1997, U.S. Office Products acquired United. On April 26, 1997, U.S. Office Products acquired DBF. On February 26, 1998, U.S. Office Products acquired Astrid. Upon consummation of the transactions described under the caption "The Spin-Offs From U.S. Office Products," these companies will become direct or indirect wholly-owned subsidiaries of Workflow Management.


    Workflow Management's consolidated financial statements give retroactive effect to the seven business combinations accounted for under the pooling-of-interests method during the period from January 1997 through April 1997 (the "Pooled Companies") and include the results of the two companies acquired in business combinations accounted for under the purchase method, each from its acquisition date. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results for years ended on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("Fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform with U.S. Office Products' fiscal year, which ends on the last Saturday of April. The following discussion should be read in conjunction with Workflow Management's consolidated financial statements and related notes thereto and pro forma financial statements and related notes thereto appearing elsewhere in this Prospectus.

    In accordance with generally accepted accounting principles, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of two years following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the years ended December 31, 1994 and 1995, the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, on a pro forma basis reflecting the Workflow Distribution and the results of the completed business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                                                FISCAL YEAR ENDED            NINE MONTHS ENDED
                                                     YEAR ENDED             --------------------------  ----------------------------
                                          --------------------------------                 PRO FORMA
                                           DECEMBER 31,     DECEMBER 31,     APRIL 26,     APRIL 26,     JANUARY 25,    JANUARY 24,
                                               1994             1995           1997          1997           1997           1998
                                          ---------------  ---------------  -----------  -------------  -------------  -------------
Revenues................................         100.0%           100.0%         100.0%        100.0%         100.0%         100.0%
Cost of revenues........................          74.5             75.9           72.2          71.4           72.1           73.9
                                                 -----            -----          -----         -----          -----          -----
  Gross profit..........................          25.5             24.1           27.8          28.6           27.9           26.1
Selling, general and administrative
  expenses..............................          20.8             20.1           21.7          22.1           21.6           20.6
Non-recurring acquisition costs.........                                           1.5           1.5            1.2
                                                 -----            -----          -----         -----          -----          -----
  Operating income......................           4.7              4.0            4.6           5.0            5.1            5.5
Interest expense, net...................           1.3              1.7            1.4           1.1            1.6            0.6
Other (income)..........................           0.1                             0.2                          0.3           (0.1)
                                                 -----            -----          -----         -----          -----          -----
Income before provision for income taxes
  and extraordinary items...............           3.3              2.3            3.0           3.9            3.2            5.0
Provision for income taxes..............           0.3                             1.1           1.6            0.9            2.1
                                                 -----            -----          -----         -----          -----          -----
Income before extraordinary items.......           3.0              2.3            1.9           2.3%           2.3            2.9
                                                                                               -----
                                                                                               -----
Extraordinary items--loss on early
  terminations of credit facilities, net
  of income taxes.......................                            0.2            0.2
                                                 -----            -----          -----                        -----          -----
Net income..............................           3.0%             2.1%           1.7%                         2.3%           2.9%
                                                 -----            -----          -----                        -----          -----
                                                 -----            -----          -----                        -----          -----

                                            PRO FORMA      PRO FORMA
                                           JANUARY 25,    JANUARY 24,
                                              1997           1998
                                          -------------  -------------
Revenues................................        100.0%         100.0%
Cost of revenues........................         71.4           73.2
                                                -----          -----
  Gross profit..........................         28.6           26.8
Selling, general and administrative
  expenses..............................         22.1           20.8
Non-recurring acquisition costs.........          1.1
                                                -----          -----
  Operating income......................          5.4            6.0
Interest expense, net...................          1.1            1.0
Other (income)..........................          0.2           (0.1)
                                                -----          -----
Income before provision for income taxes
  and extraordinary items...............          4.1            5.1
Provision for income taxes..............          1.7            2.1
                                                -----          -----
Income before extraordinary items.......          2.4%           3.0%
                                                -----          -----
                                                -----          -----
Extraordinary items--loss on early
  terminations of credit facilities, net
  of income taxes.......................
Net income..............................

CONSOLIDATED RESULTS OF OPERATIONS

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Consolidated revenues increased 7.5%, from $239.8 million for the nine months ended January 25, 1997, to $257.8 million for the nine months ended January 24, 1998. This increase was primarily due to sales to a large new account, passing on increased product costs to customers, increased sales to existing customers and the purchase acquisition of FMI Graphics, Inc. in 1997, which was subsequently merged into SFI.

    Gross profit increased 0.6%, from $66.9 million, or 27.9% of revenues, for the nine months ended January 25, 1997 to $67.3 million, or 26.1% of revenues, for the nine months ended January 24, 1998. This decrease in gross profit as a percentage of revenues was primarily due to inefficiencies related to the start-up period of a large new account.

    Selling, general and administrative expenses increased 2.6%, from $51.7 million, or 21.6% of revenues, for the nine months ended January 25, 1997 to $53.1 million, or 20.6% of revenues, for the nine months ended January 24, 1998. This decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in revenues combined with a decrease in executive compensation at the subsidiary level.

    The Company incurred non-recurring acquisition costs of $2.9 million for the nine-months ended January 25, 1997 in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees. GAAP requires the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests methods of accounting.

    Interest expense, net of interest income, decreased 57.4%, from $3.9 million for the nine months ended January 25, 1997 to $1.7 million for the nine months ended January 24, 1998. The decrease was due primarily to the fact that a portion of the debt outstanding during the nine months ended January 25, 1997 was repaid by U.S. Office Products upon acquisition of the Pooled Companies, and U.S. Office Products did not charge the Company interest on the long-term portion of the payable balance.

    Other expense decreased $815,000 from other expense of $610,000 for the nine months ended January 25, 1997, to other income of $205,000 for the nine months ended January 24, 1998. The decrease is primarily the result of costs incurred at one of the Pooled Companies, prior to January 25, 1997, relating to a contemplated initial public offering that was aborted as a result of that company's acquisition by U.S. Office Products.

    Provision for income taxes increased from $2.2 million for the nine months ended January 25, 1997 to $5.2 million for the nine months ended January 24, 1998, reflecting effective income tax rates of 29.0% and 40.8%, respectively. The lower effective tax rate for the nine months ended January 25, 1997, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations.

    FISCAL YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Consolidated revenues increased 5.8%, from $309.4 million in 1995, to $327.4 million in Fiscal 1997. This increase was primarily due to sales to a large new account, passing on increased product costs to customers and increased sales to existing customers.

    Gross profit increased 22.3%, from $74.5 million, or 24.1% of revenues, in 1995 to $91.0 million, or 27.8% of revenues, in Fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to cost reductions resulting from an increased utilization of Company owned manufacturing facilities and to increased rebates and purchase discounts from vendors.

    Selling, general and administrative expenses increased 14.4%, from $62.0 million, or 20.1% of revenues, in 1995 to $70.9 million, or 21.7% of revenues, in Fiscal 1997. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to an increase in fixed costs as a result of expansions to Company facilities for anticipated future growth.

    The Company incurred non-recurring acquisition costs of $5.0 million for the fiscal year ended April 26, 1997 in conjunction with business combinations accounted for under the pooling-of-interests method.

    Interest expense, net of interest income, decreased 15.5%, from $5.4 million in 1995 to $4.5 million in Fiscal 1997. The decrease was due primarily to the fact that a portion of the debt outstanding during 1995 was repaid by U.S. Office Products upon acquisition of the Pooled Companies and U.S. Office Products did not charge the Company interest on the long-term portion of the payable balance.

    Other expense increased $570,000, from $62,000 in 1995, to $632,000 in Fiscal 1997. Fiscal 1997 other expense consists primarily of costs incurred at one of the Pooled Companies, prior to January 25, 1997, relating to a contemplated initial public offering that was aborted as a result of that company's acquisition by U.S. Office Products.

    Provision for income taxes increased from a benefit of $33,000 in 1995 to an expense of $3.7 million in Fiscal 1997, reflecting effective income tax rates of -0.5% and 37.2%, respectively. The benefit from income taxes in 1995, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations. In Fiscal 1997, this effect was partially offset by non-deductible non-recurring acquisition costs.

    During Fiscal 1997, the Company incurred an extraordinary item totaling $798,000, which represented the expenses, net of the expected income tax benefit, associated with the early termination of the credit facility at one of the Pooled Companies during Fiscal 1997.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Consolidated revenues increased 100.7%, from $154.2 million in 1994, to $309.4 million in 1995. This increase was primarily due to a purchase acquisition by one of the Pooled Companies in February 1995 (the "1995 Purchased Company"), sales to new accounts and increased sales to existing customers.

    Gross profit increased 89.4%, from $39.3 million, or 25.5% of revenues, in 1994 to $74.5 million, or 24.1% of revenues, in 1995. The increase in gross profit was due primarily to the acquisition of the 1995 Purchased Company. The decrease in gross profit as a percentage of revenues was due primarily to the acquisition of the 1995 Purchased Company, which historically had lower gross margins.

    Selling, general and administrative expenses increased 93.7%, from $32.0 million, or 20.8% of revenues, in 1994 to $62.0 million, or 20.1% of revenues, in 1995. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to increased revenues which were generated without a correlating increase in selling, general and administrative expense which were primarily fixed in nature.

    Interest expense, net of interest income, increased 162.2%, from $2.0 million in 1994 to $5.4 million in fiscal 1995. The increase is due primarily to financing obtained by one of the Pooled Companies to acquire the 1995 Purchased Company.

    Provision for income taxes decreased from $379,000 in 1994 to a benefit of $33,000 in 1995, reflecting effective income tax rates of 7.5% and -0.5%, respectively. The lower effective income tax rate in 1994 and the benefit from income taxes in 1995, compared to the federal statutory rate of 35.0% plus state taxes, is the result of certain of the companies included in the results not being subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations.

PRO FORMA COMBINED RESULTS OF OPERATIONS

    The pro forma combined financial data discussed herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company.

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Pro forma revenues increased 5.2%, from $250.8 million for the nine months ended January 25, 1997, to $264.0 million for the nine months ended January 24, 1998. This increase was primarily due to sales to a large new account, passing on increased product costs to customers and increased sales to existing customers.

    Pro forma gross profit decreased 1.4%, from $71.8 million, or 28.6% of pro forma revenues, for the nine months ended January 25, 1997, to $70.9 million, or 26.8% of pro forma revenues, for the nine months ended January 24, 1998. This decrease in gross profit as a percentage of revenues was primarily due to inefficiencies related to the start-up period of a large new account.

    Pro forma selling, general and administrative expenses decreased 0.7%, from $55.5 million, or 22.1% of pro forma revenues for the nine months ended January 25, 1997, to $55.1 million, or 20.8% of pro forma revenues for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to spreading fixed costs over a larger revenue base during the nine months ended January 24, 1998.

    The provision for income taxes has been estimated using an effective income tax rate of 41.0%, which represents anticipated federal and state income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

    At January 24, 1998, the Company had cash of $248,000 and working capital of $25.4 million. The Company's capitalization, defined as the sum of long-term debt, long-term payable to U.S. Office Products and stockholder's equity, at January 24, 1998 was approximately $63.4 million. On a pro forma basis at January 24, 1998, the Company had working capital of $44.0 million and capitalization of $96.6 million.

    During the nine months ended January 24, 1998, net cash provided by operating activities was $6.0 million. Net cash used in investing activities was $4.0 million, including $3.4 million of capital expenditures and the payment of non-recurring acquisition costs of $906,000. Net cash used by financing activities totaled $3.9 million which consisted entirely of the net repayment of debt.

    During the nine months ended January 25, 1997, net cash provided by operating activities was $19.5 million. Net cash used in investing activities was $7.7 million, including $7.4 million of capital expenditures. Net cash used in financing activities totaled $10.6 million, consisting of the repayment of debt of $22.4 million and the payment of dividends at Pooled Companies of $4.6 million which was partially offset by the $16.4 million capital contribution by U.S. Office Products.

    During the fiscal year ended April 26, 1997, net cash provided by operating activities was $19.7 million. Net cash used in investing activities was $14.1 million, including $4.1 million of cash paid for non-recurring acquisition costs and $9.5 million of capital expenditures. Net cash used in financing activities totaled $4.7 million, consisting primarily of the repayment of debt of $17.2 million and the payment of dividends at Pooled Companies of $6.1 million, partially offset by the $20.1 million capital contribution by U.S. Office Products.

    During the year ended December 31, 1995, net cash provided by operating activities was $11.1 million. Net cash used in investing activities was $42.4 million, including $37.9 million of net cash paid in acquisitions and $5.9 million of capital expenditures. Net cash provided by financing activities totaled $31.4 million, consisting primarily of an increase in debt of $35.8 million and the payment of dividends at Pooled Companies of $3.9 million.

    During the year ended December 31, 1994, net cash provided by operating activities was $6.1 million. Net cash used in investing activities was $123,000. Net cash used in financing activities totaled $5.3 million, consisting primarily of the payment of debt of $3.1 million and the payment of dividends at Pooled Companies of $2.3 million.

    Workflow Management has significant operations in Canada. Net sales and income before provision for income taxes from the Company's Canadian operations accounted for approximately 37.1% and 59.6% of the Company's total net sales and income before provision for income taxes, respectively, in the fiscal year ended April 26, 1997. As a result, Workflow Management is subject to certain risks inherent in conducting business internationally, including fluctuations in currency exchange rates. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. The Company is currently reviewing certain hedge transaction options to mitigate the effect of currency fluctuations.

    Workflow Management's anticipated capital expenditures budget for the next twelve months is approximately $10.0 million for new equipment and maintenance.

    As a result of the provisions of Section 355 of the Code, the Company may be subject to constraints in its ability to issue additional shares of Common Stock in certain transactions for two years following the date of the Workflow Distribution. In particular, if 50% or more, by vote or value, of the capital stock of Workflow Management is acquired by one or more persons acting pursuant to a plan or series of transactions that includes the spin-off transaction, Workflow Management will suffer significant tax liability. Workflow Management will evaluate any significant future issuance of capital stock to avoid the imposition of such tax liability. See "Risk Factors--Possible Limitations on Issuances of Common Stock."

    The Distribution Agreement with U.S. Office Products calls for an allocation of $45.6 million of debt by U.S. Office Products resulting in the forgiveness of $20.1 million of debt at January 24, 1998, which will be reflected in the financial statements as a contribution of capital by U.S. Office Products. The Company is entering into a secured $150.0 million revolving credit facility underwritten and agented by Bankers Trust Company. The credit facility will mature approximately five years from the Distribution Date and will be secured by all assets of the Company. The credit facility will be subject to terms and conditions typical of a credit facility of such type and size, including certain financial covenants. Interest rate options are available to the Company conditioned on certain leverage tests. The maximum rate of interest will be the prime rate from time to time in effect. Workflow Management expects that the credit facility will be adequate to repay the debt allocated by U.S. Office Products and to fund working capital and capital expenditure needs. Workflow Management expects that a portion of the credit facility will also be available to fund the cash portion of future acquisitions, subject to the maintenance of bank covenants.


    The Company anticipates that its current cash on hand, cash flow from operations, the net proceeds from this Offering and additional financing available under the bank line of credit will be sufficient to meet the Company's liquidity requirements for its operations for the next 12 months. However, the Company intends to pursue acquisitions, which are expected to be funded through cash, stock or a combination thereof. There can be no assurance that additional sources of financing will not be required during the next 12 months or thereafter.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    Workflow Management's envelope business is subject to seasonal influences from holiday mailings. As Workflow Management continues to complete acquisitions, it may become subject to other seasonal influences if the businesses it acquires are seasonal. Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired may differ substantially from those of Workflow Management, which could contribute to further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that Workflow Management may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following tables set forth certain unaudited quarterly financial data for the year ended December 31, 1995, the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998. The information has been derived from unaudited consolidated financial statements, that in the opinion of management reflect adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.

                                                                                                  QUARTER ENDED
                                                                                  ----------------------------------------------
                                                                                  MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                                                                                     1995        1995        1995        1995
                                                                                  ----------  ----------  ----------  ----------
                                                                                                  (IN THOUSANDS)
Revenues........................................................................  $   65,497  $   80,595  $   79,815  $   83,519
Gross profit....................................................................      15,770      19,361      19,229      20,107
Operating income................................................................       2,681       3,296       3,306       3,172
Net income......................................................................       1,789       1,529       1,744       1,294

                                                                                                  QUARTER ENDED
                                                                                  ----------------------------------------------
                                                                                   JULY 27,    OCT. 26,    JAN. 25,   APRIL 26,
                                                                                     1996        1996        1997        1997
                                                                                  ----------  ----------  ----------  ----------
                                                                                                  (IN THOUSANDS)
Revenues........................................................................  $   78,071  $   80,227  $   81,453  $   87,630
Gross profit....................................................................      21,717      22,518      22,647      24,159
Operating income................................................................       4,650       6,085       1,510       2,841
Net income (loss)...............................................................       2,974       3,181        (658)        (67)

                                                                                                         QUARTER ENDED
                                                                                               ----------------------------------
                                                                                                JULY 26,    OCT. 25,    JAN. 24,
                                                                                                  1997        1997        1998
                                                                                               ----------  ----------  ----------
                                                                                                         (IN THOUSANDS)
Revenues.....................................................................................  $   82,163  $   88,884  $   86,730
Gross profit.................................................................................      21,895      23,314      22,086
Operating income.............................................................................       4,975       4,842       4,395
Net income...................................................................................       2,703       2,582       2,264

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during 1994, 1995 or Fiscal 1997.

NEW ACCOUNTING PRONOUNCEMENT

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Workflow Management intends to adopt SFAS No. 130 in the fiscal year ending April 24, 1999.

YEAR 2000 ISSUE

    Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently use only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 (the "Year 2000 Issue"). The Company has reviewed the potential impact of the Year 2000 Issue on its business, operations and financial condition and has concluded that it will not be material.

    The Company intends to have its proprietary software systems and related services (known as GetSmart) Year 2000 ready by July 1998 and its proprietary systems and related services (known as Informa) Year 2000 ready by the end of the third fiscal quarter of 1998. With respect to the third party vendors components, the Company will use its best efforts to replace third-party software, hardware, and computer systems that are currently not Year 2000 ready by December 31, 1999.

                                    BUSINESS

    The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "expect," and similar expressions are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

COMPANY OVERVIEW

    Workflow Management is an integrated graphic arts company providing documents, envelopes and commercial printing to more than 22,000 businesses in the United States and Canada. The Company also offers various print and facilities management services which allow customers to realize cost savings by outsourcing non-core operations, as well as design services and workflow analysis. Drawing on its position in the industry and its experience in completing acquisitions, the Company seeks to become a leading consolidator in the highly-fragmented graphic arts industry. In the last ten years, the Company's senior management team successfully completed the acquisition of 16 companies for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of U.S. Office Products in January 1997, that same management team has continued its acquisition strategy by successfully buying six additional companies. As a result, the enterprise has grown from SFI's revenues and operating income of $115.1 million and $6.7 million, respectively, for the year ended December 31, 1996, to the Company's revenues and operating income of $345.4 million and $17.1 million, respectively, for the twelve months ended January 24, 1998. The Company currently has over 2,000 employees and has 17 manufacturing facilities in seven states and five Canadian Provinces, 26 distribution centers, eight print-on-demand centers and 59 sales offices. Workflow Management intends to continue to pursue its aggressive acquisition strategy to extend its geographic scope and market penetration and to increase sales to existing customers by cross-selling documents, envelopes and commercial printing.

    Workflow Management offers a full range of printed products which are either manufactured by the Company or procured from one of the Company's more than 3,500 vendors. The Company's product line includes: (i) documents, such as custom invoices, purchase orders, checks and labels; (ii) envelopes, including specialty envelopes for uses such as credit card solicitations, annual reports, direct mail and airline tickets; and (iii) commercial printing, such as product and corporate brochures, personalized direct mail literature, catalogs, directories and digital imaging. The Company's manufacturing base, combined with its extensive vendor network and distribution capability, gives the Company broad flexibility to meet customers' demands for printed products. For the nine months ended January 24, 1998, approximately 55.2% of its revenues were derived from products purchased by the Company for distribution, and 44.8% were derived from products manufactured by the Company.

    Many of the Company's customers are attempting to reduce their overhead and direct costs by focusing on core competencies and by outsourcing non-core operations to specialists. The Company provides customers with print management services that are designed to control the costs of procuring, storing and using graphic arts in their business operations. As an outsourcing specialist for print management services, Workflow Management enables its customers to reduce costs and improve control by soliciting competitive bids, establishing more efficient inventory levels and order quantities, and consolidating requisitions, production and deliveries. The Company also performs design and procurement services for its customers. In order to meet growing demand, Workflow Management plans to continue to expand its product lines and services, and to promote its print and facilities management services, which allow customers to outsource the management of print products.

    The Company believes that its proprietary technology and systems are central to its ability to capitalize effectively on industry outsourcing trends and provide it with a significant competitive advantage. The Company has developed its GetSmart and Informa transaction and information systems to support these services and the Company's sales of print products. The GetSmart system provides transaction, reporting and control capabilities to the Company and its customers in the United States. The Informa system supports requisition, distribution and imaging services with a control database and a variety of customer interfaces for its customers in Canada, including the Imagenet Document Manager that provides access via the world wide web. In addition, using the GetSmart and the Informa systems, the Company has the flexibility to integrate future acquisitions and increase its customer base rapidly and seamlessly. In addition, with its technology platform, Workflow Management believes that it is able to position itself as a premier technology deployer, thus increasing the Company's attractiveness to potential acquisition targets. The Company is granting a license to U.S. Office Products for the Company's Imagenet technology effective on the Distribution Date. See "Certain Transactions."


    The document, envelope and commercial printing industries that comprise the graphic arts businesses are highly fragmented, and the Company believes they are ripe for consolidation. The Company believes that the market for documents was approximately $12.7 billion in 1996, up from $11.1 billion in 1993; (ii) while the U.S. market for envelopes decreased from $3.0 billion in 1989 to $2.6 billion in 1992, the market has since increased to approximately $3.0 billion in 1996; and (iii) the general commercial segment of the United States printing industry shipped more than $88.0 billion of products in 1996, an increase of 8% over 1995. Furthermore, management believes there are approximately 200 envelope manufacturers in the U.S., and that the commercial printing industry is composed of approximately 25,000 printing plants, 70% of which have fewer than 10 employees.

    The principal subsidiaries of the Company are as follows:

    - SFI is a national distributor of documents and other printed consumables used by businesses in the United States. SFI also provides print management services that are designed to control its customers' costs of procuring, storing and using graphic arts. SFI developed its proprietary GetSmart information system as the platform for delivering these services and executing sales. SFI has 338 employees, 150 of which are in sales. SFI has 25 sales offices and nine distribution warehouses located in eight states.

    - United is a regional manufacturer and distributor of envelopes, primarily custom and specialty envelopes for applications such as credit card solicitations, annual reports, direct mail and airline tickets. United manufactures its products in four plants located in New York, New Jersey and Pennsylvania. United also has several digital pre-press systems for converting text and graphics to film and plates prior to printing, enabling United to offer design services to its customers. United has 311 employees, of which 19 are in sales and 223 are in manufacturing.

    - DBF is a Canadian manufacturer, printer and distributor of documents and other printed products, such as labels, direct mail, business communications, security products, bar coding and thermal labeling. DBF also offers its customers document and print facility management services through its proprietary Informa and Imagenet systems. These systems allow DBF's customers to control printing processes at DBF's eight Imagenet print centers which are located in six cities across Canada. In addition, DBF has 11 plants with approximately 1,200 employees, of which 854 are engaged in manufacturing or printing.

    - Hano is a manufacturer and printer of documents. Hano has three plants located in Georgia, Illinois and Massachusetts. Hano has 184 employees. Approximately 21% of Hano's products are sold to SFI.

BUSINESS STRATEGY

    The Company's objective is to become a leading single source provider of printed products and related services to businesses of all sizes. To attain its goals, Workflow Management plans to grow both externally, through strategic acquisitions, and internally, through new product development, cross-selling the full suite of the Company's products and services to its subsidiaries, which had previously limited product offerings, and cross-utilization of the Company's proprietary computer systems. In addition, the Company intends to develop additional systems to establish a position as one of the industry's most technologically sophisticated providers of printed products and related management services.

    Workflow Management intends to capitalize on consolidation opportunities in three segments of the North American graphic arts industry: U.S. printed products, U.S. envelopes and Canadian printed products. Through acquisitions, the Company plans to expand its presence into new geographic regions and increase penetration in regions where it currently has operations. In the U.S. printed products market, the acquisition strategy will focus on the large population of independent distributors. Workflow Management is the third largest print distributor in North America. In the last ten years the Company's senior management team successfully completed the acquisition of 16 smaller distributors for Standard Forms, Inc., the predecessor to SFI. Since the acquisition of SFI and Hano by the Print Management Division of U.S. Office Products in January 1997, that same senior management team has continued its acquisition strategy by successfully buying six additional companies, including envelope businesses and print businesses. The Company intends to pursue additional acquisitions in the highly fragmented U.S. print distribution market. In the U.S. envelope market, Workflow Management will seek to acquire high value-added producers of specialty envelope and direct mail concerns. In the Canadian printed products market, the Company plans to leverage its document sales force and customer base with selective acquisitions of commercial print manufacturers.

    Workflow Management intends to grow internally through product development, cross-marketing and cross-utilization of its proprietary GetSmart, Informa and Imagenet computer systems. A substantial majority of the Company's net sales are derived from custom documents, envelopes and commercial printing. The Company believes that its analysis, design work and print management services enable the Company to better understand customers' requirements, and foster close business relationships between the Company and its customers. Workflow Management believes that its knowledge of customer requirements and these relationships enable the Company to identify new product lines and services in response to emerging customer opportunities and provide cross-marketing opportunities for the Company's various product lines and services. The Company also believes that it will be able to increase sales by implementing its GetSmart, Informa and Imagenet systems on a Company-wide basis.

PRODUCT LINES

    DOCUMENTS. Workflow Management offers a complete line of custom and stock documents, such as invoices, purchase orders, money orders, bank drafts and labels. These documents may be fan-folded, roll-fed, snap-apart or cut-sheet, and manufactured to specification with respect to content, size, plies, paper and inks. More than 85% of the Company's revenues from sales of documents are from sales of custom products.

    ENVELOPES. Workflow Management offers a complete line of conventional and specialty envelopes for applications such as billing, credit card solicitations, annual reports, proxy solicitations, direct mail and airline tickets. These envelopes are of varying sizes and specialized materials, with constructions including wallet flap, flat mailer, safety fold, peel and seal, clasp, button and string, window, expansion and continuous. The Company can customize dimensions, materials, construction, and graphics to customers' specific requirements.

    COMMERCIAL PRINTING. The Company's commercial printing line includes products such as corporate brochures, personalized direct mail, catalogs, directories and promotional products. These products are designed and manufactured to customers' requirements. Workflow Management provides a variety of custom services, including art direction, digital and conventional design, layout, illustration, photography and production.

    The following table sets forth the amount of the Company's revenue derived from each of its three largest product lines for the periods indicated:


                                                                     FISCAL YEAR  NINE MONTHS
                                                        YEAR ENDED      ENDED        ENDED
                                                       DECEMBER 31,   APRIL 26,   JANUARY 24,
                                                           1995         1997          1998
                                                       ------------  -----------  ------------
                                                                   (IN THOUSANDS)

Documents............................................   $  178,806    $ 186,787    $  126,756

Envelopes............................................      101,642       97,256        74,290

Commercial Printing..................................       24,850       37,426        32,978

PRINT MANAGEMENT

    Workflow Management supports its product offering with a selection of value-added services. For many businesses, the costs of managing, storing, and using printed products exceed their purchase price. The Company seeks to control these costs and improve efficiency throughout the workflow by providing systems analysis, design, and facilities and inventory management services. Workflow Management delivers its print management services through GetSmart and Informa, its proprietary computerized transaction and information systems. The Company does not charge a separate fee for its management services, but instead tailors its product pricing to reflect the services provided.

    GETSMART SYSTEM. The Company offers the GetSmart system in the United States. GetSmart provides transaction, reporting and control capabilities to the Company and its customers. SFI introduced GetSmart in 1986, and it re-engineered the system in 1993 to incorporate advances in hardware and software technologies. The system's transaction database now includes more than 200,000 SKUs, 12,000 active customers and 3,500 active vendors. Customers can access GetSmart either off-line, through the Company's sales and customer support personnel, or on-line, through wide area network, dial-up, leased-line and Internet connections. This array of delivery options makes GetSmart available to customers of every size and complexity, and to customers at every level of computer sophistication. The discussion below summarizes these support functions. The Company is continually refining and enhancing the GetSmart system.

    A customer can initiate a distribution from inventory by issuing a requisition through GetSmart. GetSmart then allocates the merchandise to the cost center and routes the release to the appropriate distribution facility. Customers can specify their minimum inventory requirements or can rely on GetSmart's ongoing analysis of usage patterns and lead times. GetSmart notifies the Company's sales representative when a re-order point is reached, and the representative negotiates a new purchase order with the customer. The purchase order is entered into the system and GetSmart tracks the order to the product's receipt at the Company's distribution center. At this point the storage, shipment, usage and re-order cycle begins again. Throughout the cycle, the system supports inventory transfers and write-offs, returns of items requisitioned in error, and purchases that are shipped directly to customers by the Company's vendors. GetSmart produces invoices when merchandise is received at the Company's distribution centers, or when it is shipped to customers, and tracks invoices through to remittance. All transactions can be consummated in a number of electronic formats required by customers' data processing operations. GetSmart also offers electronic catalogs of 375,000 promotional products and 30,000 office products. The catalogs provide product images and descriptions, as well as powerful search engines enabling customers to locate the products best suited to their requirements.

    GetSmart can generate more than 100 real-time and periodic reports to customers. These reports detail, summarize and analyze purchases, inventory levels, utilization rates and billing by cost center, product, and product line to meet each customer's specific needs. Reports can be viewed on-screen in real time, printed at the customer's premises, printed remotely and delivered to a customer, or transmitted electronically for further processing by a customer's internal management information system. The

Company maintains five years of historical data on-line for comparative reports and analyses. In addition, GetSmart's Base Line Pricing Report routinely analyzes changes in prices charged to managed accounts, an analysis the Company believes is unique in the industry.

    GetSmart also provides customers with a system of management controls for certain services. Customers may control cost center access with passwords, allocate inventories to cost centers, limit the transacting and reporting authority of each cost center by product or product line, constrain purchases and requisitions to amounts budgeted for each cost center, and suspend transactions until they are reviewed and approved. The Company can customize GetSmart to create optimal programs for its customers.

    INFORMA SYSTEM. Workflow Management offers the Informa system in Canada. Informa supports requisition, distribution, and digital imaging services with a central transaction database and a variety of customer interfaces. In addition to sophisticated print-on-demand capabilities, Informa provides much of the functionality of the GetSmart system: inventory inquiries and releases; order tracking; usage analysis and forecasting; detailed reporting for cost centers and products; and procurement-card and X.12 EDI billing. Customer interfaces include terminal access, a graphical user interface client, e-mail, world wide web browser, touch-tone, and automated voice recognition. Informa is accessed through leased lines, dial-up service, Internet and wide area networks.

    Informa's Electronic Job Ticket ("EJT") interface is a specialized e-mail enabling customers to requisition documents and other products from the Company's distribution centers, and to route attached documents to the Company's network of Imagenet print-on-demand facilities. EJT's print-on-demand feature supports a broad range of custom specifications, including quantities; fixed and variable imaging; page orientation; paper size, weight, grade, and color; drilling and binding; and cover page. EJT also provides fields for the customer's budget code, billing information, and distribution instructions. EJT originates jobs ranging from single impressions, to thousands of copies delivered to a single location, to thousands of documents mailed to tens of thousands of recipients.


    IMAGENET DOCUMENT MANAGER. The Company intends to deploy Imagenet for use in the United States. Workflow Management is licensing Imagenet to U.S. Office Products effective on the Distribution Date.


    Workflow Management provides customers with world wide web-access to Informa through its Imagenet. This application provides a browser interface to Informa's transaction and reporting features for managing and distributing inventories held for customers. The application also offers a full-featured document librarian, with image storage, retrieval, viewing, downloading, archiving, and version control. In addition, Imagenet provides estimation and requisition for digital print-on-demand orders. Production images for these orders can be uploaded to the world wide web or retrieved from the application's document library.

OPERATIONS

    SALES. Workflow Management sells its products directly to end-users, as well as to distributors and brokers who re-sell to end-users. The Company employs more than 350 sales representatives and 175 customer service personnel in 59 sales offices throughout the United States and Canada. Sales representatives are compensated through salaries and commissions. Commissioned sales representatives are compensated based on either product sales or gross margins. In addition to the Company's line of documents, commercial printing, envelopes and related products, the sales force offers value-added services including workflow analysis, design, document management, and print-on-demand. The Company's sales force is supported by its GetSmart and Informa transaction and information systems. See "--Print Management."

    PURCHASING. Workflow Management purchases raw materials such as paper stock, ink, stock envelopes, adhesives, plates, film, chemicals, and cartons from a variety of manufacturers and resellers. These materials are purchased job-by-job or under contracts with terms of up to two years. Longer-term supply contracts generally specify services to be provided and may guarantee product availability, but typically reserve to vendors the right to adjust prices as required by market conditions. The largest suppliers of paper stock to the Company are Rollsource, Appleton, Mead, Avenor and Domtar. Workflow Management also purchases finished goods for resale to customers. These finished goods include the Company's full line of documents, envelopes and commercial printing. Workflow Management has more than 3,500 suppliers of finished goods, including, among the largest, Ward Kraft Forms, United Computer Supplies, Gilman Sky, Transkrit and United Stationers, Inc.

    MANUFACTURING. Workflow Management manufactures documents and envelopes. Documents produced by the Company include continuous and snap-apart forms, roll forms, cut sheets and label/form combinations, and checks and other security documents. Workflow Management operates 13 document plants in Canada and four in the United States. These plants employ more than 1,100 manufacturing personnel and utilize over 250 presses and other machines. The Company also manufactures a broad line of conventional and specialty envelopes in four plants located in New York, New Jersey and Pennsylvania. The envelope plants currently operate more than 80 manufacturing and printing machines. Workflow Management operates a network of eight Imagenet print-on-demand facilities in Canada, providing digital imaging and litho quick printing. The Company also operates several conventional and digital pre-press systems for converting text and graphics to film and plates prior to printing. Among these pre-press capabilities are several state-of-the art digital systems which enhance overall production efficiency and provide high-process capabilities to customers.

    DISTRIBUTION. Products manufactured by Workflow Management are either shipped directly to customers or held in inventory and shipped as requisitioned by customers. Finished goods purchased by the Company from manufacturers and wholesalers are either shipped directly to customers by vendors, or shipped to, stored in, and shipped from one of the Company's distribution centers. Workflow Management owns or leases nine distribution centers in the United States and 17 in Canada, and rents additional warehouse space as necessary. More than 120 distribution personnel are employed by Workflow Management. Products are transported from the Company's suppliers and to its customers by short-haul, regional, contract and custom carriers, as well as by air and ground courier services.

CUSTOMERS

    Workflow Management has more than 22,000 customers ranging in size from small office/home office businesses to Fortune 500 companies in industries such as healthcare, insurance, energy, advertising, travel and financial services. Significant customers of the Company include: Bank of Montreal; Aetna, Inc.; Citibank N.A.; Chase Manhattan Corp.; Group Health Incorporated; Health Insurance Plan of Greater New York, Inc.; Heilig-Meyers Company; Merrill Lynch & Co., Inc.; Banco Popular, Inc.; Shell Canada; and Salomon Smith Barney Holdings, Inc.

    The Company's five largest customers accounted for 10.7% of the Company's net sales for the nine months ended January 24, 1998. The Company's single largest customer accounted for approximately 4.1% of net sales for the nine months ended January 24, 1998. Although that customer has recently agreed to be acquired, the Company has entered into a new four year services agreement with the customer.

COMPETITION

    Workflow Management competes for retail sales of documents and envelopes against other independent distributors and against manufacturers' direct sales organizations. In commercial printing, the Company also competes with manufacturers' direct sales organizations, independent brokers, advertising agencies and design firms. The principal competitive factors in the graphic arts industry are price, quality, selection, services, production capacity, delivery and customer support.

    Although Workflow Management often competes with smaller businesses, it also competes against the largest competitors in the North American documents industry, such as Moore Corporation Ltd., Reynolds & Reynolds Company, Standard Register Company and Wallace Computer Services, Inc., and the largest competitors in the U.S. envelope industry, such as Mail-Well, Westvaco and Tension Envelope Company.

The largest competitors for commercial printing include direct sales organizations of Graphic Industries, Inc., R. R. Donnelley & Sons, Quebecor, Inc. and World Color Press, Inc. Most of these competitors have substantially greater financial resources than the Company.

EMPLOYEES

    As of December 31, 1997, Workflow Management had more than 2,000 full- and part-time employees, including over 550 in sales and sales support and more than 1,200 in manufacturing. Approximately 31% of the Company's employees in the United States and approximately 8% of the Company's employees in Canada are represented by labor unions. There can be no assurance that work stoppages or strikes will not occur. The Company considers its employee relations to be good.

INTELLECTUAL PROPERTY

    Workflow Management has more than 40 registered trademarks in the U.S. and Canada, including GetSmart, Informa and Imagenet. The Company believes that its trademarks and other proprietary rights are material to the operations of its business. Workflow Management regards its GetSmart, Informa and Imagenet software as proprietary, and relies on a combination of copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its rights. Workflow Management is not aware that any of its software, trademarks or other proprietary rights are being infringed by third parties, or that it infringes proprietary rights of third parties. See "Risk Factors--Dependence on Intellectual Property Rights; Risks of Infringement."

PROPERTIES

    The following table sets forth certain information about the Company's executive offices and manufacturing and printing facilities:

                                                                        APPROXIMATE
                                                                           SQUARE                        LEASE
                        FUNCTION AND LOCATION                             FOOTAGE       TITLE          EXPIRATION
----------------------------------------------------------------------  ------------  ----------  --------------------

EXECUTIVE OFFICE:

  Palm Beach, Florida.................................................     5,000        Leased            2003

MANUFACTURING AND PRINTING:

  Conyers, Georgia....................................................     71,300       Leased            2006

  Mt. Olive, Illinois.................................................     82,000       Leased            2004

  Springfield, Massachusetts..........................................     65,000       Leased            2004

  Lyndhurst, New Jersey...............................................     16,000       Leased            2000

  New York, New York..................................................    160,000       Leased            2002

  New York, New York..................................................     53,000       Leased            2005

  New York, New York..................................................     60,000       Leased            2002

  Norfolk, Virginia...................................................     26,400       Owned              --

  Mt. Pocono, Pennsylvania............................................    140,000       Owned              --

  Calgary, Alberta....................................................     48,000       Leased            1999

  Calgary, Alberta....................................................     30,000       Leased            1999

  Edmonton, Alberta...................................................     81,000       Leased            2006

  Victoria, British Columbia..........................................     14,000       Leased            1999

  Winnipeg, Manitoba..................................................     12,500       Leased            2002

  Brampton, Ontario...................................................    174,500       Leased            1999

  Brampton, Ontario...................................................     44,200       Leased            2000

                                                                        APPROXIMATE
                                                                           SQUARE                        LEASE
                        FUNCTION AND LOCATION                             FOOTAGE       TITLE          EXPIRATION
----------------------------------------------------------------------  ------------  ----------  --------------------
  London, Ontario.....................................................     17,500       Leased       month-to-month

  Mississauga, Ontario................................................     60,000       Leased            2004

  Mississauga, Ontario................................................     7,200        Leased       month-to-month

  Toronto, Ontario....................................................     10,000       Leased            2000

  Regina, Saskatchewan................................................     28,000       Leased            2006

  Dorval, Quebec......................................................     42,000       Owned              --

  Granby, Quebec......................................................    100,000       Owned              --

  Pointe Claire, Quebec...............................................     30,000       Leased            1998

    In addition to those facilities identified above, Workflow Management leases other offices, warehouses and distribution centers across the United States and Canada.

    Workflow Management believes that its properties are adequate to support its operations for the foreseeable future.

ENVIRONMENTAL REGULATIONS

    The Company's operations and real property are subject to United States and Canadian federal, state, provincial, and local environmental laws and regulations, including those governing the use, storage, treatment, transportation and disposal of solid and hazardous materials, the emission or discharge of such materials into the environment, and the remediation of contamination associated with such disposal or emissions. Certain of these laws and regulations may impose joint and several liability on lessees and owners or operators of facilities for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.

    The past and present business operations of the Company that are subject to the Environmental Laws and regulations include the use, storage, handling, and contracting for recycling or disposal of hazardous and nonhazardous materials such as washes, inks, alcohol-based products, fountain solution, photographic fixer and developer solutions, machine and hydraulic oils, and solvents. Workflow Management generates both hazardous and non-hazardous waste.

    Limited environmental investigations have been conducted at certain of the Company's properties. Based on these investigations and all other available information, management believes that the Company's current operations are in substantial compliance with the Environmental Laws. The Company is not aware of any liability under the Environmental Laws that the Company believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given, however, that all potential environmental liabilities have been identified or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable Environmental Laws) will not require material expenditures to maintain compliance or resolve potential liabilities.

LEGAL MATTERS

    Workflow Management is involved in various lawsuits arising in the ordinary course of business. Workflow Management believes that the outcome of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Following this Offering, it is anticipated that the directors, executive officers and key employees of the Company will be as follows:


                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
OFFICERS AND DIRECTORS OF THE COMPANY:
Thomas B. D'Agostino.................................          55   Chairman of the Board, President, Chief Executive
                                                                      Officer and Director
Steven R. Gibson.....................................          38   Vice President and Chief Financial
                                                                      Officer
Claudia S. Amlie.....................................          29   Vice President and General Counsel
Thomas A. Brown, Sr.(1)(2)...........................          55   Director
Gus J. James, II(1)..................................          59   Director
Jonathan J. Ledecky..................................          40   Director
Timothy L. Tabor.....................................          44   Director
F. Craig Wilson(2)...................................          48   Director

KEY EMPLOYEES OF SUBSIDIARIES:
John Conway..........................................          55   President of Data Business Forms Limited
Thomas B. D'Agostino, Jr.*...........................          31   President of SFI of Delaware, LLC
Robert M. Fishbein...................................          55   Co-Chairman and Co-President of United Envelope, LLC
Richard M. Schlanger.................................          53   Co-Chairman and Co-President of United Envelope, LLC
Andre Beaudet........................................          55   President of Hano Document Printers, Inc.


------------------

* Thomas B. D'Agostino, Jr. is the son of Thomas B. D'Agostino, Chairman of the Board and Chief Executive Officer of the Company.

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    The Board of Directors intends to increase its size from six to seven members following this Offering and to appoint the seventh director to serve on the Compensation Committee.


    THOMAS B. D'AGOSTINO is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. D'Agostino was President of SFI and its predecessor company, Forms & Peripherals, Inc., from 1972 until 1998, and was appointed President of U.S. Office Products Print Management Division in January 1997 when U.S. Office Products acquired SFI and Hano.



    STEVEN R. GIBSON is Vice President and Chief Financial Officer of the Company, the position to which he was appointed in April 1998. From February 1997 until April 1998, Mr. Gibson was President of Cortez Financial Services, Inc, an investment banking company. From May 1985 to February 1997, he was employed in various positions at NationsBank Corporation, ultimately serving as Senior Vice President.



    CLAUDIA S. AMLIE was appointed Vice President and General Counsel of the Company in May 1998. From July 1997 until April 1998, she served as an associate attorney at the law firm of Edwards & Angell in Palm Beach, Florida. Ms. Amlie worked as an associate attorney at Foley & Lardner in West Palm Beach, Florida from June 1996 to July 1997 and Stearns, Weaver, Miller, Weissler, Alhadeff & Sitterson in Miami, Florida from August 1994 to May 1996. Ms. Amlie graduated from law school in 1994.

    THOMAS A. BROWN, SR. has served as the Vice
President-Purchasing/Sourcing/Logistics of Pfizer, Inc., a large pharmaceutical company, since May 1996. From June 1991 until May 1996, Mr. Brown was Vice President-Procurement of Aetna, Inc., a national insurance company.

    GUS J. JAMES, II is the President, a director and shareholder of the law firm of Kaufman & Canoles in Norfolk, Virginia. Mr. James has practiced law with Kaufman & Canoles since 1967. See "Certain Transactions."

    JONATHAN J. LEDECKY will serve as a director and an employee of the Company and each of the other Spin-Off Companies. He founded Consolidation Capital Corporation in February 1997 and will serve as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994 and will serve as its Chairman of the Board until the Distribution Date and served as its Chief Executive Officer until November 5, 1997. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral Products, Inc. since April 1997 and has been a director of UniCapital Corporation since October 1997. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.


    TIMOTHY L. TABOR served as Executive Vice President of U.S. Office Products Print Management Division and Executive Vice President and Chief Operating Officer of SFI and Hano from May 1997 until the Distribution Date. From 1996 until 1997, he served as an executive officer of SFI and Hano. From 1993 to 1995, Mr. Tabor managed his own investments. From 1987 to 1993, Mr. Tabor held various positions with Tudor Investment Corp., serving as Director of Technology from 1987 to 1990, Director of the Securities Department from 1990 until 1992 and as a proprietary trader in 1993.


    F. CRAIG WILSON has served as Chief Executive Officer and Chairman of the Board of Cortez III Service Corporation ("Cortez III") since March 1997. Cortez III provides logistics and technical services to various governmental agencies. Mr. Wilson also serves as President of EC III, Inc., a joint venture of Cortez III, and EG&G, Inc. From 1993 to 1997, Mr. Wilson was Chief Operating Officer of Cortez III.

    JOHN CONWAY has served as President of DBF since 1992. From 1987 to 1992, Mr. Conway was Vice President and General Manager of Data East.

    THOMAS B. D'AGOSTINO, JR. was appointed President of SFI in 1998. He previously served as Vice President of Sales of SFI from 1997 until 1998. From 1995 to 1997, he served as President of Hano. From 1993 to 1995, Mr. D'Agostino, Jr. held several other positions with Hano, including Vice President of Sales and Marketing and General Manager.

    ROBERT M. FISHBEIN is Co-Chairman of United. He has also served as Co-President of United since 1994. From 1982 to 1994, Mr. Fishbein held the position of Executive Vice President of United.

    RICHARD M. SCHLANGER is also Co-Chairman of United. He has also served as Co-President of United since 1994. From 1982 to 1994, Mr. Schlanger held the position of Executive Vice President of United.

    ANDRE BEAUDET is President of both Hano and Multiple Pakfold, Inc., the distributor arm of DBF. Mr. Beaudet joined DBF in 1992 when it acquired Southam Paragon, where he had been employed since 1965. From 1986 to 1997, Mr. Beaudet held a variety of positions at Southam Paragon, including President and Vice President.

    Directors are elected for a one-year term and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal.

COMMITTEES OF THE BOARD

    The Board of Directors has an Audit Committee. The Audit Committee is charged with reviewing Workflow Management's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. Messrs. Brown and James are members of the Audit Committee.

    The Board of Directors has a Compensation Committee. The Compensation Committee is charged with determining the compensation of Workflow Management's executive officers and administering the 1998 Stock Incentive Plan. Mr. Wilson and Mr. Brown are members of the Compensation Committee. See "--1998 Stock Incentive Plan."

LEDECKY SERVICES AGREEMENT


    Jonathan J. Ledecky entered into the Ledecky Services Agreement with U.S. Office Products on January 13, 1998, as amended and restated as of June 8, 1998, which will be effective on the Distribution Date and contingent on the consummation of the Distributions. The Ledecky Services Agreement will expire on September 30, 1998 if none of the Distributions has occurred by that date. If the Ledecky Services Agreement becomes effective, it will replace his employment agreement with U.S. Office Products as amended November 4, 1997. The principal terms of this agreement, as amended, are summarized here.


    The Ledecky Services Agreement governs Mr. Ledecky's continuing obligations to U.S. Office Products. Under the Ledecky Services Agreement, Mr. Ledecky will report to the U.S. Office Products Board and will provide high-level acquisition negotiation services and strategic business advice. Under the Agreement, Mr. Ledecky will remain an employee of U.S. Office Products at an annual salary of $48,000 through June 30, 2001. As a continuing employee of U.S. Office Products, Mr. Ledecky will also retain his existing U.S. Office Products' options despite his reduction in services to U.S. Office Products. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause" where cause consists of (i) his conviction of, or guilty or nolo contendere plea to, a felony demonstrably and materially injurious to U.S. Office Products, or (ii) his violation of the non-competition provision as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products stock options and will have 90 days to exercise any vested options.


    The Company is entering into an employment agreement with Mr. Ledecky, effective as of June 10, 1998, that will implement assigned portions of the Ledecky Services Agreement. Under the employment agreement, Mr. Ledecky will report to the Board of Directors and senior management of the Company. In such capacity, Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice. The Company can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Consolidation Capital Corporation, U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of the Company and will be eligible for such benefit plans in accordance with their terms. The Company will pay Mr. Ledecky an annual salary of $48,000 for up to two years. The Company may terminate Mr. Ledecky's employment with "cause," where cause is defined as in the Ledecky Services Agreement as modified to refer to the Company.



    The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue until the end of a specified restricted period, which for Workflow Management, means the later of June 10, 2000 or the date one year after Mr. Ledecky leaves Workflow Management's employ. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products or the Spin-Off Companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where the relevant U.S. Office Products Company regularly maintains an office with employees. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (i) certain businesses that are potentially competitive with Aztec Technology Partners, Inc. if those businesses (A) relate to computer installation and servicing, (B) information technology, or (C) telecommunications, and if, when acquired, the businesses met certain revenue limits and had their principal place of business in the same metropolitan area as that of the acquiring electrical contracting and services business; (ii) businesses selling, supplying, or distributing janitorial or sanitary products or services; (iii) businesses managing or servicing office equipment (other than computers); (iv) businesses providing internet access services; (v) UniCapital Corporation's current businesses (which include equipment leasing); or (vi) U.S. Marketing Services. The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away managerial employees of the U.S. Office Products Companies or from calling upon customers of the U.S. Office Products Companies to solicit or sell products or services in direct competition with the U.S. Office Products Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation any person then or in the preceding one year employed by the U.S. Office Products Companies. U.S. Office Products is permitted to (and will) assign to Workflow Management the ability to enforce the non-competiton provisions described above as to its own business, which will then constitute part of his employment agreement with the Company.



    Mr. Ledecky is receiving a stock option for Common Stock from Workflow Management as of June 10, 1998. The option is intended to compensate Mr. Ledecky for his services to Workflow Management as an employee. That option is being granted under the Company's 1998 Stock Incentive Plan. The option covers 7.5% of the outstanding Common Stock, determined as of the Distribution Date, without regard to the Offering. The per share exercise price of the option is equal to the initial public offering price of the Common Stock. If this Offering does not occur, the exercise price of Mr. Ledecky's option will be equal to the closing sale price of the Common Stock on Nasdaq on June 10, 1998 (the date of the grant). The estimated value of this option depends on its exercise price and the trading volatility of the Common Stock. Based on an assumed initial public offering price of $13.00 per share and an assumed trading volatility index of the Common Stock of 40%, the estimated value of the option would be approximately $2.8 million, net of taxes at an assumed 40% rate.



    Mr. Ledecky's option fully vests when granted but will not be exercisable until the 12-month anniversary of the Workflow Distribution. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the option expires or, if Workflow Management accelerates the exercise schedule of options for substantially all management option holders (in this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other Workflow Management option holders). All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Workflow Management.


DIRECTOR COMPENSATION


    Non-employee directors will receive cash compensation in the amount of $10,000 per year. In addition, non-employee directors are receiving formula stock options under the 1998 Stock Incentive Plan of 15,000 shares as of June 10, 1998, exercisable at the initial public offering price. If the Offering does not occur, the exercise price of the options granted as of June 10, 1998 will be equal to the closing sale price of the Common Stock on Nasdaq on June 10, 1998. Non-employee directors are also eligible to receive formula stock options for additional shares at each annual meeting at which such director is reelected to the Company's Board of Directors. The exercise price of these options will be the fair market value of the Common Stock on the date of grant.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    No member of the Board of Directors of Workflow Management has ever been an officer of the Company or any of its subsidiaries, except that Mr. D'Agostino was the President of U.S. Office Products Print Management Division, and a member of the Board of Directors of SFI prior to the Distribution Date, and Mr. Tabor was the Executive Vice President of U.S. Office Products Print Management Division and the Executive Vice President and Chief Operating Officer of SFI and Hano prior to the Distribution Date. Mr. Tabor has resigned as an officer of the Print Management Division of U.S. Office Products, SFI and Hano. In addition, Mr. Ledecky was the Chief Executive Officer of U.S. Office Products until November 5, 1997 and will be Chairman of U.S. Office Products until the Distribution Date.


EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the compensation paid by the Company for services rendered during the fiscal year ended April 25, 1998 to the Chief Executive Officer and to the other officers of the Company whose combined compensation exceeded $100,000 during this period (collectively the "Named Officers"):

SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION      LONG TERM
                                                          ----------------------  COMPENSATION     ALL OTHER
              NAME AND PRINCIPAL POSITION                   SALARY      BONUS      OPTIONS(#)    COMPENSATION
--------------------------------------------------------  ----------  ----------  -------------  -------------
Thomas B. D'Agostino
  Chairman of the Board,
  Chief Executive Officer and
  Director of the Company...............................  $  400,000  $      -0-       45,000      $   9,968(1)
Michael B. Feldman
  Vice President of Finance
  and Chief Financial Officer of the Company (3)........  $  133,750  $   25,000       37,500      $   6,319(2)
Timothy L. Tabor (4)
  Executive Vice President--
  U.S. Office Products Print
  Management Division and Director of the Company.......  $  260,000  $   25,000       15,000      $   5,041(5)

----------------------

(1) Includes $6,805 of insurance premiums and $3,163 of 401(k) plan contributions paid by the Company on Mr. D'Agostino's behalf.

(2) Includes $3,403 of insurance premiums and $2,916 of 401(k) plan contributions paid by the Company on Mr. Feldman's behalf.


(3) Steven R. Gibson assumed the position of Vice President and Chief Financial Officer on April 8, 1998.



(4) Mr. Tabor has resigned as an officer of the Print Management Division of U.S. Office Products, SFI and Hano.


(5) Includes $5,041 of insurance premiums paid by the Company on Mr. Tabor's behalf.

EMPLOYMENT CONTRACTS AND RELATED MATTERS


    On January 23, 1997, SFI entered into an employment agreement with Thomas B. D'Agostino. The employment agreement provides for a four-year term. Pursuant to this agreement, Mr. D'Agostino is entitled to receive minimum annual compensation of $400,000, incentive bonuses and certain perquisites and benefits. In the event that Mr. D'Agostino's employment is terminated for any reason other than cause, Mr. D'Agostino's employment agreement provides that he is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination or (ii) the remaining time under the term of the employment agreement. The employment agreement also contains a non-competition covenant which prohibits Mr. D'Agostino from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter or (ii) as long as Mr. D'Agostino continues to receive severance payments from SFI. The Company is entering into a new employment agreement with Mr. D'Agostino after the closing of the Offering. The terms of such employment agreement will not differ materially from the terms of Mr. D'Agostino's current employment agreement with SFI, except that the maximum incentive bonus payable to Mr. D'Agostino is currently $300,000 and the incentive bonus payable to Mr. D'Agostino under his employment agreement with the Company will not be subject to any maximum.

    On January 23, 1997, Hano entered into an employment agreement with Timothy
L. Tabor in the capacity of Executive Vice President. The employment agreement provided a one-year initial term and a one-year renewal term. Pursuant to this agreement, Mr. Tabor was entitled to receive minimum annual compensation of $260,000, incentive bonuses as determined by the compensation committee of the U.S. Office Products' Board of Directors and certain perquisites and benefits upon termination for any reason other than cause, Mr. Tabor's employment agreement provides that he is entitled to receive his base salary and benefits for the longer of (i) three months from the date of termination or (ii) the remaining time under the term of the employment agreement. The employment agreement also contains a non-competition covenant which prohibits Mr. Tabor from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter or (ii) as long as Mr. Tabor continues to receive severance payments from Hano.



    The Company has entered into employment agreements with Steven R. Gibson, Vice President and Chief Financial Officer, Claudia S. Amlie, Vice President and General Counsel, and certain other employees (collectively, the "Executive Employment Agreements") on the general terms described here. The Executive Employment Agreements (i) provide for an initial term of two years; (ii) contain non-competition covenants which prohibit the employees from engaging in certain activities during the term of the Executive Employment Agreements and for the longer of (x) a period of one year thereafter or (y) as long as the employees receive severance payments from the Company; and (iii) provide for severance payments upon termination without cause for the longer of (x) three months from the date of termination or (y) the remaining term under the Executive Employment Agreement. Under the Executive Employment Agreements, employees are eligible to receive up to 50% of their base salary in bonus compensation, payable in cash or stock based awards, as determined by the Compensation Committee based on specified performance criteria. Mr. Gibson's base salary under his Executive Employment Agreement is $175,000 annually and Ms. Amlie's base salary under her Executive Employment Agreement is $110,000 annually.


INDEMNIFICATION

    The Certificate of Incorporation of the Company provides that no director will be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty to the fullest extent permissible under Delaware law. The Company's By-laws provide that the Company will, to the fullest extent permitted under Delaware law, indemnify its officers and directors against any damages arising out of their actions as officers or directors of the Company.


REPLACEMENT OF OUTSTANDING U.S. OFFICE PRODUCTS OPTIONS



    Substantially all vested and unvested options (the "U.S. Office Products Options") to acquire shares of U.S. Office Products' common stock that are held by Workflow Management employees on the Distribution Date are being replaced with options (the "Workflow Options") to acquire shares of Common Stock. As of the Distribution Date, approximately 835,862 U.S. Office Products Options were held by employees of Workflow Management (assuming all option holders tendered all the shares underlying their options in the Tender Offer). The number of Workflow Options that will be outstanding after the Distributions will depend on the trading prices of U.S. Office Products' common stock around the time of the Distributions and the public offering price of the Common Stock in the Offering. For those reasons, the number of Workflow Options into which the U.S. Office Products Options will convert is not yet determinable. The following formulae will be used to adjust the number and exercise price of U.S. Office Products Options. Such formulae will adjust solely for the Distributions and not for other events, such as the Tender Offer. The formulae will not affect when the options vest or when employees can exercise the options. The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:

Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of
                                              Common Stock in the Offering
                                              Trading Price of U.S. Office
                                              Products' Common Stock
                                              Pre-Workflow Distribution

The number of U.S. Office Products Options will be adjusted by applying the following formula:

Option Shares (New)=Option Shares (Old) X Trading Price of U.S. Office Products'
                                          Common Stock Pre-Workflow Distribution
                                          Initial Public Offering Price of
                                          Common Stock in the Offering


For all optionees, the "Trading Price of U.S. Office Products' Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products' common stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. If the initial public offering price cannot be determined at the time of the adjustment, the closing price on June 10, 1998 will be substituted for the initial public offering price in the formulae. The foregoing formula adjustments are intended to preserve for the holders of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products' common stock at the time of the Workflow Distribution and the exercise price of such option. The intrinsic value of the adjusted Workflow Options will be no greater than the intrinsic value of the U.S. Office Products Options immediately before the Distributions, and the ratio of exercise price to market price will be not less than the ratio immediately before the Distributions.


1998 STOCK INCENTIVE PLAN


    The Company has adopted the 1998 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum percentage of shares of Common Stock that may be issued with respect to awards granted under the Plan is 30% of the outstanding Common Stock of the Company following the Workflow Distribution, without regard to this Offering. The maximum number of shares that may be issued with respect to awards granted under the Plan to any individual in a calendar year may not exceed 1,500,000 shares. The Plan will be administered by the Compensation Committee of the Board of Directors. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock, stock appreciation rights and other stock-based awards. The Compensation Committee will determine the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.



    As of June 10, 1998, Mr. Ledecky is receiving a stock option for Common Stock from Workflow Management, pursuant to the Plan. The option is intended to compensate Mr. Ledecky for his services to Workflow Management as an employee. The option covers 7.5% of the outstanding Common Stock determined as of the Distribution Date, without regard to the Offering. The per share exercise price of the option is equal to the initial public offering price of the Common Stock.



    Mr. Ledecky's option fully vests when granted but will not be exercisable until the 12-month anniversary of the Distribution Date. Mr. Ledecky's option from the Company will be exercisable immediately if Mr. Ledecky dies before the option expires or, if and to the extent that, Workflow Management accelerates the exercise schedule of options for substantially all Workflow Management option holders. All unexercised portions of the option will expire ten years after its date of grant or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with Workflow Management.



    As of June 10, 1998, Thomas B. D'Agostino is also receiving an option (the "D'Agostino Option") pursuant to the Plan for 7.5% of the outstanding Common Stock as of the Distribution Date, without regard to the Offering. The D'Agostino Option is on the same terms as Mr. Ledecky's option, including an exercise price equal to the initial public offering price. The estimated value of this option depends on its exercise price and the trading volatility of the Common Stock. Based on an assumed initial public offering price of $13.00 per share and an assumed trading volatility index of the Common Stock of 40%, the estimated value of the option would be approximately $2.8 million, net of taxes at an assumed 40% rate.



    In addition to Mr. Ledecky and Mr. D'Agostino, certain executive officers and key employees of the Company are receiving option grants for a total of 905,000 shares of Common Stock, including option grants to Steven R. Gibson and Claudia S. Amlie for 175,000 and 50,000 shares of Common Stock, respectively, at the initial public offering price of this Offering. The options will vest in equal installments over three years from the date of grant.



    If the Offering does not occur, the exercise price of the options granted as of June 10, 1998 will be equal to the closing sale price of the Common Stock on Nasdaq on June 10, 1998.


OPTIONS GRANTED IN FISCAL YEAR 1998


    The following table sets forth certain information regarding options to acquire common stock of U.S. Office Products granted to the Named Officers during the year ended April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products' common stock and are being replaced with options to acquire Common Stock of the Company in connection with the Workflow Distribution. See "--Replacement of Outstanding U.S. Office Products Options."


                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                                                                                STOCK PRICE
                                                 PERCENT OF                                   APPRECIATION FOR
                                   OPTIONS      TOTAL OPTIONS                                 OPTION TERM (4)
                                   GRANTED       GRANTED IN       EXERCISE     EXPIRATION  ----------------------
             NAME                  (1)(2)      FISCAL YEAR(3)     PRICE (2)       DATE        5%          10%
------------------------------  -------------  ---------------  -------------  ----------  ---------  -----------
Thomas B. D'Agostino..........       45,000             5.9%      $   15.17     4/28/07    $ 429,315  $ 1,087,968
Timothy L. Tabor..............       15,000             2.0%      $   15.17     4/28/07    $ 143,105  $   362,656
Michael B. Feldman............       15,000             2.0%      $   15.17     4/28/07    $ 143,105  $   362,656
                                     22,500             2.9%      $   21.13     9/17/07    $ 298,992  $   757,705

--------------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant.

(2) The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:

    Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of Common Stock in this Offering
                                   Trading Price of U.S. Office Products' Common
    Stock Pre-Workflow

    Distribution

    The number of U.S. Office Products Options will be adjusted by applying the following formula:

    Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                               Products' Common Stock
                                               Pre-Workflow Distribution
                                               Initial Public Offering Price of
                                               Common Stock in the Offering


    For all optionees, the "Trading Price of U.S. Office Products' Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products' common stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. If the initial public offering price cannot be determined at the time of the adjustment, the closing price on June 10, 1998 will be substituted for the initial public offering price in the formulae. The exercise price and number of options will be adjusted solely for the Distributions and not for other events, such as the Tender Offer. The foregoing formula adjustments are intended to preserve for the holders of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products' common stock at the time of the Workflow Distribution and the exercise price of such option. The intrinsic value of the adjusted Workflow Options will be no greater than the intrinsic value of the U.S. Office Products Options before the Distributions, and the ratio of exercise price to market price will be not less than the ratio before the Distributions. The formulae will not affect when the options vest or when employees can exercise the options.


(3) Total options granted means all options granted to employees of Workflow Management.

(4) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the Securities and Exchange Commission (the "Commission") for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED APRIL 25, 1998 AND FISCAL
  YEAR-END 1998 OPTION VALUES


    The following table sets forth certain information regarding option exercises and unexercised options held by the Named Officers at April 25, 1998. All options were granted by U.S. Office Products as options to acquire U.S. Office Products' common stock are being replaced with options to acquire shares of Common Stock of the Company in connection with the Workflow Distribution. See "--Replacement of Outstanding U.S. Office Products Options."


                                                                                           VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED              IN-THE-
                                                            OPTIONS HELD AT APRIL 25,    MONEY OPTIONS AT FISCAL
                                                                   1998 (1) (4)          YEAR END ($) (1) (2) (3)
                              SHARES ACQUIRED     VALUE     --------------------------  --------------------------
            NAME              ON EXERCISE (#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Thomas B. D'Agostino........        --             --           --            45,000        --        $    76,725
Timothy L. Tabor............        48,522        486,601       --            15,000        --        $    25,575
Michael B. Feldman..........        --             --           36,391        37,500     $ 224,714    $    25,575

------------------

(1) The exercise price of U.S. Office Products Options will be adjusted by applying the following formula:

    Exercise Price (New) = Exercise Price (Old) X Initial Public Offering Price of Common Stock in the Offering
                                   Trading Price of U.S. Office Products' Common
    Stock Pre-Workflow Distribution

    The number of U.S. Office Products Options will be adjusted by applying the following formula:

    Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office
                                               Products' Common Stock
                                               Pre-Workflow Distribution
                                               Initial Public Offering Price of
                                               Common Stock in the Offering


    For all optionees, the "Trading Price of U.S. Office Products' Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products' common stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. If the initial public offering price cannot be determined at the time of the adjustment, the closing price on June 10, 1998 will be substituted for the initial public offering price in the formulae. The exercise price and number of options will be adjusted solely for the Distributions and not for other events, such as the Tender Offer. The foregoing formula adjustments are intended to preserve for the holders of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products' common stock at the time of the Workflow Distribution and the exercise price of such option. The intrinsic value of the adjusted Workflow Options will be no greater than the intrinsic value of the U.S. Office Products Options before the Distributions, and the ratio of exercise price to market price will be not less than the ratio before the Distributions. The formulae will not affect when the options vest or when employees can exercise the options.


(2) Options are "in-the-money" if the closing market price of U.S. Office Products' common stock exceeds the exercise price of the options.

(3) The value of unexercised options represents the difference between the exercise price of such options and $16.875, the closing market price of U.S. Office Products' common stock at April 24, 1998.

(4) 25% of these options became exercisable on April 28, 1998.

                              CERTAIN TRANSACTIONS

    On January 24, 1997, in separate, related transactions, U.S. Office Products acquired SFI and Hano from Thomas B. D'Agostino, the Chairman and Chief Executive Officer of Workflow Management, and other stockholders, including Thomas B. D'Agostino, Jr., Mr. D'Agostino's son, for a total of 3,628,500 shares of U.S. Office Products' common stock valued at $18.00 per share. The transactions were effected through mergers which were accounted for as pooling-of-interests. At the time of the acquisitions, Mr. D'Agostino owned 98% of the issued and outstanding securities of SFI, and 75% of the issued and outstanding securities of Hano, and received 3,387,699 shares of U.S. Office Products' common stock in consideration for these transactions. Thomas B. D'Agostino, Jr. received 73,144 shares of U.S. Office Products' common stock in consideration for these transactions. In connection with the transaction, SFI entered into a four-year employment agreement with Mr. D'Agostino which provided for an annual salary of $400,000 and a one-year employment agreement with Timothy L. Tabor, a Director of the Company, which provided an annual salary of $260,000. See "Management--Employment Contracts and Related Matters." These transactions were the subject of arm's-length negotiations with U.S. Office Products.

    The Company has from time to time retained the law firm of Kaufman & Canoles in connection with certain legal representations. Gus J. James, II, a Director of the Company, is the President, a director and a shareholder of Kaufman & Canoles.

    Prior to December 1996, SFI leased warehouse space from a partnership in which Mr. D'Agostino had a 50% interest. The total payments by SFI under this lease were $81,000 in each of calendar years 1995 and 1996. This lease was terminated in December 1996. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.

    Prior to or after the Workflow Distribution, the Company expects to enter into a lease with an entity owned or controlled by Mr. D'Agostino for office space in Norfolk, Virginia. The terms of any such lease have not yet been determined. The Company anticipates that lease payments will be based on the market value of the office space and will be comparable to rents that would be charged to parties not affiliated with Mr. D'Agostino. The Company believes that the terms of this transaction are as favorable as could be negotiated with third parties.

    SFI loaned Mr. D'Agostino $453,000 in 1995 and $382,000 in 1996. Interest accrued on amounts outstanding at prime plus 1%. All of Mr. D'Agostino's outstanding indebtedness to SFI was offset against dividend distributions to Mr. D'Agostino. The Company believes that the terms of this transaction were subject to terms no less favorable than an arm's-length transaction.


    Workflow Management is granting a license of the Imagenet technology to U.S. Office Products effective on the Distribution Date. Workflow Management will retain ownership of Imagenet, but U.S. Office Products will receive a perpetual, non-exclusive, non-transferable license to use the technology and the source code to develop derivative applications; provided, however, that for a period of 30 months, U.S. Office Products will not use the Imagenet technology or any derivative application to offer its customers the kind of print and forms services that Workflow Management offers its customers, including print-on-demand and print management. U.S. Office Products has agreed to refer customers seeking such services to the Company during the restricted period. The license fee payable with respect to the license will be a one time fee of $5,000. The Company believes that the terms of the license are commercially reasonable as between the Company and U.S. Office Products.


    For a discussion of matters related to the spin-off of the Company from U.S. Office Products, see "The Spin-Offs From U.S. Office Products."

    For a discussion of transactions between the Company and Mr. Ledecky, see "Management--Ledecky Services Agreement."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth the number and percentage of outstanding shares of U.S. Office Products' common stock beneficially owned as of May 15, 1998 and as adjusted to reflect the Workflow Distribution and this Offering (assuming no exercise of the Underwriters' over-allotment option), by (i) all persons known by Workflow Management to own beneficially more than 5% of the U.S. Office Products' common stock, (ii) each director and each Named Officer who is a stockholder, and (iii) all directors and executive officers as a group. All persons listed below have sole voting and investment power with respect to their shares of U.S. Office Products' common stock unless otherwise indicated.



                                                                                    NUMBER OF      PERCENT OF
                                                                                    SHARES OF       SHARES OF
                                                                 PERCENT OF U.S.     WORKFLOW       WORKFLOW
                                              NUMBER OF SHARES   OFFICE PRODUCTS    MANAGEMENT     MANAGEMENT
                                               OF U.S. OFFICE     COMMON STOCK    COMMON STOCK,   COMMON STOCK,
                                               PRODUCTS COMMON      PRIOR TO       AS ADJUSTED     AS ADJUSTED
    NAME AND ADDRESS OF BENEFICIAL OWNER            STOCK           OFFERING           (1)             (1)
--------------------------------------------  -----------------  ---------------  --------------  -------------

OFFICERS AND DIRECTORS

Thomas B. D'Agostino (7)....................          500,183(2)            *            50,043             *
  301 Australian Ave.
  Palm Beach, FL 33480
Thomas A. Brown, Sr.........................                0               0%                0             0%
  165 Flanders Road
  Bethlehem, CT 06751
Jonathan J. Ledecky (7).....................        2,428,125(3)          1.8           248,520           1.7
  240 Royal Palm Way
  Palm Beach, Florida 33480
Gus J. James, II............................                0               0                 0             0
  One Commercial Place
  Norfolk, VA 23514
Timothy L. Tabor (7)........................            3,750(4)            *                 0             0
  276 Park Avenue South
  New York, NY 10010
Michael B. Feldman (7)......................           40,141(5)            *                 0             0
  3701 E. Virginia Beach Blvd.
  Norfolk, VA 23502
F. Craig Wilson.............................                0               0                 0             0
  4841 Tramway Ridge Drive N.E.
  Albuquerque, NM 87111
All current executive officers and directors        2,972,199             2.2           298,563           2.0
  as a group (six persons) (7)..............

5% STOCKHOLDERS
FMR Corp.(6)................................       15,754,406            11.7         1,612,474           9.4
  Devonshire Street
  Boston, MA 02109
Massachusetts Financial Services (6)........        8,262,886             6.1           845,712           4.9
  500 Boylston Street
  Boston, MA 02116


------------------

*   Less than 1%.


(1) The "Number of Shares of Workflow Management Common Stock, As Adjusted" and "Percent of Shares of Workflow Management Common Stock, as Adjusted" reflect the results of the Tender Offer (assuming each person tendered all their shares and all their shares underlying options in the Tender Offer), the application of the Distribution Ratio and the Offering and assumes no options are exercisable within 60 days.

(2) Includes 11,250 shares which may be acquired upon exercise of U.S. Office Products Options exercisable within 60 days following the Workflow Distribution. Excludes Mr. D'Agostino's option for 7.5% of the Common Stock that the Company expects to grant under the 1998 Stock Incentive Plan, which will not be exercisable until the 12-month anniversary of the Workflow Distribution. See "Management--1998 Stock Incentive Plan."


(3) Excludes options for U.S. Office Products' common stock that will not be converted into options for Common Stock at the time of the Workflow Distribution. Also excludes Mr. Ledecky's option for up to 7.5% of the Common Stock that will be granted under the Company's 1998 Stock Incentive Plan, which will not be exercisable until the 12-month anniversary of the Workflow Distribution. See "Management--Ledecky Services Agreement."


(4) Includes 3,750 shares which may be acquired upon exercise of U.S. Office Products Options exercisable within 60 days following the Workflow Distribution.



(5) Includes 40,141 shares which may be acquired upon exercise of U.S. Office Products Options exercisable within 60 days following the Workflow Distribution.


(6) Based upon a Schedule 13G for U.S. Office Products filed with the
    Commission.

(7) In respect of U.S. Office Products' Options, the option exercise price will be adjusted by applying the following formula:

    Exercise Price (New) = Exercise Price (Old) XInitial Public Offering Price of Common Stock in the Offering
                                   Trading Price of U.S. Office Products' Common
    Stock Pre-Workflow Distribution

    In respect of U.S. Office Products' Options, the number of options will be adjusted by applying the following formula:

    Option Shares (New) = Option Shares (Old) XTrading Price of U.S. Office Products' Common Stock Pre-Workflow Distribution
                                   Initial Public Offering Price of Common Stock
    in the Offering


    For all optionees, the "Trading Price of U.S. Office Products' Common Stock Pre-Workflow Distribution" will be the average closing price of U.S. Office Products' common stock for the lesser of (a) ten business days preceding the Distributions, or (b) the number of business days falling between the expiration of the Tender Offer and the completion of the Distributions. If the initial public offering price cannot be determined at the time of the adjustment, the closing price on June 10, 1998 will be substituted for the initial public offering price in the formulae. The exercise price and number of options will be adjusted solely for the Distributions and not for other events, such as the Tender Offer. The foregoing formula adjustments are intended to preserve for the holders of U.S. Office Products Options the intrinsic value per option, measured as the difference between the market value of one share of U.S. Office Products' common stock at the time of the Workflow Distribution and the exercise price of such option. The intrinsic value of the adjusted Workflow Options will be no greater than the intrinsic value of the U.S. Office Products Options before the Distributions, and the ratio of exercise price to market price will be not less than the ratio before the Distributions. The formulae will not affect when the options vest or when employees can exercise the options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    At the time of this Offering and the Workflow Distribution, the Company's authorized capital stock will consist of 150,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). Upon completion of this Offering and the Workflow Distribution, the Company will have outstanding approximately 17,125,268 shares of Common Stock and no shares of Preferred Stock. Set forth below is a description of the Company's capital stock.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." The holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase any other securities of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All of the shares of Common Stock to be distributed pursuant to this Offering will be fully paid and nonassessable.

PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the authority of the Board of Directors described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under
Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or
(ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Under the Company's Certificate of Incorporation the affirmative vote of a majority of the directors is required to approve an interested stockholder transaction.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or By-laws.

LIMITATION ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

    Pursuant to the Certificate of Incorporation and under Delaware law, directors of Workflow Management are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company's By-laws provide that the Company will, to the fullest extent permitted under Delaware law, indemnify its officers and directors against any damages arising out of their actions as officers or directors of the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of the Common Stock in the public market following this Offering and the Workflow Distribution could have an adverse effect on the market price of the Common Stock. The 2,500,000 shares of Common Stock offered by the Company hereby (and any shares sold pursuant to the exercise of the Underwriters' over-allotment option) will be freely tradable without restriction other than in the hands of "affiliates" of the Company as defined in Rule 144. Shares of Common Stock issued upon consummation of the Workflow Distribution will be freely tradeable after the Workflow Distribution other than in the hands of "affiliates" of the Company as defined in Rule 144. Common stock in the hands of affiliates will be "restricted securities" subject to Rule 144 promulgated under the Securities Act.


    In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding Common Stock (approximately 171,250 shares of Common Stock immediately after this Offering and the Workflow Distribution or approximately 175,000 shares if the Underwriters' over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.


    Certain executive officers and directors of the Company have agreed not to sell or otherwise dispose of their shares of Common Stock for a period of 180 days following this Offering without the consent of BancAmerica Robertson Stephens.

    The Company intends to register the shares of Common Stock reserved for issuance pursuant to its Plan on the Distribution Date or as soon thereafter as practicable. A substantial number of options to acquire shares of Common Stock will be exercisable upon consummation of the Workflow Distribution. Following this Offering and the Workflow Distribution, in view of the large number of shares freely tradeable and available for immediate sale, the market for the Company's Common Stock could be highly volatile, which could adversely affect the trading price of the Common Stock. See "Risk Factors--Potential Volatility of Stock Price and Other Risks Associated with Shares Eligible for Immediate Sale."

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), acting through their representatives, BancAmerica Robertson Stephens, Morgan Stanley Dean Witter and Sands Brothers & Co., Ltd. (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement among the Company and the Underwriters (the "Underwriting Agreement"), to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                                       NUMBER
                                    UNDERWRITER                                       OF SHARES
-----------------------------------------------------------------------------------  -----------
BancAmerica Robertson Stephens.....................................................
Morgan Stanley Dean Witter.........................................................
Sands Brothers & Co., Ltd. ........................................................
                                                                                     -----------
    Total..........................................................................
                                                                                     -----------
                                                                                     -----------

    The Representatives have advised the Company that they propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of not in excess of $      per share, of which $      may be
reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall affect the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the same price per share as the Company will receive for the 2,500,000 shares that the Underwriters have agreed to purchase from the Company. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,500,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,500,000 shares are being sold.

    The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

    Pursuant to the terms of the Lock-Up Agreements, the holders of
approximately       shares of the Common Stock have agreed with the
Representatives that for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain limited exceptions, they will not sell or otherwise dispose of shares of Common Stock, including shares issuable under options or warrants exercisable during the Lock-Up Period, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock owned directly by such holders or with respect to which they have the power of disposition without the prior written consent of BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. The Company has agreed that during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens, (i) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or (ii) issue, sell, contract to sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common

Stock, other than the Company's sale of shares in this Offering, the issuance of Common Stock upon the exercise of outstanding options and warrants and the Company's issuance of options and stock under the existing stock option and stock purchase plans and in connection with future acquisitions. See "Shares Eligible for Future Sale."

    The Representatives have advised the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby was determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

    Certain persons participating in this Offering may engage in transactions, including syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Stock on the Nasdaq National Market or otherwise. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

    The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of Common Stock will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C. Certain legal matters in connection with the Common Stock will be passed upon for the Underwriters by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

    The consolidated financial statements of Workflow Management as of April 30, 1996 and April 26, 1997, and for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997 included in this Prospectus, except as they relate to Workflow Management, Inc. for the year ended December 31, 1994; Hano Document Printers, Inc. as of December 31, 1995 and for the year then ended; and United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc. as of December 31, 1994 and 1995 and for the years then ended, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they relate to Workflow Management, Inc. for the year ended December 31, 1994 by KPMG Peat Marwick LLP; Hano Document Printers, Inc., by KPMG Peat Marwick

LLP; and United Envelope Co., Inc. and Huxley Envelope Corp. by Hertz, Herson & Company LLP, independent accountants, whose reports dated February 17, 1998, August 28, 1996 and March 6, 1996, respectively, thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

    The financial statements of Astrid Offset Corp. as of July 31, 1997 and for the year then included in this Prospectus have been so included in reliance on the February 6, 1997 report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This prospectus (the "Prospectus") does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement.

    For further information about the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. Upon completion of this Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and its Chicago Regional Officer, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov.

                           WORKFLOW MANAGEMENT, INC.
                         INDEX TO FINANCIAL STATEMENTS


WORKFLOW MANAGEMENT, INC. HISTORICAL FINANCIAL STATEMENTS
                                                                                         Page
                                                                                          ---
  Report of Price Waterhouse LLP, Independent Accountants                                    F-2
  Report of KPMG Peat Marwick LLP, Independent Auditors                                      F-3
  Report of KPMG Peat Marwick LLP, Independent Auditors                                      F-4
  Report of Hertz, Herson & Company, LLP, Independent Auditors                               F-5
  Report of Hertz, Herson & Company, LLP, Independent Auditors                               F-6
  Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24,
    1998 (unaudited)                                                                         F-7
  Consolidated Statement of Income for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998
    (unaudited)                                                                              F-8
  Consolidated Statement of Stockholder's Equity for the years ended December 31,
    1994 and 1995, the four months ended April 30, 1996, the fiscal year ended April
    26, 1997 and the nine months ended January 24, 1998 (unaudited)                          F-9
  Consolidated Statement of Cash Flows for the years ended December 31, 1994 and
    1995, the four months ended April 30, 1996, the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 (unaudited) and January 24, 1998
    (unaudited)                                                                             F-10
  Notes to Consolidated Financial Statements                                                F-12

ASTRID OFFSET CORPORATION
  Report of Price Waterhouse LLP, Independent Accountants                                   F-28
  Balance Sheet as of July 31, 1997 and October 31, 1997 (unaudited)                        F-30
  Statement of Income for the year ended July 31, 1997 and the three months ended
    October 31, 1996 (unaudited) and 1997 (unaudited)                                       F-31
  Statement of Stockholder's Equity for the year ended July 31, 1997 and the three
    months ended October 31, 1997 (unaudited)                                               F-32
  Statement of Cash Flows for the year ended July 31, 1997 and the three months ended
    October 31, 1996 (unaudited) and 1997 (unaudited)                                       F-33
  Notes to Financial Statements                                                             F-34

WORKFLOW MANAGEMENT, INC. PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to Pro Forma Financial Information                                           F-37
  Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited)                       F-38
  Pro Forma Combined Statement of Income for the nine months ended January 24, 1998
    (unaudited)                                                                             F-39
  Pro Forma Combined Statement of Income for the nine months ended January 25, 1997
    (unaudited)                                                                             F-40
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
    (unaudited)                                                                             F-41
  Notes to Pro Forma Combined Financial Statements                                          F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  of Workflow Management, Inc.:

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Workflow Management, Inc. (the "Company") and its subsidiaries at April 30, 1996 and April 26, 1997, and the results of their operations and their cash flows for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal year ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Hano Document Printers, Inc. ("Hano"), United Envelope Co., Inc. and its affiliate, Rex Envelope Co. Inc. ("United") and Huxley Envelope Corporation ("Huxley"), wholly-owned subsidiaries, which statements reflect total revenues for the year ended December 31, 1995 of $31,299,000, $81,917,000 and
$18,868,000, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Hano, United and Huxley, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
February 10, 1998, except for Note 1

and the last paragraph of Note 3,

which are as of May 14, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Workflow Management, Inc.:

    We have audited the accompanying consolidated statements of income, stockholder's equity and cash flows of Workflow Management, Inc. and subsidiaries (the "Company") for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of United Envelope Co., Inc. and its affiliates, Rex Envelope Co., Inc. ("United"), and Huxley Envelope Corporation ("Huxley"), wholly owned subsidiaries, which statements reflect total revenues constituting 46.3 percent of the consolidated total for the year ended December 31, 1994. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for United and Huxley, is based solely on the reports of the other auditors.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Workflow Management, Inc. and subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
February 17, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  of Hano Document Printers, Inc.:

    We have audited the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity and cash flows for the year then ended, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hano Document Printers, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  United Envelope Co., Inc.

    We have audited the combined balance sheets of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliate as at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 6, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
  Huxley Envelope Corporation
  Industrial Park Blvd.
  Mt. Pocono Industrial Park
  Mt. Pocono, PA 18344

    We have audited the balance sheets of Huxley Envelope Corporation as at December 31, 1995 and 1994, and the related statements of income and retained earnings (accumulated deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 4, 1996

                           WORKFLOW MANAGEMENT, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                              APRIL 30,   APRIL 26,   JANUARY 24,
                                                                                 1996        1997        1998
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.................................................  $    1,324  $    2,168   $     248
  Accounts receivable, less allowance for doubtful accounts of $1,993,
    $1,831 and $2,828, respectively.........................................      50,942      50,917      54,121
  Inventories...............................................................      23,815      26,990      29,330
  Prepaid expenses and other current assets.................................       3,314       3,402       1,875
                                                                              ----------  ----------  -----------
      Total current assets..................................................      79,395      83,477      85,574

Property and equipment, net.................................................      31,647      33,119      31,064
Notes receivable from employees.............................................                   3,461       3,643
Intangible assets, net......................................................         879         913       2,203
Other assets................................................................       6,028       4,138       4,621
                                                                              ----------  ----------  -----------
      Total assets..........................................................  $  117,949  $  125,108   $ 127,105
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Short-term debt...........................................................  $   23,515  $    3,681   $   4,939
  Short-term payable to U.S. Office Products................................                  23,622      17,658
  Accounts payable..........................................................      22,163      27,031      23,749
  Accrued compensation......................................................       4,752       4,173       4,004
  Other accrued liabilities.................................................       5,587       8,060       9,854
                                                                              ----------  ----------  -----------
      Total current liabilities.............................................      56,017      66,567      60,204

Long-term debt..............................................................      28,108       6,034       5,498
Long-term payable to U.S. Office Products...................................                     561       1,905
Deferred income taxes.......................................................       4,704       4,045       3,507
Other long-term liabilities.................................................                     121          12
                                                                              ----------  ----------  -----------
      Total liabilities.....................................................      88,829      77,328      71,126
                                                                              ----------  ----------  -----------

Commitments and contingencies

Stockholder's equity:
  Divisional equity.........................................................      11,790      45,614      47,726
  Cumulative translation adjustment.........................................         352          97      (1,365)
  Retained earnings.........................................................      16,978       2,069       9,618
                                                                              ----------  ----------  -----------
      Total stockholder's equity............................................      29,120      47,780      55,979
                                                                              ----------  ----------  -----------
      Total liabilities and stockholder's equity............................  $  117,949  $  125,108   $ 127,105
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                 (IN THOUSANDS)


                                                                                    FOR THE
                                               FOR THE            FOR THE FOUR      FISCAL            FOR THE NINE
                                              YEAR ENDED          MONTHS ENDED    YEAR ENDED          MONTHS ENDED
                                      --------------------------  -------------  -------------  ------------------------
                                      DECEMBER 31,  DECEMBER 31,    APRIL 30,      APRIL 26,    JANUARY 25,  JANUARY 24,
                                          1994          1995          1996           1997          1997         1998
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                                                                                      (UNAUDITED)
Revenues............................   $  154,193    $  309,426    $   114,099    $   327,381    $ 239,751    $ 257,777
Cost of revenues....................      114,885       234,959         82,998        236,340      172,869      190,482
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Gross profit..................       39,308        74,467         31,101         91,041       66,882       67,295

Selling, general and administrative
  expenses..........................       32,020        62,012         22,485         70,949       51,735       53,083
Non-recurring acquisition costs.....                                                    5,006        2,902
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Operating income..............        7,288        12,455          8,616         15,086       12,245       14,212

Other (income) expense:
  Interest expense..................        2,048         5,370          1,676          4,561        3,910        1,665
  Interest income...................                                       (18)           (25)         (21)          (9)
  Other.............................          186            62           (151)           632          610         (205)
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income before provision for (benefit
  from) income taxes and
  extraordinary items...............        5,054         7,023          7,109          9,918        7,746       12,761
Provision for (benefit from) income
  taxes.............................          379           (33)         1,351          3,690        2,249        5,212
                                      ------------  ------------  -------------  -------------  -----------  -----------
Income before extraordinary items...        4,675         7,056          5,758          6,228        5,497        7,549
Extraordinary items--losses on early
  terminations of credit facilities,
  net of income taxes...............                        700                           798
                                      ------------  ------------  -------------  -------------  -----------  -----------
Net income..........................   $    4,675    $    6,356    $     5,758    $     5,430    $   5,497    $   7,549
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
Weighted average shares outstanding:
    Basic...........................        6,075         7,875         10,333         12,003       11,464       15,301
    Diluted.........................        6,094         8,003         10,547         12,235       11,710       15,625

Per share amounts:
    Basic:
      Income before extraordinary
        items.......................   $     0.77    $     0.90    $      0.56    $      0.52    $    0.48    $    0.49
      Extraordinary items...........                       0.09                          0.07
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Net income....................   $     0.77    $     0.81    $      0.56    $      0.45    $    0.48    $    0.49
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
    Diluted:
      Income from before
        extraordinary items.........   $     0.77    $     0.88    $      0.55    $      0.51    $    0.47    $    0.48
      Extraordinary items...........                       0.09                          0.07
                                      ------------  ------------  -------------  -------------  -----------  -----------
      Net income....................   $     0.77    $     0.79    $      0.55    $      0.44    $    0.47    $    0.48
                                      ------------  ------------  -------------  -------------  -----------  -----------
                                      ------------  ------------  -------------  -------------  -----------  -----------
Unaudited pro forma net income
  before extraordinary items (see
  Note 8)...........................                                              $     3,788    $   3,344    $   7,549
                                                                                 -------------  -----------  -----------
                                                                                 -------------  -----------  -----------
Unaudited pro forma income per share
  before extraordinary items:
    Basic...........................                                              $      0.32    $    0.29    $    0.49
                                                                                 -------------  -----------  -----------
                                                                                 -------------  -----------  -----------
    Diluted.........................                                              $      0.31    $    0.29    $    0.48
                                                                                 -------------  -----------  -----------
                                                                                 -------------  -----------  -----------


          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                              CUMULATIVE                    TOTAL
                                                                 DIVISIONAL   TRANSLATION   RETAINED    STOCKHOLDER'S
                                                                   EQUITY     ADJUSTMENT    EARNINGS       EQUITY
                                                                 -----------  -----------  -----------  -------------
Balance at December 31, 1993...................................   $   4,239    $            $   7,436     $  11,675
  Cash dividends at Pooled Companies...........................                                (3,461)       (3,461)
  Net income...................................................                                 4,675         4,675
                                                                 -----------  -----------  -----------  -------------

Balance at December 31, 1994...................................       4,239                     8,650        12,889
  Transactions of Pooled Companies:
    Issuance of Pooled Company common stock in conjunction with
      acquisition..............................................       7,451                                   7,451
    Capital contributions......................................         100                                     100
    Cash dividends.............................................                                (2,465)       (2,465)
  Cumulative translation adjustment............................                      388                        388
  Net income...................................................                                 6,356         6,356
                                                                 -----------  -----------  -----------  -------------

Balance at December 31, 1995...................................      11,790          388       12,541        24,719
  Cash dividends at Pooled Companies...........................                                (1,321)       (1,321)
  Cumulative translation adjustment............................                      (36)                       (36)
  Net income...................................................                                 5,758         5,758
                                                                 -----------  -----------  -----------  -------------

Balance at April 30, 1996......................................      11,790          352       16,978        29,120
  Transactions of Pooled Companies:
    Retirement of common stock.................................        (477)                                   (477)
    Cash dividends.............................................                                (6,102)       (6,102)
    Undistributed earnings of subchapter S corporations........      14,237                   (14,237)
  Cumulative translation adjustment............................                     (255)                      (255)
  Capital contribution by U.S. Office Products.................      20,064                                  20,064
  Net income...................................................                                 5,430         5,430
                                                                 -----------  -----------  -----------  -------------

Balance at April 26, 1997......................................      45,614           97        2,069        47,780

Unaudited data:
  Issuance of U.S. Office Products Company common stock in
    conjunction with acquisition...............................       2,112                                   2,112
  Cumulative translation adjustment............................                   (1,462)                    (1,462)
  Net income...................................................                                 7,549         7,549
                                                                 -----------  -----------  -----------  -------------

Balance at January 24, 1998 (unaudited)........................   $  47,726    $  (1,365)   $   9,618     $  55,979
                                                                 -----------  -----------  -----------  -------------
                                                                 -----------  -----------  -----------  -------------

          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                                    FOR THE
                                                                                                      FOR THE        NINE
                                                                                    FOR THE FOUR      FISCAL        MONTHS
                                                           FOR THE YEAR ENDED       MONTHS ENDED    YEAR ENDED       ENDED
                                                       ---------------------------  -------------  -------------  -----------
                                                       DECEMBER 31,   DECEMBER 31,    APRIL 30,      APRIL 26,    JANUARY 25,
                                                           1994           1995          1996           1997          1997
                                                       -------------  ------------  -------------  -------------  -----------
                                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income.........................................    $   4,675     $    6,356     $   5,758     $     5,430    $   5,497
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............        1,921          5,890         3,583           6,469        5,480
    Non-recurring acquisition costs..................                                                     5,006        2,902
    Deferred income taxes............................                                                      (660)        (956)
    Extraordinary loss...............................                         700                           798
    Other............................................           92            122
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................       (4,607)        (7,039)        3,098              25          (91)
      Inventory......................................          370          1,884           302          (3,175)        (737)
      Prepaid expenses and other current assets......         (720)          (284)         (354)            249          234
      Accounts payable...............................        4,140          1,541          (339)          4,643        4,345
      Accrued liabilities............................          202          1,942          (930)            894        2,842
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash provided by operating activities....        6,073         11,112        11,118          19,679       19,516
                                                       -------------  ------------  -------------  -------------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received....                     (37,859)
  Payments of non-recurring acquisition costs........                                                    (4,100)        (397)
  Additions to property and equipment................       (1,716)        (5,944)       (4,505)         (9,450)      (7,416)
  Cash received on the sale of property and
    equipment........................................        2,033            269            82           2,199        1,324
  Other..............................................         (440)         1,147                        (2,739)      (1,186)
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash used in investing activities........         (123)       (42,387)       (4,423)        (14,090)      (7,675)
                                                       -------------  ------------  -------------  -------------  -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........        1,269         65,218            82           1,178          951
  Payments of long-term debt.........................       (4,194)        (4,710)                      (23,135)     (16,003)
  Proceeds from (payments of) short-term debt, net...         (134)       (24,684)       (5,844)        (19,414)      (7,353)
  Payment to terminate credit facility...............                        (579)                         (974)
  Payments of dividends at Pooled Companies..........       (2,266)        (3,909)       (1,321)         (6,141)      (4,630)
  Retirement of common stock.........................                                                      (477)
  Capital contributed by stockholders of Pooled
    Company..........................................                         100
  Advances from (to) U.S. Office Products............                                                    24,183
  Capital contributed by U.S. Office Products........                                                    20,064       16,449
                                                       -------------  ------------  -------------  -------------  -----------
        Net cash provided by (used in) financing
          activities.................................       (5,325)        31,436        (7,083)         (4,716)     (10,586)
                                                       -------------  ------------  -------------  -------------  -----------
Effect of exchange rates on cash and cash
  equivalents........................................                         388                           (29)          (3)
                                                       -------------  ------------  -------------  -------------  -----------
Net increase (decrease) in cash and cash
  equivalents........................................          625            549          (388)            844        1,252
Cash and cash equivalents at beginning of period.....          538          1,163         1,712           1,324        1,324
                                                       -------------  ------------  -------------  -------------  -----------
Cash and cash equivalents at end of period...........    $   1,163     $    1,712     $   1,324     $     2,168    $   2,576
                                                       -------------  ------------  -------------  -------------  -----------
                                                       -------------  ------------  -------------  -------------  -----------
Supplemental disclosures of cash flow information:
  Interest paid......................................    $   2,349     $    2,703     $     794     $     2,063    $     616
  Income taxes paid..................................    $     437     $      560     $     674     $     3,390    $   1,211


                                                       JANUARY 24,
                                                          1998
                                                       -----------

Cash flows from operating activities:
  Net income.........................................   $   7,549
  Adjustment to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization expense............       4,803
    Non-recurring acquisition costs..................
    Deferred income taxes............................
    Extraordinary loss...............................
    Other............................................
    Changes in current assets and liabilities (net of
      assets acquired and liabilities assumed in
      business combinations accounted for under the
      purchase method):
      Accounts receivable............................      (2,863)
      Inventory......................................      (2,830)
      Prepaid expenses and other current assets......         703
      Accounts payable...............................      (3,875)
      Accrued liabilities............................       2,517
                                                       -----------
        Net cash provided by operating activities....       6,004
                                                       -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received....         114
  Payments of non-recurring acquisition costs........        (906)
  Additions to property and equipment................      (3,383)
  Cash received on the sale of property and
    equipment........................................         141
  Other..............................................
                                                       -----------
        Net cash used in investing activities........      (4,034)
                                                       -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt...........       1,771
  Payments of long-term debt.........................      (2,307)
  Proceeds from (payments of) short-term debt, net...       1,257
  Payment to terminate credit facility...............
  Payments of dividends at Pooled Companies..........
  Retirement of common stock.........................
  Capital contributed by stockholders of Pooled
    Company..........................................
  Advances from (to) U.S. Office Products............      (4,620)
  Capital contributed by U.S. Office Products........
                                                       -----------
        Net cash provided by (used in) financing
          activities.................................      (3,899)
                                                       -----------
Effect of exchange rates on cash and cash
  equivalents........................................           9
                                                       -----------
Net increase (decrease) in cash and cash
  equivalents........................................      (1,920)
Cash and cash equivalents at beginning of period.....       2,168
                                                       -----------
Cash and cash equivalents at end of period...........   $     248
                                                       -----------
                                                       -----------
Supplemental disclosures of cash flow information:
  Interest paid......................................   $     535
  Income taxes paid..................................   $   3,468

                           WORKFLOW MANAGEMENT, INC.

                                 (IN THOUSANDS)

    The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the year ended December 31, 1995 and for the nine months ended January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                           FOR THE
                                                                                          YEAR ENDED
                                                                                         ------------
                                                                                         DECEMBER 31,
                                                                                             1995
                                                                                         ------------   FOR THE NINE
                                                                                                        MONTHS ENDED
                                                                                                       ---------------
                                                                                                         JANUARY 24,
                                                                                                            1998
                                                                                                       ---------------
                                                                                                         (UNAUDITED)
Accounts receivable....................................................................   $   19,106      $   1,109
Inventories............................................................................       17,436             41
Prepaid expenses and other current assets..............................................          578             26
Property and equipment.................................................................       21,466             84
Intangible assets......................................................................                       1,445
Other assets...........................................................................        4,499
Accounts payable.......................................................................       (9,651)          (332)
Accrued liabilities....................................................................       (3,700)          (365)
Long-term debt.........................................................................                         (10)
Other long-term liabilities and minority interest......................................       (4,424)
                                                                                         ------------        ------
      Net assets acquired..............................................................   $   45,310      $   1,998
                                                                                         ------------        ------
                                                                                         ------------        ------
The acquisitions were funded as follows:
Common stock...........................................................................   $    7,451      $   2,112
Cash paid, net of cash received........................................................       37,859           (114)
                                                                                         ------------        ------
    Total..............................................................................   $   45,310      $   1,998
                                                                                         ------------        ------
                                                                                         ------------        ------

Noncash transactions:

    During the year ended December 31, 1995 and the four months ended April 30, 1996, the Company forgave receivables from an employee of $509 and $382, respectively.

          See accompanying notes to consolidated financial statements.

                           WORKFLOW MANAGEMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--BACKGROUND

    Workflow Management, Inc. (the "Company") is a Delaware corporation which is a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products"). On January 13, 1998, U.S. Office Products announced its intention to spin-off its Print Management Division as an independent publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to U.S. Office Products shareholders effective on or about June 9, 1998 (the "Distribution"). Prior to the Distribution, U.S. Office Products plans to contribute its equity interests in certain wholly-owned subsidiaries associated with U.S. Office Products' Print Management Division to the Company. U.S. Office Products and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise. On March 6, 1998, the Company filed an initial public offering registration statement for the issuance of 2.5 million shares of the Company's common stock (plus 375,000 shares to cover over-allotments), which is expected to close prior to or concurrent with the Distribution.

    The Print Management Division was created by U.S. Office Products in January 1997 and completed seven business combinations accounted for under the pooling-of-interests method during the period from January 1997 to April 1997 (the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. With the exception of interest expense, the Company's statement of income includes all of the related costs of doing business including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

    U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt will be allocated to the Company at the time of the Distribution. The consolidated statement of income includes an allocation of interest expense on all debt allocated to the Company. See Note 7 for further discussion of interest expense.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR

    Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for the fiscal year ended April 26, 1997 ("fiscal 1997"), the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

NOTES RECEIVABLE FROM EMPLOYEES

    The Company has outsanding promissory notes receivable due from two employees which earn interest at a rate of approximately 7% per annum. The promissory notes receivable are due in two equal

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) installments with the first payment, including accrued interest, due on June 30, 1998 and the final payment, including all outstanding principal and remaining interest, due on June 30, 1999.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method, and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Intangible assets associated with non-compete agreements are being amortized using the straight-line method over the estimated useful lives of the agreements which are generally one to five years. Other intangibles primarily consist of customer lists which are amortized over the estimated useful lives of the agreements which are generally one to five years.

TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholder's equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

    As a division of U.S. Office Products, the Company does not file separate federal income tax returns but rather is included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of the Company's Canadian subsidiary company which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings of this subsidiary.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

ADVERTISING COSTS

    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the consolidated statement of income as a component of selling, general and administrative expenses. Advertising expense for the years ended December 31, 1994 and 1995 and the fiscal year ended April 26, 1997 was $284, $551 and $1,410, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations in the year incurred. Research and development costs are included in the consolidated statement of income as a component of selling, general and administrative expenses.

INTERNALLY DEVELOPED SOFTWARE

    Internal costs related to internally developed software such as internal salaries and supplies are expensed as incurred as a component of selling, general and administrative expenses. External costs related to internally developed software such as outside programmers and consultants are capitalized and expensed over the expected useful life of the software, normally three to five years.

NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals and various regulatory fees. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

NET INCOME PER SHARE

    Net income per share is calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The difference between the weighted-average number of common shares used for the calculation of basic EPS and the weighted-average number of shares of common shares used for the diluted EPS is comprised of the dilutive effect of outstanding common stock options. However, a portion of the Company's employee stock options outstanding during the periods presented were not included in the computation of diluted EPS as they were anti-dilutive.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENT

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recgonized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in fiscal 1999.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.

DISTRIBUTION RATIO

    On May 14, 1998, the U.S. Office Products Board of Directors approved the distribution ratio for the Company in connection with the Distribution. At the date of Distribution, the Company will issue to U.S. Office Products shareholders one share of its common stock for every 7.5 shares of U.S. Office Products common stock held by each respective shareholder. The share data reflected in the accompanying financial statements represents the historical share data for U.S. Office Products for the period or as the date indicated, and retroactively adjusted to give effect to 1 for 7.5 distribution ratio.

NOTE 4--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1997, the Company issued 10,868,509 shares of U.S. Office Products common stock to acquire the Pooled Companies. The Pooled Companies and the number of shares issued are as follows:

                                                                                   NUMBER OF
COMPANY NAME                                                                     SHARES ISSUED
-------------------------------------------------------------------------------  -------------
SFI Corp. .....................................................................     2,897,060
Hano Document Printers, Inc. ..................................................       731,440
United Envelope Co., Inc.*.....................................................     2,863,634
Data Business Forms Limited....................................................     4,376,375
                                                                                 -------------
    Total shares issued........................................................    10,868,509
                                                                                 -------------
                                                                                 -------------

------------------

    * Includes shares issued for the acquisitions of United Envelope Co., Inc.; Rex Envelope Co., Inc.; Huxley Envelope Corporation and Pocono Envelope Corporation which were simultaneously acquired in the aggregate.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies all reported on years ending on December 31. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

    The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                             WORKFLOW        POOLED
                                                                         MANAGEMENT, INC.   COMPANIES    COMBINED
                                                                         ----------------  -----------  ----------
For the year ended December 31, 1994
  Revenues.............................................................     $               $ 154,193   $  154,193
  Net income...........................................................     $               $   4,675   $    4,675
For the year ended December 31, 1995
  Revenues.............................................................     $               $ 309,426   $  309,426
  Net income...........................................................     $               $   6,356   $    6,356
For the four months ended April 30, 1996
  Revenues.............................................................     $               $ 114,099   $  114,099
  Net income...........................................................     $               $   5,758   $    5,758
For the year ended April 26, 1997
  Revenues.............................................................     $   29,373      $ 298,008   $  327,381
  Net income (loss)....................................................     $      (61)     $   5,491   $    5,430
For the nine months ended January 25, 1997 (unaudited):
  Revenues.............................................................     $               $ 239,751   $  239,751
  Net income...........................................................     $               $   5,497   $    5,497
For the nine months ended January 24, 1998 (unaudited):
  Revenues.............................................................     $  257,777      $           $  257,777
  Net income...........................................................     $    7,549      $           $    7,549

PURCHASE METHOD

    In 1995, one of the Pooled Companies made an acquisition accounted for under the purchase method for an aggregate purchase price of $45,310, consisting of $37,859 of cash and common stock with a market value of $7,451. The total assets related to this acquisition were $63,085. No goodwill was generated in the acquisition. The results of this acquisition have been included in the Company's results from its date of acquisition.

    During the nine months ended January 24, 1998, the Company made one acquisition accounted for under the purchase method for an aggregate purchase price of $1,998, consisting of 120,066 shares of common stock with a market value of $2,112 and net of $114 of cash acquired. The total assets related to this acquisition were $2,705, including intangible assets of $1,445. The results of this acquisition have been included in the Company's results from its date of acquisition.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1995 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the purchase acquisition completed in 1995 as if it had been made at the beginning of 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $875 for the year ended December 31, 1995, and the inclusion of a federal income tax provision on all earnings:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Revenues...................................................................     $   319,527
Income before extraordinary items..........................................           5,303
Net income.................................................................           4,603

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of 1995 or the results which may occur in the future.

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                        APRIL 30,   APRIL 26,
                                                                           1996        1997
                                                                        ----------  ----------
Land..................................................................  $    1,589  $    1,022
Buildings.............................................................       3,144       4,705
Furniture and fixtures................................................      34,207      42,394
Warehouse equipment...................................................       3,624       1,013
Equipment under capital leases........................................         589         916
Leasehold improvements................................................       2,167       2,933
                                                                        ----------  ----------
                                                                            45,320      52,983
Less: Accumulated depreciation........................................     (13,673)    (19,864)
                                                                        ----------  ----------
Net property and equipment............................................  $   31,647  $   33,119
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal year ended April 26, 1997 was $1,904, $4,720, $3,174 and $5,778, respectively.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                               APRIL 30,    APRIL 26,   JANUARY 24,
                                                                 1996         1997         1998
                                                              -----------  -----------  -----------
                                                                                        (UNAUDITED)
Goodwill....................................................   $     496    $     496    $   1,940
Non-compete agreements......................................         287          322          322
Other.......................................................         304          507          506
                                                              -----------  -----------  -----------
                                                                   1,087        1,325        2,768
Less: Accumulated amortization..............................        (208)        (412)        (565)
                                                              -----------  -----------  -----------
      Net intangible assets.................................   $     879    $     913    $   2,203
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------

    Amortization expense for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 was $17, $74, $44, $204 and $165 (unaudited), respectively.

NOTE 7--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                          APRIL 30,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Credit facilities with banks, average interest rate of 8.4% at
  April 30, 1996........................................................  $  19,201  $
Current maturities of long-term debt....................................      4,314      3,681
                                                                          ---------  ---------
      Total short-term debt.............................................  $  23,515  $   3,681
                                                                          ---------  ---------
                                                                          ---------  ---------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          APRIL 30,  APRIL 26,
                                                                            1996       1997
                                                                          ---------  ---------
Notes payable, secured by certain assets of the Company, interest rates
  ranging from 7.5% to 13.4%............................................  $  32,037  $   9,283
Capital lease obligations...............................................        385        432
                                                                          ---------  ---------
                                                                             32,422      9,715
Less: Current maturities of long-term debt..............................     (4,314)    (3,681)
                                                                          ---------  ---------
      Total long-term debt..............................................  $  28,108  $   6,034
                                                                          ---------  ---------
                                                                          ---------  ---------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998...............................................................  $   3,681
1999...............................................................      5,953
2000...............................................................         36
2001...............................................................         26
2002...............................................................         19
Thereafter.........................................................
                                                                     ---------
      Total maturities of long-term debt...........................  $   9,715
                                                                     ---------
                                                                     ---------

PAYABLE TO U.S. OFFICE PRODUCTS

    The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding at the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized cash management system, which involves daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis.

    The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. Interest has been allocated to the Company based upon the Company's average outstanding payable balance with U.S. Office Products at U.S. Office Products average interest rate during such period. U.S. Office Products allocated $1,013 (unaudited) of interest expense to the Company during the nine months ended January 24, 1998. There was no significant amount of intercompany debt outstanding during prior periods and, therefore, no interest expense was allocated to the Company by U.S. Office Products during such periods.

    At the date of Distribution, U.S. Office Products has agreed to allocate $30,000 in debt to the Company. The allocation will first include debt outstanding with third parties and the balance will represent intercompany debt payable to U.S. Office Products. The debt payable to U.S. Office Products will be payable upon the completion of the Distribution. The Company is currently in discussions with several financial institutions regarding a credit facility of approximately $150,000 which would be used for working capital and acquisition purposes. The Company expects that the credit facility will include customary covenants including maintenance of financial ratios and limitations on dividend payments.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INCOME TAXES

    Domestic and foreign income before provision for income taxes and extraordinary items consist of the following:

                                                                                                          FOR THE
                                                             FOR THE YEAR ENDED        FOR THE FOUR       FISCAL
                                                        ----------------------------   MONTHS ENDED     YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,      APRIL 30,       APRIL 26,
                                                            1994           1995            1996            1997
                                                        -------------  -------------  ---------------  -------------
Domestic..............................................    $   5,054      $   5,582       $   4,599       $   4,006
Foreign...............................................                       1,441           2,510           5,912
                                                             ------         ------          ------          ------
    Total.............................................    $   5,054      $   7,023       $   7,109       $   9,918
                                                             ------         ------          ------          ------
                                                             ------         ------          ------          ------

    The provision for income taxes consists of:

                                                                                                              FOR THE
                                                               FOR THE YEAR ENDED          FOR THE FOUR       FISCAL
                                                        --------------------------------   MONTHS ENDED     YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,       APRIL 26,
                                                             1994             1995             1996            1997
                                                        ---------------  ---------------  ---------------  -------------
Income taxes currently payable:
  Federal.............................................     $                $                $               $     196
  State...............................................           379              376              460             628
  Foreign.............................................                           (409)             891           3,526
                                                               -----              ---           ------          ------
                                                                 379              (33)           1,351           4,350
                                                               -----              ---           ------          ------
Deferred income tax expense (benefit).................                                                            (660)
                                                               -----              ---           ------          ------
    Total provision for income taxes..................     $     379        $     (33)       $   1,351       $   3,690
                                                               -----              ---           ------          ------
                                                               -----              ---           ------          ------

    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $          $     145
  Allowance for doubtful accounts............................................................                   497
  Accrued liabilities........................................................................                   168
                                                                                               ---------  ---------
    Total current deferred tax assets........................................................                   810
                                                                                               ---------  ---------
Long-term deferred tax liabilities:
  Property and equipment.....................................................................                (1,238)
  Intangible assets..........................................................................                    36
  Other......................................................................................     (4,704)    (3,653)
                                                                                               ---------  ---------
    Total long-term deferred tax liabilities.................................................     (4,704)    (4,855)
                                                                                               ---------  ---------
    Net deferred tax liability...............................................................  $  (4,704) $  (4,045)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--INCOME TAXES (CONTINUED)
    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                               FOR THE YEAR ENDED          FOR THE FOUR    FOR THE FISCAL
                                                        --------------------------------   MONTHS ENDED      YEAR ENDED
                                                         DECEMBER 31,     DECEMBER 31,       APRIL 30,        APRIL 26,
                                                             1994             1995             1996             1997
                                                        ---------------  ---------------  ---------------  ---------------
U.S. federal statutory rate...........................          35.0%            35.0%            35.0%            35.0%
State income taxes, net of federal income tax
  benefit.............................................           7.5              5.4              6.5              6.8
Subchapter S corporation income not subject to
  corporate level taxation............................         (35.0)           (27.7)           (22.6)           (24.6)
Foreign earnings not subject to U.S. taxes............                           (7.3)           (12.4)           (21.4)
Nondeductible acquisition costs.......................                                                             11.8
Foreign taxes.........................................                                            12.5             25.6
Other.................................................                           (5.9)                              4.0
                                                               -----            -----            -----            -----
Effective income tax rate.............................           7.5%             (0.5)%          19.0%             37.2%
                                                                -----            -----           -----             -----
                                                                -----            -----           -----             -----

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the fiscal year ended April 26, 1997.

                                                                                                        FOR THE
                                                                                                        FISCAL
                                                                                                      YEAR ENDED
                                                                                                       APRIL 26,
                                                                                                         1997
                                                                                                     -------------
Income before extraordinary items per consolidated statement of income.............................    $   6,228
Pro forma income tax provision adjustment..........................................................        2,440
                                                                                                          ------
Pro forma income before extraordinary items........................................................    $   3,788
                                                                                                          ------
                                                                                                          ------

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--LEASE COMMITMENTS

    The Company leases various types of warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                                                 CAPITAL     OPERATING
                                                                                                 LEASES       LEASES
                                                                                               -----------  -----------
1998.........................................................................................   $     216    $   3,915
1999.........................................................................................         150        3,751
2000.........................................................................................          67        3,093
2001.........................................................................................          29        2,612
2002.........................................................................................          22        2,334
Thereafter...................................................................................                    3,467
                                                                                                    -----   -----------
Total minimum lease payments.................................................................         484    $  19,172
                                                                                                            -----------
                                                                                                            -----------
Less: Amounts representing interest..........................................................         (52)
                                                                                                    -----
Present value of net minimum lease payments..................................................   $     432
                                                                                                    -----
                                                                                                    -----

    Rent expense for all operating leases for the years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal year ended April 26, 1997 was $2,112, $6,137, $1,844, and $4,928, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements, as no change of control has occurred.

DISTRIBUTION

    On or immediately after the Distribution, the Company expects to have a credit facility in place. The terms of the credit facility are expected to contain customary covenants including financial covenants. The Company plans to use a portion of the proceeds from the credit facility to repay certain amounts payable to U.S. Office Products.

    On or before the date of the Distribution, the Company, U.S. Office Products and the other Spin-Off Companies will enter into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement, and the Spin-Off Companies will enter into the Tax Indemnification Agreement, and

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED) may enter into other agreements, including agreements relating to referral of customers to one another. These agreements are expected to provide, among other things, for U.S. Office Products and the Company to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Workflow Distribution. Certain of the obligations of the Company and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off Companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, the Company may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other Spin-Off Companies. In addition, the agreements will allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the Company's business, between U.S. Office Products and each Spin-Off Company.

NOTE 11--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For 1994, 1995, the four months ended April 30, 1996 and fiscal 1997, the subsidiaries incurred expenses totaling $444, $602, $179 and $481, respectively, related to these plans.

NOTE 12--STOCKHOLDER'S EQUITY

CAPITAL CONTRIBUTION BY U.S. OFFICE PRODUCTS

    During the fiscal year ended April 26, 1997, U.S. Office Products contributed $20,064 of capital to the Company. The contribution reflects the forgiveness of intercompany debt by U.S. Office Products, as it was agreed that the Company would be allocated only $30,000 of debt plus the amount of any additional debt incurred after January 12, 1998 in connection with the acquisition of entities that will become subsidiaries of the Company.

EMPLOYEE STOCK PLANS

    Prior to the Distribution, certain employees of the Company participated in the U.S. Office Products 1994 Long-Term Incentive Plan covering employees of U.S. Office Products. U.S. Office Products, as the sole stockholder of the Company prior to distribution, has approved a new stock option plan for the Company. Upon Distribution, the Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company.

    U.S. Office Products granted 402,290 options to Company employees under the Plan during fiscal 1997; and the Company accounted for these options in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 12--STOCKHOLDER'S EQUITY (CONTINUED) compensation expense was recognized for the options granted. Had compensation expense been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share for the year ended April 26, 1997 would not have been materially effected.


    Mr. Ledecky is receiving a stock option for Common Stock from the Company as of June 10, 1998. The Board intends the option to be compensation for Mr. Ledecky's services as an employee of the Company. The option will cover 7.5% of the outstanding Common Stock determined as of the date of the Distribution, without regard to the Offering, with no anti-dilution provisions in the event of issuance of additional shares of Common Stock (other than with respect to stock splits or reverse stock splits). The option will have a per share exercise price equal to the IPO price. If this Offering does not occur, the exercise price of the option will be equal to the closing sale price of the Common Stock on Nasdaq on June 10, 1998 (the date of grant).



    As of June 10, 1998, the Company is granting an option for 7.5% of the outstanding Common Stock determined as of the Distribution Date, without regard to the Offering, to Mr. D'Agostino, approximately 10% to certain executive officers and 15,000 shares to each non-employee director. The options will be granted under the 1998 Stock Incentive Plan (the "Plan") and will have a per share exercise price equal to the IPO price. If this Offering does not occur, the exercise price of the option will be equal to the closing sale price of the Common Stock on Nasdaq on June 10, 1998 (the date of grant). Total options available for grant under the Plan will be 30% of the outstanding shares of the Company's common stock immediately following the Distribution, including the options to be granted to Mr. Ledecky, Mr. D'Agostino, executive officers and non-employee directors described above.

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 13--SEGMENT REPORTING

GEOGRAPHIC SEGMENTS

    The following table sets forth information as to the Company's operations in its different geographic segments:

                                                                                 UNITED
                                                                                 STATES      CANADA      TOTAL
                                                                               ----------  ----------  ----------
For the year ended December 31, 1994:
  Revenues...................................................................  $  154,193  $           $  154,193
  Operating income...........................................................       7,288                   7,288
  Identifiable assets at year-end............................................      51,357                  51,357

For the year ended December 31, 1995:
  Revenues...................................................................  $  196,922  $  112,504  $  309,426
  Operating income...........................................................       7,859       4,596      12,455
  Identifiable assets at year-end............................................      64,301      56,329     120,630

For the four months ended April 30, 1996:
  Revenues...................................................................  $   73,047  $   41,052  $  114,099
  Operating income...........................................................       3,435       5,181       8,616
  Identifiable assets at period end..........................................      66,255      51,694     117,949

For the fiscal year ended April 26, 1997:
  Revenues...................................................................  $  205,910  $  121,471  $  327,381
  Operating income...........................................................       7,010       8,076      15,086
  Identifiable assets at year-end............................................      72,854      52,254     125,108

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data for the year ended December 31, 1995, the fiscal year ended April 26, 1997 and the fiscal year ending April 25, 1998.

                                                                         YEAR ENDED DECEMBER 31, 1995
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  65,497  $  80,595  $  79,815  $  83,519  $  309,426
Gross profit..............................................     15,770     19,361     19,229     20,107      74,467
Operating income..........................................      2,681      3,296      3,306      3,172      12,455
Net income................................................      1,789      1,529      1,744      1,294       6,356

                           WORKFLOW MANAGEMENT, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 14--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                                            ------------------------------------------------------
                                                              FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                            ---------  ---------  ---------  ---------  ----------
Revenues..................................................  $  78,071  $  80,227  $  81,453  $  87,630  $  327,381
Gross profit..............................................     21,717     22,518     22,647     24,159      91,041
Operating income..........................................      4,650      6,085      1,510      2,841      15,086
Net income (loss).........................................      2,974      3,181       (658)       (67)      5,430
Pro forma income (loss) before extraordinary item
  (see Note 8)............................................      1,809      1,935       (400)       444       3,788

                                                                      FISCAL YEAR ENDING APRIL 25, 1998
                                                           --------------------------------------------------------
                                                             FIRST     SECOND      THIRD     FOURTH(1)     TOTAL
                                                           ---------  ---------  ---------  -----------  ----------
Revenues.................................................  $  82,163  $  88,884  $  86,730               $  257,777
Gross profit.............................................     21,895     23,314     22,086                   67,295
Operating income.........................................      4,975      4,842      4,395                   14,212
Net income...............................................      2,703      2,582      2,264                    7,549
Pro forma income before extraordinary item (See Note
  8).....................................................      2,703      2,582      2,264                    7,549

------------------

(1) This column was intentionally left blank as the information included in the consolidated financial statements for the fiscal year ending April 25, 1998 is currently included through January 24, 1998.

NOTE 15--SUBSEQUENT EVENTS (UNAUDITED)

    On January 13, 1998, U.S. Office Products announced its intention to complete the Distribution described in Note 1. In addition, subsequent to April 26, 1997, the Company has completed two business combinations accounted for under the purchase method in exchange for U.S. Office Products common stock with a market value on the date of acquisition of approximately $2,112 and cash of $13,275. The results of operations for the nine months ended January 24, 1998 include the results of the acquired companies from their dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Distribution and acquisitions described above had been consummated as of the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $1,058, $793 and $84 for the fiscal year ended April 26, 1997, the nine months ended January 25, 1997, and the nine months ended January 24, 1998, respectively, and the inclusion of a federal income tax provision on all earnings:

                                                                                            NINE MONTHS ENDED
                                                                         FISCAL YEAR     ------------------------
                                                                            ENDED        JANUARY 25,  JANUARY 24,
                                                                        APRIL 26, 1997      1997         1998
                                                                       ----------------  -----------  -----------
Revenues.............................................................     $  342,335      $ 250,820    $ 263,960
Income before extraordinary items....................................          7,806          6,067        7,882

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Astrid Offset Corporation

In our opinion, the accompanying balance sheet and the related statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Astrid Offset Corporation at July 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
February 6, 1998

                           ASTRID OFFSET CORPORATION

                                 BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             JULY 31,   OCTOBER 31,
                                                                                               1997        1997
                                                                                             ---------  -----------
                                                                                                        (UNAUDITED)
                                                      ASSETS
Cash.......................................................................................  $     481   $     412
Marketable securities......................................................................        916         904
Accounts receivable........................................................................        954       1,180
Prepaid expenses and other assets..........................................................         74         102
Inventory..................................................................................        241         237
                                                                                             ---------  -----------
      Total current assets.................................................................      2,666       2,835

Property and equipment, net................................................................      1,695       1,582
Other assets...............................................................................         22
                                                                                             ---------  -----------
      Total assets.........................................................................  $   4,383   $   4,417
                                                                                             ---------  -----------
                                                                                             ---------  -----------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current maturities, long-term debt.........................................................  $     422   $     271
Accounts payable...........................................................................         39         163
Accrued liabilities........................................................................        149          56
Due to officer.............................................................................         55          58
                                                                                             ---------  -----------
      Total current liabilities............................................................        665         548

Long-term debt.............................................................................      1,607       1,606
Deferred income taxes......................................................................        140         145
                                                                                             ---------  -----------
      Total liabilities....................................................................      2,412       2,299

Stockholder's equity:
  Common stock, no par value, 10 shares authorized, issued and outstanding.................         14          14
  Treasury stock...........................................................................     (1,064)     (1,064)
  Retained earnings........................................................................      3,021       3,168
                                                                                             ---------  -----------
      Total stockholder's equity...........................................................      1,971       2,118
                                                                                             ---------  -----------
                                                                                             ---------  -----------
      Total liabilities and stockholder's equity...........................................  $   4,383   $   4,417
                                                                                             ---------  -----------
                                                                                             ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                              STATEMENT OF INCOME

                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS ENDED
                                                                                    YEAR ENDED       OCTOBER 31,
                                                                                     JULY 31,    --------------------
                                                                                       1997        1996       1997
                                                                                    -----------  ---------  ---------
                                                                                                     (UNAUDITED)
Sales.............................................................................   $  10,022   $   2,400  $   2,566
Cost of sales.....................................................................       5,850       1,306      1,378
                                                                                    -----------  ---------  ---------
  Gross profit....................................................................       4,172       1,094      1,188
Selling, general and administrative expenses......................................       1,819         370        419
                                                                                    -----------  ---------  ---------
  Operating income................................................................       2,353         724        769
Other (income) expense:
  Interest expense................................................................         252         123          6
  Interest income.................................................................         (74)        (10)        (9)
  Realized and unrealized (gains) losses..........................................        (257)        (69)        13
                                                                                    -----------  ---------  ---------
Income before taxes on income.....................................................       2,432         680        759
Provision for city income taxes...................................................          87          11         19
                                                                                    -----------  ---------  ---------
Net income........................................................................   $   2,345   $     669  $     740
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes........................................   $   2,432   $     680  $     759
  Pro forma Provision for income taxes............................................         973         272        304
                                                                                    -----------  ---------  ---------
    Pro forma net income..........................................................   $   1,459   $     408  $     455
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                                                         TOTAL
                                                                      COMMON    TREASURY   RETAINED   STOCKHOLDER'S
                                                                       STOCK      STOCK    EARNINGS      EQUITY
                                                                     ---------  ---------  ---------  ------------
Balance, July 31, 1996.............................................  $      14  $  (1,064) $   2,798   $    1,748

  Net income.......................................................                            2,345        2,345
  Distributions....................................................                           (2,122)      (2,122)
                                                                     ---------  ---------  ---------  ------------
Balance, July 31, 1997.............................................         14     (1,064)     3,021        1,971
  Unaudited data:

  Net income.......................................................                              740          740
  Distributions....................................................                             (593)        (593)
                                                                     ---------  ---------  ---------  ------------
Balance, October 31, 1997 (unaudited)..............................  $      14  $  (1,064) $   3,168   $    2,118
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                               YEAR ENDED       OCTOBER 31,
                                                                                JULY 31,    --------------------
                                                                                  1997        1996       1997
                                                                               -----------  ---------  ---------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income.................................................................   $   2,345   $     669  $     740
  Adjustments to net income to net cash provided by (used in) operating activities:
    Depreciation and amortization............................................         475          76        135
    Unrealized/realized (gain) loss on sale of marketable trading
      securities.............................................................        (257)        (69)        13
      Deferred income taxes..................................................          32           4          5
    Changes in operating assets and liabilities:
      Marketable trading securities..........................................           4          (1)        (1)
      Accounts receivable....................................................        (192)       (506)      (226)
      Prepaid and other assets...............................................         (54)        (42)       (28)
      Inventory..............................................................         (26)       (116)         4
      Accounts payable and accrued liabilities...............................        (155)        (98)        31
      Due to officer.........................................................          (3)                     3
                                                                               -----------  ---------  ---------
        Net cash provided by (used in) operating activities..................       2,169         (83)       676
                                                                               -----------  ---------  ---------
Cash flow from financing activities:
  Principal payments on long-term debt.......................................        (525)        (85)      (152)
  Distributions to stockholder...............................................      (2,122)       (391)      (593)
                                                                               -----------  ---------  ---------
        Net cash used in financing activities................................      (2,647)       (476)      (745)
                                                                               -----------  ---------  ---------
Net decrease in cash.........................................................        (478)       (559)       (69)
Cash and cash equivalents, beginning of year.................................         959         959        481
                                                                               -----------  ---------  ---------
Cash and cash equivalents, end of year.......................................   $     481   $     400  $     412
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid for interest.....................................................   $      74   $      24  $      27
  Cash paid for taxes........................................................   $      54   $      13  $      11
Supplemental disclosure of non-cash transaction:
  Purchase of machinery and equipment for Note Payable.......................   $   1,550   $   1,550  $

   The accompanying notes are an integral part of these financial statements.

                           ASTRID OFFSET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

    Astrid Offset Corporation (the "Company") is a manufacturer and wholesale vendor of sheet-fed offset printing and envelopes. The Company's sales are to trade customers primarily in the greater New York City area.

    On February 2, 1998, the Company entered into a Letter of Intent with U.S. Office Products Company ("U.S. Office Products") for the potential sale of Astrid Offset Corporation to U.S. Office Products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's financial statements are prepared on the accrual basis of accounting, whereby revenues and related assets are generally recognized when products are completed and shipped and expenses and related liabilities are recognized when the obligations are incurred.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives of three to seven years.

INCOME TAXES

    The Company has elected S-Corporation status as defined by the Internal Revenue Code and states whereby the stockholder is taxed on his proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to New York City income tax which has been appropriately reflected in the financial statements.

    Deferred income taxes are provided in recognition of timing differences between financial statements and tax reporting of income and expense items since the Company files its New York City income tax returns on a cash basis.

    The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Income Taxes", as if the Company had been subject to federal income taxes for the entire periods presented.

FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value.

MARKETABLE SECURITIES

    The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading, accordingly, any realized or unrelated gains and losses are recorded in the period incurred.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial information for the three month periods ended October 31, 1996 and 1997 has been prepared from the unaudited financial records of the Company and in the opinion of management, reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods presented.

CONCENTRATIONS OF CREDIT RISKS

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations to reduce the risk of loss. At July 31, 1997, $515 of the accounts receivable balance relates to one customer and its subsidiaries.

    The Company maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100. At July 31, 1997, the Company has no uninsured cash balances.

3. INVENTORY

    Inventory consists of the following:

                                                                                        JULY 31,
                                                                                          1997
                                                                                       -----------
Raw materials........................................................................   $     159
Work-in-process......................................................................          82
                                                                                            -----
                                                                                        $     241
                                                                                            -----
                                                                                            -----

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

Machinery and equipment.............................................  $   4,699
Furniture and fixtures..............................................         80
Computer equipment..................................................         64
Leasehold improvements..............................................        206
Delivery equipment..................................................         31
                                                                      ---------
                                                                          5,080
Accumulated depreciation............................................     (3,385)
                                                                      ---------
                                                                      $   1,695
                                                                      ---------
                                                                      ---------

    Depreciation expense for the year ended July 31, 1997 was $304.

5. LONG-TERM DEBT

    The long-term debt consists of the following:

                                                                                                           JULY 31,
                                                                                                             1997
                                                                                                           ---------
Instrument note to Summit Leasing Corp. payable in monthly installments of $9 including interest at 7.95%
  per annum. Note is collateralized by Komori Lithrone two-color press, with note maturing March
  1998. .................................................................................................  $      70
Installment note to Komar Leasing Corp. payable in monthly installments of $25 including interest at 8.9%
  per annum. Note is collateralized by Komori six-color press with the note maturing July 2004...........      1,385
Installment note to Emanuel Rosenbaum payable in monthly installments of $9 including interest at 10% per
  annum. The note matures October 1997. .................................................................         26
Note payable to Emanuel Rosenbaum due September 2000 with payment of interest only at 10% until September
  1997, monthly payments of $17 thereafter. Note is secured by treasury stock. ..........................        548
                                                                                                           ---------
                                                                                                               2,029
Current maturities.......................................................................................        422
                                                                                                           ---------
                                                                                                           $   1,607
                                                                                                           ---------
                                                                                                           ---------

                           ASTRID OFFSET CORPORATION

                                 (IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)
    Principal payments required under long-term debt obligations are as follows:

1998................................................................  $     422
1999................................................................        372
2000................................................................        409
2001................................................................        268
2002-2004...........................................................        558
                                                                      ---------
                                                                      $   2,029
                                                                      ---------
                                                                      ---------

6. LEASE COMMITMENTS

    In June 1997, the Company entered into a lease agreement for its primary office facility. The lease terms requires annual payments of $384 (or $32 monthly) through 2007.

7. RELATED PARTY TRANSACTIONS

    The Company's stockholder is the trustee for the profit sharing plan maintained by the Company.

    The Company's largest customer, United Envelope, is a subsidiary of U.S. Office Products Company and represents $515 of the Company's July 31, 1997 accounts receivable balance.

8. TREASURY STOCK

    In September 1990, the Company purchased common stock in the amount of $1,064 from its former stockholder. The Company has a note outstanding in connection with this treasury stock purchase.

9. EMPLOYEE BENEFIT PLAN

    In April 1991, the Company established a profit sharing plan. Contributions by the Company are discretionary and cannot exceed 15% of the total plan compensation of all participants.

10. SUBSEQUENT EVENTS

    Shareholder distributions of $595 were made during the period of November 1, 1997, through January 31, 1998.

                           WORKFLOW MANAGEMENT, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

The unaudited pro forma financial statements give effect to the spin-off of Workflow Management, Inc. (the "Company"), formerly the Print Management Division of U.S. Office Products Company ("U.S. Office Products"), through the distribution of shares of the Company to U.S. Office Products shareholders (the "Distribution") and probable and completed acquisitions through May 1, 1998.

    The pro forma combined balance sheet gives effect to the Distribution and the acquisition of Astrid Offest Corporation as if both transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998. The pro forma combined statements of income for the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997 give effect to the Distribution and the acquisitions of Astrid Offset Corporation and FMI Graphics, Inc., an individually insignificant company, in business combinations accounted for under the purchase method which have been completed during the fiscal year ending April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on May 1, 1996.

    The pro forma combined statement of income for the year ended April 26, 1997 includes the audited financial information of the Company for the year ended April 26, 1997 and the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The pro forma combined statement of income for the nine months ended January 24, 1998 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisitions for the nine months ended January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 includes the unaudited financial information of the Company and the Fiscal 1998 Purchase Acquisitions for the nine months ended January 25, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the seven companies acquired by the Company during the fiscal year ended April 26, 1997 in business combinations accounted for under the pooling-of-interests method of accounting.

    The historical financial statements of the Company also reflect an allocated portion of general and administrative costs incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to the Company using one of several factors, dependent on the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Interest costs have been allocated to the Company based upon the Company's average intercompany balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such periods.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of the Company's financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                           WORKFLOW MANAGEMENT, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                JANUARY 24, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              ASTRID                               PRO FORMA
                                             WORKFLOW         OFFSET       PRO FORMA               OFFERING     PRO FORMA
                                         MANAGEMENT, INC.   CORPORATION   ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS   COMBINED
                                         ----------------  -------------  -----------  ---------  -----------  -----------

                                                          ASSETS
Current assets:
  Cash and cash equivalents............     $      248       $     330     $    (578)(b) $         $  28,725(d)  $
                                                                                                     (28,725)(d)
  Accounts receivable, net.............         54,121           1,158                    55,279                   55,279
  Inventory............................         29,330             209                    29,539                   29,539
  Prepaid and other current assets.....          1,875              87                     1,962                    1,962
                                         ----------------  -------------  -----------  ---------  -----------  -----------
    Total current assets...............         85,574           1,784          (578)     86,780                   86,780

Property and equipment, net............         31,064           2,718                    33,782                   33,782
Notes receivable from employees........          3,643                                     3,643                    3,643
Intangible assets, net.................          2,203                        12,029(a)    14,232                  14,232
Other assets...........................          4,621              15                     4,636                    4,636
                                         ----------------  -------------  -----------  ---------  -----------  -----------
    Total assets.......................     $  127,105       $   4,517     $  11,451   $ 143,073   $            $ 143,073
                                         ----------------  -------------  -----------  ---------  -----------  -----------
                                         ----------------  -------------  -----------  ---------  -----------  -----------

                                           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term debt......................     $    4,939       $     640     $    (640)(b) $   4,939  $           $   4,939
  Short-term payable to U.S. Office
    Products...........................         17,658                       (17,658)(b)
  Accounts payable.....................         23,749             173                    23,922                   23,922
  Accrued compensation.................          4,004                                     4,004                    4,004
  Other accrued liabilities............          9,854             103                     9,957                    9,957
                                         ----------------  -------------  -----------  ---------  -----------  -----------
    Total current liabilities..........         60,204             916       (18,298)     42,822                   42,822

Long-term debt.........................          5,498           2,240        32,900(b)    40,638    (28,725)(d)     11,913
Long-term payable to U.S. Office
  Products.............................          1,905                        13,275(a)
                                                                             (15,180)(b)
Deferred income taxes..................          3,507             115                     3,622                    3,622
Other long-term liabilities............             12                                        12                       12
                                         ----------------  -------------  -----------  ---------  -----------  -----------
    Total liabilities..................         71,126           3,271        12,697      87,094     (28,725)      58,369
                                         ----------------  -------------  -----------  ---------  -----------  -----------

Stockholder's equity:
  Common stock.........................                                           15(c)        15          2(d)         17
  Additional paid-in-capital...........                                       47,711(c)    47,711     28,723(d)     76,434
  Divisional equity....................         47,726                       (47,726)(c)
  Cumulative translation adjustment....         (1,365)                                   (1,365)                  (1,365)
  Retained earnings....................          9,618                                     9,618                    9,618
  Equity in purchased company..........                          1,246        (1,246)(a)
                                         ----------------  -------------  -----------  ---------  -----------  -----------
    Total stockholder's equity.........         55,979           1,246        (1,246)     55,979      28,725       84,704
                                         ----------------  -------------  -----------  ---------  -----------  -----------
    Total liabilities and stockholder's
      equity...........................     $  127,105       $   4,517     $  11,451   $ 143,073   $            $ 143,073
                                         ----------------  -------------  -----------  ---------  -----------  -----------
                                         ----------------  -------------  -----------  ---------  -----------  -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                               ASTRID                                                   PRO FORMA
                             WORKFLOW          OFFSET            FMI          PRO FORMA                 OFFERING      PRO FORMA
                         MANAGEMENT, INC.    CORPORATION   GRAPHICS, INC.    ADJUSTMENTS   SUBTOTAL    ADJUSTMENTS    COMBINED
                         -----------------  -------------  ---------------  -------------  ---------  -------------  -----------
Revenues...............      $ 257,777        $   7,115       $   1,914       $  (2,846)(e) $ 263,960   $             $ 263,960
Cost of revenues.......        190,482            4,210           1,258          (2,846)(e)   193,104                   193,104
                              --------           ------          ------     -------------  ---------  -------------  -----------
    Gross profit.......         67,295            2,905             656                       70,856                     70,856

Selling, general and
  administrative
  expenses.............         52,918            1,364             499             (84)(f)    54,697                    54,697
Amortization expense...            165                                              233(h)       398                        398
                              --------           ------          ------     -------------  ---------  -------------  -----------
    Operating income...         14,212            1,541             157            (149)      15,761                     15,761
Other (income) expense:
  Interest expense.....          1,665               22               2           1,046(i)     2,735       (1,724)(l)      1,011
  Interest income......             (9)             (17)             (2)             28(i)
  Other income.........           (205)            (128)                                        (333)                      (333)
                              --------           ------          ------     -------------  ---------  -------------  -----------
Income (loss) before
  provision for income
  taxes................         12,761            1,664             157          (1,223)      13,359        1,724        15,083
Provision for income
  taxes................          5,212                                4             261(j)     5,477          707(j)      6,184
                              --------           ------          ------     -------------  ---------  -------------  -----------
Net income (loss)......      $   7,549        $   1,664       $     153       $  (1,484)   $   7,882    $   1,017     $   8,899
                              --------           ------          ------     -------------  ---------  -------------  -----------
                              --------           ------          ------     -------------  ---------  -------------  -----------
Weighted average shares
  outstanding:
    Basic..............         15,301                                                        14,625(k)                  17,125(m)
    Diluted............         15,625                                                        14,625(k)                  17,125(m)
Net income per share:
    Basic..............      $    0.49                                                     $    0.54                  $    0.52
                              --------                                                     ---------                 -----------
                              --------                                                     ---------                 -----------
    Diluted............      $    0.48                                                     $    0.54                  $    0.52
                              --------                                                     ---------                 -----------
                              --------                                                     ---------                 -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                                ASTRID                                                PRO FORMA
                              WORKFLOW          OFFSET            FMI         PRO FORMA               OFFERING     PRO FORMA
                          MANAGEMENT, INC.    CORPORATION   GRAPHICS, INC.   ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS   COMBINED
                          -----------------  -------------  ---------------  -----------  ---------  -----------  -----------
Revenues................      $ 239,751        $   7,056       $   6,835      $  (2,822)(e) $ 250,820  $           $ 250,820
Cost of revenues........        172,869            4,219           4,717         (2,822)(e)   178,983                178,983
                               --------           ------          ------     -----------  ---------  -----------  -----------
    Gross profit........         66,882            2,837           2,118                     71,837                   71,837

Selling, general and
  administrative
  expenses..............         51,590            1,469           2,086           (793)(f)    55,074                 55,074
                                                                                    722(g)
Amortization expense....            145                                             253(h)       398                     398
Non-recurring
  acquisition costs.....          2,902                                                       2,902                    2,902
                               --------           ------          ------     -----------  ---------  -----------  -----------
    Operating income....         12,245            1,368              32           (182)     13,463                   13,463

Other (income) expense:
  Interest expense......          3,910                               10         (1,185)(i)     2,735     (1,724)(l)      1,011
  Interest income.......            (21)             (27)            (11)            59(i)
  Other.................            610             (146)            (19)                       445                      445
                               --------           ------          ------     -----------  ---------  -----------  -----------
Income before provision
  for income taxes......          7,746            1,541              52            944      10,283       1,724       12,007
Provision for income
  taxes.................          2,249                                           1,967(j)     4,216        707(j)      4,923
                               --------           ------          ------     -----------  ---------  -----------  -----------
    Net income..........      $   5,497        $   1,541       $      52      $  (1,023)  $   6,067   $   1,017    $   7,084
                               --------           ------          ------     -----------  ---------  -----------  -----------
                               --------           ------          ------     -----------  ---------  -----------  -----------
Weighted average shares
  outstanding:
  Basic.................         11,464                                                      14,625(k)                17,125(m)
  Diluted...............         11,710                                                      14,625(k)                17,125(m)
Net income per share:
  Basic.................      $    0.48                                                   $    0.41                $    0.41
                               --------                                                   ---------               -----------
                               --------                                                   ---------               -----------
  Diluted...............      $    0.47                                                   $    0.41                $    0.41
                               --------                                                   ---------               -----------
                               --------                                                   ---------               -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                        ASTRID                                                  PRO FORMA
                                       WORKFLOW         OFFSET           FMI          PRO FORMA                 OFFERING
                                   MANAGEMENT, INC.    CORPORATE    GRAPHICS, INC    ADJUSTMENTS   SUBTOTAL    ADJUSTMENTS
                                   -----------------  -----------  ---------------  -------------  ---------  -------------
Revenues.........................      $ 327,381       $   9,963      $   8,976       $  (3,985)(e) $ 342,335   $
Cost of revenues.................        236,340           5,934          6,186          (3,985)(e)   244,475
                                        --------      -----------        ------     -------------  ---------  -------------
    Gross profit.................         91,041           4,029          2,790                       97,860

Selling, general and
  administrative expenses........         70,753           2,035          2,779          (1,058)(f)    75,038
                                                                                            529(g)
Amortization expense.............            196                                            334(h)       530
Non-recurring acquisition
  costs..........................          5,006                                                       5,006
                                        --------      -----------        ------     -------------  ---------  -------------
    Operating income.............         15,086           1,994             11             195       17,286

Other (income) expense:
  Interest expense...............          4,561                             10            (924)(i)     3,647      (2,299)(l)
  Interest income................            (25)            (36)           (15)             76(j)
  Other..........................            632            (209)           (15)                         408
                                        --------      -----------        ------     -------------  ---------  -------------
Income before provision for
  income taxes and extraordinary
  items..........................          9,918           2,239             31           1,043       13,231        2,299
Provision for income taxes.......          3,690                                          1,735(j)     5,425          943(j)
                                        --------      -----------        ------     -------------  ---------  -------------
Net income (loss)................      $   6,228       $   2,239      $      31       $    (692)   $   7,806    $   1,356
                                        --------      -----------        ------     -------------  ---------  -------------
                                        --------      -----------        ------     -------------  ---------  -------------
Weighted average shares
  outstanding:
    Basic........................         12,003                                                      14,625(k)
    Diluted......................         12,235                                                      14,625(k)
Income before extraordinary items
  per share:
    Basic........................      $    0.52                                                   $    0.53
                                        --------                                                   ---------
                                        --------                                                   ---------
    Diluted......................      $    0.51                                                   $    0.53
                                        --------                                                   ---------
                                        --------                                                   ---------


                                    PRO FORMA
                                    COMBINED
                                   -----------
Revenues.........................   $ 342,335
Cost of revenues.................     244,475
                                   -----------
    Gross profit.................      97,860
Selling, general and
  administrative expenses........      75,038

Amortization expense.............         530
Non-recurring acquisition
  costs..........................       5,006
                                   -----------
    Operating income.............      17,286
Other (income) expense:
  Interest expense...............       1,348
  Interest income................
  Other..........................         408
                                   -----------
Income before provision for
  income taxes and extraordinary
  items..........................      15,530
Provision for income taxes.......       6,368
                                   -----------
Net income (loss)................   $   9,162
                                   -----------
                                   -----------
Weighted average shares
  outstanding:
    Basic........................      17,125(m)
    Diluted......................      17,125(m)
Income before extraordinary items
  per share:
    Basic........................   $    0.54
                                   -----------
                                   -----------
    Diluted......................   $    0.54
                                   -----------
                                   -----------


       See accompanying notes to pro forma combined financial statements.

                           WORKFLOW MANAGEMENT, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect purchase price adjustments associated with the acquisition of Astrid Offset Corporation ("Astrid"). The acquisition of Astrid will be initially funded by U.S. Office Products, accordingly, an adjustment has been made to increase the long-term payable to U.S. Office Products by $13,275. The portion of the consideration assigned to goodwill ($12,029) in this transaction, which was accounted for under the purchase method, represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

    (b) Represents payment of debt of $33,478 due to U.S. Office Products through the use of $578 of cash and $32,900 in borrowings drawn from the Company's credit facility entered into concurrently with the Distribution as U.S. Office Products agreed to allocate only $45,577 of the total debt payable to U.S. Office Products by the Company ($4,939 and $40,638 in short-term and long-term debt, respectively) at the date of the Distribution.


    (c) Adjustment to reflect the reclassification of divisional equity to common stock and additional paid-in-capital as a result of the Workflow Distribution. The Workflow Distribution will result in the issuance of 14,625 shares of Common Stock.



    (d) Adjustment to reflect $28,725 of proceeds (net of expenses and underwriting discounts) from the sale of 2,500 shares of Common Stock as part of the Offering and the utilization of the proceeds to repay debt.


2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (e) Adjustment to reflect the elimination of revenues and cost of revenues on transactions between Astrid Offset and the Company.

    (f) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the foreseeable future and are not reasonably likely to affect operating performance.

    (g) Adjustment to reflect additional corporate overhead during the period prior to the formation of the Print Management division by U.S. Office Products as if the division had been formed on May 1, 1996.

    (h) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

    (i) Adjustment to reflect the increase/reduction in interest expense. Interest expense is being calculated on the debt outstanding at January 24, 1998 of $45,577 at a weighted average interest rate of approximately 8.0%. The adjustment also reflects a reduction in interest income to zero as the Company expects to use all available cash to repay debt rather than for investment purposes. Pro forma interest expense will fluctuate $21 on an annual basis for each 0.125% change in interest rates.

                           WORKFLOW MANAGEMENT, INC.

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED)
    (j) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 41%. The difference between the effective tax rate of 41% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill. This adjustment assumes that all companies were taxed at 41% regardless of how they were taxed prior to being acquired by the Company, including those companies that previously paid no taxes under subchapter S.


    (k) The weighted average shares outstanding used to calculate pro forma earnings per share of 14,625 is calculated based upon approximately 109,690 shares of U.S. Office Products common stock expected to be outstanding on the date of the Workflow Distribution divided by 7.5, which is the Distribution Ratio.


    (l) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds from the Offering of $28,725 to repay debt at an annual interest rate of 8.0%.


    (m) The weighted average shares outstanding used to calculate pro forma as adjusted earnings per share of 17,125 is based upon the 14,625 shares of common stock issued as a result of the Workflow Distribution and 2,500 shares issued in the Offering.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock. All of such expenses, except the Securities and Exchange Commission registration fee, are estimated:

SEC Registration Fee............................................................  $  14,750
NASD Fee........................................................................      5,500
The Nasdaq Stock Market Listing Fee.............................................     47,500
Blue Sky Fees and Expenses......................................................      5,000
Legal Fees and Expenses.........................................................    500,000
Accounting Fees and Expenses....................................................    500,000
Printing Fees and Expenses......................................................    350,000
Transfer Agent & Registration Fees and Expenses.................................     75,000
Miscellaneous...................................................................     12,250
                                                                                  ---------
      Total.....................................................................  $1,500,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Nine of the Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, I.E., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article Eight of the Certificate of Incorporation states that directors of Workflow Management will not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

    Article IV of the By-laws provides that Workflow Management shall indemnify its officers and directors (and those serving at the request of the Company as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Workflow Management, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorney's fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Workflow Management unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Unless the Board of Directors otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Workflow Management in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See index to exhibits.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Palm Beach, Florida, on June 8, 1998.


                                WORKFLOW MANAGEMENT, INC.

                                By:  /s/ THOMAS B. D'AGOSTINO
                                     -----------------------------------------
                                     Name: Thomas B. D'Agostino
                                     TITLE: CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Each person named below constitutes and appoints Thomas B. D'Agostino and Gus J. James, II as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-1, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

   /s/ THOMAS B. D'AGOSTINO     Chief Executive Officer
------------------------------    (Principal Executive         June 8, 1998
     Thomas B. D'Agostino         Officer) and Director

              *                 Chief Financial Officer
------------------------------    (Principal Financial and     June 8, 1998
       Steven R. Gibson           Accounting Officer)

              *
------------------------------  Director                       June 8, 1998
     Thomas A. Brown, Sr.

              *
------------------------------  Director                       June 8, 1998
       Gus J. James, II

              *
------------------------------  Director                       June 8, 1998
     Jonathan J. Ledecky

              *
------------------------------  Director                       June 8, 1998
       Timothy L. Tabor

              *
------------------------------  Director                       June 8, 1998
       F. Craig Wilson

* Thomas B. D'Agostino
 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                  DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------

1.1*        Underwriting Agreement

3.1**       Certificate of Incorporation

3.2**       Certificate of Amendment of Certificate of Incorporation

3.3**       By-laws

4.1**       Specimen certificate representing shares of Common Stock

5*          Opinion of Wilmer, Cutler & Pickering as to legality of securities being offered

8+          Tax opinion of Wilmer, Cutler & Pickering

10.1**      Form of Distribution Agreement among U.S. Office Products Company, Workflow Management, Inc., Paradigm
              Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

10.2**      Form of Tax Allocation Agreement among U.S. Office Products Company, Workflow Management, Inc.,
              Paradigm Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

10.3**      Form of Tax Indemnification Agreement among Workflow Management, Inc., Paradigm Concepts, Inc., TDOP,
              Inc. and School Specialty, Inc.

10.4**      Form of Employee Benefits Agreement among U.S. Office Products Company, Workflow Management, Inc.,
              Paradigm Concepts, Inc., TDOP, Inc. and School Specialty, Inc.

10.5**      Agreement dated as of January 24, 1997 between SFI Corp. and Thomas B. D'Agostino

10.6**      Agreement dated as of January 24, 1997 between Hano Document Printers, Inc. and Timothy L. Tabor

10.7**      Services Agreement dated as of January 13, 1998 between U.S. Office Products Company and Jonathan J.
              Ledecky

10.8*       Form of Credit Agreement

10.9**      Form of 1998 Stock Incentive Plan

10.10**     Form of Executive Employment Agreement

10.11*      Form of Employment Agreement between Workflow Management, Inc. and Jonathan J. Ledecky

10.12**     Employment Agreement between Workflow Management, Inc. and Steven R. Gibson

10.13**     Employment Agreement between Workflow Management, Inc. and Claudia S. Amlie

10.14*      Amendment to Services Agreement dated as of June 8, 1998 between U.S. Office Products Company and
              Jonathan J. Ledecky

10.15*      Form of License Agreement between Workflow Management, Inc. and U.S. Office Products Company for
              Imagenet technology.

21*         Subsidiaries of Registrant

23.1*       Consent of Wilmer, Cutler & Pickering contained in Exhibit 5 hereto

23.2*       Consent of Price Waterhouse LLP

23.3*       Consent of KPMG Peat Marwick LLP

23.4*       Consent of Hertz, Herson & Company LLP

EXHIBIT                                                  DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
23.5*       Consent of KPMG Peat Marwick LLP

23.6*       Consent of Price Waterhouse LLP

23.7**      Consent of Jonathan J. Ledecky to be named as a director

23.8**      Consent of Timothy L. Tabor to be named as a director

23.9**      Consent of Gus J. James, II to be named as a director

23.10**     Consent of Thomas A. Brown, Sr. to be named as a director

23.11*      Consent of Wilmer, Cutler & Pickering contained in Exhibit 8 hereto

24.1*       Power of Attorney (included on signature page in Part II)

27**        Financial data schedule

99.1**      Valuation and Qualifying Accounts and Reserves


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*   Filed herewith

**  Previously filed

*** To be filed by amendment


+ Incorporated by reference herein from Workflow Management's Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on February 19, 1998 (File No. 333-46535)